UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

THE RYLAND GROUP, INC.
(Name of Registrant as Specified In Its Charter)

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THE RYLAND GROUP, INC.

24025 Park Sorrento, Suite 400

Calabasas, California 91302

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

Notice is given that the Annual Meeting of Stockholders of The Ryland Group, Inc. (“Ryland”) will be held at The Ritz-Carlton, 4375 Admiralty Way, Marina del Rey, California, on April 29, 2009, at 8:00 a.m., local time, for the following purposes:

1.  To elect eight Directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify.

2.  To approve an Amendment to The Ryland Group, Inc. Articles of Incorporation to preserve the value of certain tax assets associated with net operating loss carryforwards under Section 382 of the Internal Revenue Code.

3.  To approve The Ryland Group, Inc. Shareholder Rights Plan designed to preserve the value of certain tax assets associated with net operating loss carryforwards under Section 382 of the Internal Revenue Code.

4.  To consider a proposal from The Nathan Cummings Foundation (a stockholder) requesting stockholder approval of a request that the Board of Directors adopt quantitative goals for reducing greenhouse gas emissions from Ryland’s products and operations.

5.  To consider a proposal from certain retirement systems and pension funds of the employees of the City of New York (stockholders) requesting stockholder approval of a request that the Board of Directors adopt a policy providing stockholders with the opportunity at each annual stockholder meeting to vote on an advisory resolution to ratify the compensation of the named executive officers in the Proxy Statement’s Summary Compensation Table.

6.  To consider a proposal from Amalgamated Bank LongView MidCap 400 Index Fund (a stockholder) requesting stockholder approval of a request that the Board of Directors adopt a policy covering future agreements for payments to senior executives in the event of a change of control, with any payments to be made only if an executive’s employment is terminated and with no accelerated vesting of unvested equity awards.

7.  To ratify the appointment of Ernst & Young LLP as Ryland’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

8.  To act upon other business properly brought before the meeting.

Stockholders of record at the close of business on February 17, 2009 are entitled to vote at the meeting or any adjournment thereof. Please date and sign the enclosed proxy and return it in the accompanying postage-paid return envelope. You may revoke your proxy at any time prior to its exercise by filing with the Secretary of Ryland a notice of revocation or a duly executed proxy bearing a later date. Your proxy may also be revoked by attending the meeting and voting in person.

By Order of the Board of Directors

TIMOTHY J. GECKLE
Secretary

March 12, 2009

PROXY STATEMENT

The enclosed proxy is being solicited by The Ryland Group, Inc. (“Ryland”) for use at the Annual Meeting of Stockholders on April 29, 2009. This Proxy Statement and proxy are first being distributed to stockholders on approximately March 12, 2009.  Ryland’s Annual Report to Stockholders for the year ended December 31, 2008, including financial statements and accompanying notes, is enclosed with this Proxy Statement. If a proxy is properly executed and received by Ryland prior to voting at the meeting, the shares represented by the proxy will be voted in accordance with the instructions contained on the proxy. In the absence of instructions, the shares will be voted FOR the management proposals and AGAINST the stockholder proposals set forth in this Proxy Statement. A proxy may be revoked by a stockholder at any time prior to its exercise by filing with the Secretary of Ryland a notice of revocation or a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and election to vote in person.

The election of Directors requires a plurality of the votes cast with a quorum present. For the election of Directors, abstentions and broker non-votes are not votes cast and have no effect on the plurality vote required.

The approval of an Amendment to The Ryland Group, Inc. Articles of Incorporation to preserve the value of certain tax assets associated with net operating loss carryforwards under Section 382 of the Internal Revenue Code requires the affirmative vote of a majority of Ryland’s outstanding shares of Common Stock entitled to vote at the meeting or any adjournment thereof. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

The approval of The Ryland Group, Inc. Shareholder Rights Plan, the stockholder proposals of The Nathan Cummings Foundation, retirement systems and pension funds of the employees of the City of New York and Amalgamated Bank LongView MidCap 400 Index Fund, and the ratification of Ernst & Young LLP as Ryland’s independent registered public accounting firm for the fiscal year ending December 31, 2009, require the affirmative vote of a majority of the votes cast in person or by proxy with a quorum present. Abstentions and broker non-votes will not be considered votes cast for the foregoing purposes.

Ryland will utilize the services of Georgeson Inc. in the solicitation of proxies for this Annual Meeting of Stockholders for a fee of $7,500, plus expenses. Ryland may also solicit proxies by mail, personal interview or telephone by officers and other management employees of Ryland, who will receive no additional compensation for their services. The cost of solicitation of proxies is borne by Ryland. Arrangements will be made by Ryland for the forwarding to beneficial owners, at Ryland’s expense, of soliciting materials by brokerage firms and others.

Only stockholders of record at the close of business on February 17, 2009 are entitled to vote at the meeting or any adjournment thereof. The only outstanding securities of Ryland entitled to vote at the meeting are shares of Common Stock. There were 42,872,897 shares of Common Stock outstanding as of the close of business on February 17, 2009. Ryland’s Common Stock does not have cumulative voting rights. Holders of Common Stock are entitled to one vote per share on all matters. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting.

Please read this important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on April 29, 2009.  This Proxy Statement and proxy as well as the Annual Report to Stockholders for the year ended December 31, 2008, are available at http://investor.shareholder.com/ryl/sec.cfm.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Directors listed below (eight in number) are nominated for election to hold office until the next Annual Meeting of Stockholders or until the election and qualification of their successors. The proxies solicited, unless directed to the contrary, will be voted FOR the eight Directors named below.

Management has no reason to believe that any nominee is unable or unwilling to serve as a Director; but if that should occur for any reason, the proxy holders reserve the right to vote for another person of their choice.

The Board is required under the Securities and Exchange Commission and New York Stock Exchange rules to affirmatively determine the independence of each Director and to disclose such determination in the Proxy Statement for each Annual Meeting of Stockholders. The Board has established Guidelines on Significant Corporate Governance Issues which require independent Directors to meet all elements of the New York Stock Exchange corporate governance standards.  These Guidelines are available on Ryland’s Web site at www.ryland.com and will be provided to stockholders upon request.  During 2008, Ryland purchased building materials and labor in a competitive bid process from Building Materials Holding Corporation (“BMHC”), a company in which Director Robert E. Mellor is the Chairman of the Board and Chief Executive Officer.  The purchases represented approximately 4.35 percent of BMHC’s revenues.  Based on the Board’s Guidelines and the New York Stock Exchange corporate governance standards, the Board, at its meeting held on February 25, 2009, has determined that all non-employee Directors except Mr. Mellor meet the definition of “independence.”

The nomination process for Directors is supervised by Ryland’s Nominating and Governance Committee.  The Committee seeks out appropriate candidates to serve as Directors of Ryland, and the Committee interviews and examines Director candidates and makes recommendations to the Board regarding candidate selection. Once the Committee has selected appropriate candidates for election as a Director, it presents the candidates to the full Board of Directors for election if the selection occurs during the course of the year, or for nomination if the Director is elected by the stockholders. Directors are nominated each year for election by the stockholders and are included in Ryland’s Proxy Statement.

Ryland’s Bylaws provide the procedure for stockholders to make Director nominations. A nominating stockholder must give appropriate notice to Ryland of the nomination not less than 75 days prior to the date of the Annual Meeting of Stockholders. If less than 100 days’ notice of the date of the Annual Meeting of Stockholders is given by Ryland, then Ryland must receive notice of the nomination not later than the close of business on the 10th day following the date Ryland first mailed the notice or made public disclosure of the meeting. The stockholders’ notice shall set forth, as to

(a)          each person whom the stockholder proposes to nominate for election as a Director:

•                  name, age, business address and residence address of the person,

•                  the principal occupation or employment of the person,

•                  the number of shares of Ryland stock which are beneficially owned, if any, by the person, and

•                  any other information relating to the person which is required to be disclosed in solicitations for proxies for the election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any successor act or regulation; and

(b)         the stockholder giving the notice:

•                  the name and record address of the stockholder, and

•                  the number of shares of Ryland stock which are beneficially owned by the stockholder.

Ryland may require any proposed nominee to furnish such other information as may be reasonably required by Ryland to determine the qualifications of such proposed nominee to serve as a Director of Ryland.

Name, Age and
Year in which
First Elected
a Director	Principal Occupation for Five Prior Years and Other Information
R. Chad Dreier	Chairman of the Board of Directors and Chief Executive Officer of Ryland (1)
61 (1993)

Leslie M. Frécon	Chief Executive Officer and Chairman of LFE Capital, LLC; and Director of Associated Packaging
55 (1998)	Technologies, Inc., M.A. Gedney Company, Inc., Avant Holdings, Inc. and Portero, Inc.

Roland A. Hernandez	Chairman of the Board of Directors and Chief Executive Officer of Telemundo Group, Inc. until 2000;
51 (2001)	and Director of Vail Resorts, Inc., MGM Mirage, Inc., Sony Corporation and Lehman Brothers, Inc.

William L. Jews	President and Chief Executive Officer of CareFirst Blue Cross Blue Shield until 2006; and Director of
57 (1995)	Choice Hotels International, Inc., Fortress International Group Inc. and Camden Learning Corporation

Ned Mansour	President of Mattel, Inc. until 2000; and Director of Blue Nile, Inc.
60 (2000)

Robert E. Mellor	Chairman of the Board of Directors and Chief Executive Officer of Building Materials Holding
65 (1999)	Corporation; and Director of Coeur d’Alene Mines Corporation

Norman J. Metcalfe	Director of The Tejon Ranch Company (real estate development) and Building Materials Holding
66 (2000)	Corporation

Charlotte St. Martin	Executive Director of the Broadway League since July 2006; and Executive Vice President of
63 (1996)	Loews Hotels until 2005

(1) Mr. Dreier will retire as Chief Executive Officer of Ryland on May 29, 2009 while continuing in his role as Chairman of the Board of Directors. Effective May 29, 2009, Larry T. Nicholson will be promoted to the position of Chief Executive Officer of Ryland adding to his role as President.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the knowledge of Ryland, the only beneficial owners of more than 5 percent of the outstanding shares of Common Stock, as of February 17, 2009, are:

	Amount and Nature
Name and Address	of Beneficial Ownership	Percent of Class
FMR LLC	6,378,270(1)	14.9%
82 Devonshire Street
Boston, MA 02109

Janus Capital Management LLC	4,499,271(2)	10.5%
151 Detroit Street
Denver, CO 80206

Barclays Global Investors, NA	3,037,280(3)	7.1%
400 Howard Street
San Francisco, CA 94105

State Street Bank and Trust Company	2,780,315(4)	6.5%
One Lincoln Street
Boston, MA 02111

Dimensional Fund Advisers LP	2,664,146(5)	6.2%
Palisades West
Building One
6300 Bee Cave Road
Austin, TX 78746

LMM LLC	2,343,470(6)	5.5%
Legg Mason Capital Management, Inc.
100 Light Street
Baltimore, MD 21202

(1)          Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on February 17, 2009, FMR LLC (“FMR”) has reported that it beneficially owns the number of shares indicated in the table above. FMR’s wholly-owned subsidiary, Fidelity Management and Research Company (“Fidelity”) beneficially owns 5,276,670 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Growth & Income Fund, amounted to 2,500,000 shares of Common Stock. Edward C. Johnson 3d, Chairman of FMR, and certain affiliated funds each has sole power to dispose of the shares owned by Fidelity, but none of these entities has sole voting power with respect to these shares (which power rests with the Boards of Trustees of various Fidelity funds). Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 1,098,900 shares of Common Stock in its role as investment manager. Mr. Johnson and FMR each has sole dispositive power over 1,098,900 shares and sole voting power over 982,000 shares owned by the accounts managed by PGATC. Fidelity International Limited, a related investment adviser, beneficially owns 2,700 shares of Common Stock.

(2)          Based on information contained in a Schedule 13G/A filed with the SEC on February 17, 2009, Janus Capital Management LLC has reported that it has sole power to direct the vote and disposition of all of the shares of Common Stock indicated above in its role as investment advisor to certain managed portfolios including INTECH Investment Management and Perkins Investment Management LLC. Janus Worldwide Fund, one of the managed portfolios to which Janus Capital provides investment advice, beneficially owns 3,255,000 shares of Common Stock.

(3)          Based on information contained in a Schedule 13G filed with the SEC on February 5, 2009. Barclays Global Investors, NA has sole dispositive power over 1,041,637 shares and sole voting power over 894,948 shares of Common Stock. Barclays Global Investors, Ltd. has sole dispositive power over 29,090 shares of Common Stock. Barclays Global Fund Advisors has sole dispositive power over 1,966,553 shares and sole voting power over 1,725,218 shares of Common Stock.

(4)          Based on information contained in a Schedule 13G filed with the SEC on February 13, 2009, all of these shares are owned with sole voting and shared dispositive power.

(5)          Based on information contained in a Schedule 13G filed with the SEC on February 9, 2009, all of these shares are owned with sole dispositive power and 2,602,017 of these shares are owned with sole voting power.

(6)          Based on information contained in a Schedule 13G/A filed with the SEC on February 17, 2009, jointly as a group, investment advisers LMM LLC (through the management of Legg Mason Opportunity Trust) and Legg Mason Capital Management, Inc. have shared power to direct the vote and disposition of 2,100,000 shares and 243,470 shares of Common Stock, respectively.

The following table sets forth, as of February 17, 2009, the number of shares of Ryland’s Common Stock beneficially owned by Ryland’s Directors, each of the executive officers named in the Summary Compensation Table, and by the Directors and executive officers as a group:

Number of Shares
Name of Beneficial Owner	Beneficially Owned (1)
R. Chad Dreier	496,932
Leslie M. Frécon	109,755
Roland A. Hernandez	74,627
William L. Jews	113,176
Ned Mansour	101,837
Robert E. Mellor	162,569(2)
Norman J. Metcalfe	180,837
Charlotte St. Martin	73,293
Larry T. Nicholson	145,276
Gordon A. Milne	266,634
Keith E. Bass	71,931
Daniel G. Schreiner	159,189
Directors and executive officers as a group (17 persons)	2,661,350

(1)   With the exception of Mr. Dreier, no other Director, nominee or executive officer beneficially owns more than 1 percent of Ryland’s outstanding Common Stock. Mr. Dreier beneficially owns 1.2 percent of Ryland’s outstanding Common Stock. Directors, nominees and executive officers as a group beneficially own 6.2 percent of Ryland’s outstanding Common Stock. All of the shares in the table are owned individually with sole voting and dispositive power.

        Includes shares subject to stock options which may be exercised within 60 days of February 17, 2009, as follows: Ms. Frécon, 90,000 shares; Mr. Hernandez, 60,000 shares; Mr. Jews, 100,000 shares; Mr. Mansour, 75,000 shares; Mr. Mellor, 128,000 shares; Mr. Metcalfe, 140,000 shares; Ms. St. Martin, 60,000 shares; Mr. Nicholson, 83,000 shares; Mr. Milne, 133,334 shares; Mr. Bass, 40,667 shares; Mr. Schreiner, 84,934 shares; and Directors and executive officers as a group, 1,388,230 shares.

        Includes shares represented by restricted stock units as follows: Mr. Dreier, 160,000 shares; Mr. Nicholson, 46,667 shares; Mr. Milne, 79,000 shares; Mr. Bass, 30,000 shares; Mr. Schreiner, 31,667 shares; and Directors and executive officers as a group, 480,002 shares.

        Includes shares of Common Stock which have been allocated to participants’ accounts under Ryland’s Retirement Savings Opportunity Plan as follows: Mr. Dreier, 2,932 shares; Mr. Nicholson, 576 shares; and Directors and executive officers as a group, 17,675 shares.

        Includes shares of Common Stock that have been allocated to the Directors’ deferred compensation plan accounts as follows: Mr. Hernandez, 6,863 shares; Mr. Mansour, 9,373 shares; and Mr. Metcalfe, 9,373 shares.

(2)   Does not include 2,000 shares of Common Stock owned by Mr. Mellor’s wife as to which he disclaims beneficial ownership.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

During 2008, the Board of Directors held six meetings. All incumbent Directors attended at least 75 percent of the meetings of the Board of Directors and of the committees of the Board of Directors on which they served during 2008. Directors are expected to attend the 2009 Annual Meeting of Stockholders and the entire Board was present at last year’s meeting. The Board of Directors of Ryland has Audit, Compensation, Finance and Nominating and Governance Committees. Each of the committees has adopted a charter, all of which are available either for viewing on Ryland’s Web site at www.ryland.com or upon request from the Corporate Secretary’s office by phone at 818-223-7500 or by writing to The Ryland Group, Inc., 24025 Park Sorrento, Suite 400, Calabasas, California 91302.

The Audit Committee of the Board of Directors was composed of Directors Frécon, Hernandez and Mansour. The Audit Committee reviews Ryland’s financial statements and reports, the audit services provided by Ryland’s independent public accountants and the reports of Ryland’s internal auditors. During 2008, four meetings of the Audit Committee were held.

The Finance Committee of the Board of Directors was composed of Directors Frécon, Hernandez, Mellor and Metcalfe. The Finance Committee reviews and monitors the financial plans and capital structure of Ryland. There were two meetings of the Finance Committee during 2008.

The Nominating and Governance Committee recommends to the Board of Directors candidates to fill vacancies on the Board, makes recommendations about the composition of the Board’s Committees, monitors the role and effectiveness of the Board and oversees the corporate governance process. Directors Jews, Mansour and St. Martin were the members of the Nominating and Governance Committee, which held three meetings during 2008. The Nominating and Governance Committee will consider nominees proposed by stockholders for election to the Board of Directors. Recommendations by stockholders should be forwarded to the Secretary of Ryland, and should identify the nominee by name and provide information about the nominee’s background and experience.

The Compensation Committee of the Board of Directors determines and approves Ryland’s compensation plans and the amount and form of compensation awarded and paid to executive officers and key employees of Ryland, including awards and distributions under Ryland’s compensation plans. Directors Jews, Metcalfe and St. Martin served as Compensation Committee members during 2008. The Compensation Committee members do not have interlocking relationships with compensation committees of other companies. During 2008, the Compensation Committee held four meetings. For information regarding Ryland’s processes and procedures for evaluating and determining executive and Director compensation, please refer to the “Compensation Discussion and Analysis” and the section entitled “Compensation Governance” on page 9 of this Proxy Statement.

As required by the rules of the New York Stock Exchange, the Board of Directors has held, and will continue to hold, regularly scheduled executive sessions of the non-management Directors. The non-management Lead Director, which is currently Mr. Jews, presides at these independent sessions.

The Board of Directors has adopted a Code of Ethics which is applicable to the Board of Directors, senior officers (including Ryland’s principal executive, financial and accounting officers) and employees of Ryland. Any waiver of the Code of Ethics for Directors or executive officers will be promptly disclosed to stockholders on Ryland’s Web site. The Board has also adopted a Policy for the Review of Transactions with Related Persons which governs all transactions with related parties, given the potential for real or perceived conflicts of interest. The Nominating and Governance Committee is responsible for implementing the policy, and reviews, approves or ratifies all transactions with related persons. The policy governs any transaction or series of transactions over $120,000 in which Ryland is or would be a participant, and in which any Director, executive officer or five percent stockholder of Ryland or members of their immediate families would have a direct or indirect material interest. The Code of Ethics and Policy for the Review of Transactions with Related Persons are available on Ryland’s Web site at www.ryland.com and will be provided to stockholders upon written request.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Ryland’s financial reporting process on behalf of the Board of Directors. The members of the Audit Committee are “independent” as defined in the listing standards of the New York Stock Exchange, which is the exchange on which Ryland’s Common Stock is listed. The Board of Directors has determined that Director Leslie M. Frécon, a member of the Audit Committee, is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board of Directors updated and approved the written charter for the Audit Committee at the February 25, 2009 Board meeting. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed and discussed with the independent registered public accounting firm, Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of Ryland’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, as well as the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The Committee discussed with Ryland’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. In addition, the Committee has discussed with the internal auditors and independent registered public accounting firm, with and without management present, the results of their examinations, their evaluations of Ryland’s internal controls, and the overall quality of Ryland’s financial reporting. The Committee received from the independent registered public accounting firm written disclosures regarding the auditors’ independence required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and the Committee discussed with the independent registered public accounting firm that firm’s independence and considered the compatibility of non-audit services with the auditors’ independence. The Committee discussed and assessed with management and Ernst & Young LLP, management’s report and Ernst & Young LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board of Directors approved the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC. The Committee also approved the selection of Ernst & Young LLP as Ryland’s independent registered public accounting firm for 2009. The Audit Committee noted that Ernst & Young LLP did not provide services subject to the category entitled “All Other Fees” set forth below, and concluded that Ernst & Young LLP’s independence was maintained.

For the fiscal years ended December 31, 2008 and 2007, professional services were performed by Ernst & Young LLP.

Total fees paid to Ernst & Young LLP aggregated $1,186,600 and $1,252,700 for the fiscal years ended December 31, 2008 and 2007, respectively, and were composed of the following:

Audit Fees: The aggregate fees billed for the audit of the financial statements for the fiscal years ended December 31, 2008 and 2007 were $1,062,500 and $1,142,500, respectively. The audit fees also include reviews of the financial statements included in Ryland’s Quarterly Reports on Form 10-Q, testing and evaluating internal controls over financial reporting, and assistance with and review of documents filed with the SEC.

Audit-Related Fees: The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2008 and 2007 were $83,000 and $107,000, respectively. These fees are for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of Ryland’s financial statements, including employee benefit plan audits, attest services that are not required by statute or regulation, internal control reviews and other financial accounting/reporting matters.

Tax Fees: The aggregate fees billed for tax services for the fiscal years ended December 31, 2008 and 2007 were $41,100 and $3,200, respectively. These fees relate to professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.

All Other Fees: No other fees were paid to Ernst & Young LLP in either fiscal year 2008 or fiscal year 2007.

The Audit Committee annually approves in advance each year’s engagement for audit services. The Committee also established procedures for pre-approval of all audit-related, tax and permitted non-audit services provided by and fees paid to Ernst & Young LLP. Fees for any of these services that will exceed the pre-approval fee limits or fees not contemplated by the original pre-approval must be separately approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. Any fees pre-approved in this manner are reported to the Audit Committee at its next scheduled meeting. All services and fees described above were pre-approved by the Audit Committee in fiscal year 2008.

Audit Committee of the Board of Directors

Leslie M. Frécon

Roland A. Hernandez

Ned Mansour

February 25, 2009

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth below as required by Item 402(b) of Regulation S-K promulgated under the Exchange Act. In reliance on the review and discussion referred to above, the Committee recommended to the Board of Directors, and the Board of Directors approved the inclusion of the Compensation Discussion and Analysis in the Proxy Statement for Ryland’s Annual Meeting of Stockholders to be held on April 29, 2009.

Compensation Committee of the Board of Directors

William L. Jews

Norman J. Metcalfe

Charlotte St. Martin

February 25, 2009

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

Annual and long-term compensation, equity awards and competitive benefits are the primary tools used by Ryland to attract, retain and motivate managers to deliver maximum performance in comparison to our competitors and enhance value to our stockholders. The quality and entrepreneurial culture fostered by Ryland in our management team helps assure the competitive edge we maintain in the marketplace. As a result, Ryland, through the leadership of the Compensation Committee of the Board of Directors, has developed and maintains a compensation program that rewards superior performance and seeks to encourage actions that drive our business strategy. Additionally, while taking into account the need for appropriate succession planning, we seek to maintain the continuity of our management team, and especially the continuity of our senior executive officers.

Compensation Governance

The Compensation Committee is composed of Directors Jews, Metcalfe and St. Martin, all of whom are considered “independent directors” under the New York Stock Exchange corporate governance standards and “outside directors” under Section 162(m) of the Internal Revenue Code (“Code”). This Committee has substantial business expertise and experience in overseeing our compensation programs and linking them to the objectives of our business.

The Compensation Committee is responsible for determining and approving Ryland’s compensation plans and programs. The Compensation Committee sets the amount and form of compensation awarded and paid to Ryland’s executive officers, managers and key employees, including establishing and approving awards and distributions under Ryland’s compensation plans and programs. The Committee is solely responsible for approving all compensation for the executive officers listed in the Summary Compensation Table, including that of Mr. Dreier, Ryland’s Chairman of the Board of Directors and Chief Executive Officer.

The Compensation Committee utilizes independent research provided by an external compensation consultant, the POE Group Inc., and comparative compensation data for similarly situated business organizations and Ryland’s peer group of national publicly-held homebuilders in order to perform its function and benchmark Ryland’s compensation plans and programs. Comparative compensation and benefit information for the Board of Directors, senior executives and managers is examined annually. A variety of external compensation sources and data are used, which include industry specific and general compensation surveys and compensation information extracted from our competitors’ proxy statements. The national homebuilder peer group companies we specifically track include: Beazer Homes USA, Inc., Centex Corporation, D.R. Horton, Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, Meritage Homes Corporation, M.D.C. Holdings, Inc., NVR, Inc., Pulte Homes, Inc., Standard Pacific Corp. and Toll Brothers, Inc. These companies were chosen for comparison due to their similarity to Ryland in marketplace and principal business, and because they are our competition in the hiring and retention of senior executives and managers.

Executive Compensation Philosophy

Ryland’s executive compensation philosophy, plans and programs are designed to support our overall business strategy, objectives and goals in order to maintain our position as a leader in the homebuilding industry and a leader in maximizing stockholder value. Our approach emphasizes performance-based compensation, which increases or decreases based upon our business results at the local and national level. This performance-based compensation includes equity based benefits and awards, such as stock option and restricted stock unit grants and awards. For Mr. Dreier, approximately 46 percent of 2008 total compensation was performance-based and 54 percent was fixed. Mr. Dreier’s performance-based compensation percentage declined in 2008 primarily because Ryland did not achieve the performance target associated with his restricted stock unit grant and, therefore, Mr. Dreier did not vest on March 1, 2008 in the grant of 40,000 restricted stock units together with the tax assistance related to this restricted stock unit award. For the other named executive officers, approximately 65.7 percent of 2008 average total compensation was performance-based and 34.3 percent was fixed.

The Compensation Committee annually reviews Ryland’s performance-based compensation payments that include annual bonus incentive payments and the TRG Incentive Plan awards. These payments have declined from previous years when Ryland was achieving record financial performance, reflecting a consistent use of performance-based compensation that varies based on Ryland’s financial performance and achievements as measured against specific goals. This program emphasizes maximizing Ryland’s financial performance while maintaining a variable compensation program that is tracking this performance in a responsible manner. For 2008, the annual bonus incentive payments (short-term performance compensation) reflect the achievement of Ryland’s targeted amount of net cash provided by operating activities during 2008. These payments confirm that Ryland’s variable compensation program is governed by the achievement of goals related to Ryland’s financial performance. The decrease in the TRG Incentive Plan awards for 2008 is reflective of the decline in Ryland’s return on equity in 2008. This long-term incentive program integrates this performance with the longer-term performance of Ryland.

We generally seek to maintain continuity in our compensation programs so that executives and managers are aware of the compensation plan targets and performance criteria and how our plans reward the achievement of and are governed by these targets and criteria. We modify our plans when comparative and competitive conditions dictate the need for a change. Our business strategy supports simple, straightforward compensation programs and plan designs. Our plans generally have performance measures that are easily communicated and understood by all participants, including our senior executive officers and managers. Our performance measures are directly tied to the performance of our business and financial results. These performance measures are discussed and detailed below.

Previously, we proposed, and stockholders approved, the ability to use performance measures based on net cash provided by operating activities to determine performance-based compensation. Targeted cash generation is an important performance measurement given the current economic environment and our need to manage Ryland conservatively with a view to preserving our cash resources.

Base Salary

Each year the Compensation Committee reviews salary recommendations for the executive officers. Base salary levels are generally targeted at or slightly below the average of our industry benchmarks. Base salary, which is a fixed element of total pay, is not emphasized in our total compensation program because of our performance-based compensation philosophy. Base salaries are a necessary part of our compensation program and provide executives with a fixed portion of pay that is not performance-based. Our goal is to provide modest, yet competitive, base pay levels in comparison with our homebuilding peer group. Pursuant to his Employment Agreement, Mr. Dreier’s base salary has not increased since 2002. Between July 2007 and December 2008, the base salaries of Ryland’s executive officers were not adjusted or increased except for Mr. Milne who received a salary increase of 16.7 percent in October 2008 as part of the adjustment of his compensation program based on a competitive analysis of the compensation programs for similarly situated CFOs. Additionally, Mr. Nicholson’s base salary was increased 25 percent to $750,000 in October 2008 as a result of his promotion to President of Ryland. The other executive officers of Ryland received annual salary increases of approximately 3 percent in December 2008 consistent with the projected salary increases for Ryland’s general employee population.

Annual Bonus Incentives

Annual bonus incentives for executives and managers are intended to reward participants for Ryland’s annual financial performance. Historically, annual bonus incentives for all participants were driven by pre-tax income earned at either the Corporate, Region or Division level of Ryland.  The level (Corporate, Region or Division) applicable to participants is determined by their position and level of responsibility within the organization. For 2008, the Compensation Committee used a targeted amount of net cash provided by operating activities as a factor to determine annual bonus incentive payments. Based on his Employment Agreement, Mr. Dreier has a contractual right to an annual bonus payment set at 2 percent of Ryland’s consolidated earnings before taxes adjusted to eliminate the effect of bonus compensation. Historically, the annual bonus payment of Ryland’s CFO, Mr. Milne, was set at 0.3 percent of Ryland’s adjusted consolidated earnings before taxes. For 2007, Messrs. Dreier and Milne did not receive an annual bonus payment due to the decrease in Ryland’s pre-tax income and the loss related to inventory impairments during 2007. Because Mr. Nicholson was promoted in July 2007 from President of the Southeast Region to COO, to compensate him for the annual bonus payment he would have received in 2007 as President of the Southeast Region, he received a minimum bonus of $500,000 for 2007.

In February 2008, the Compensation Committee approved amendments to Ryland’s Senior Executive Performance Plan (the “SEPP”) to add performance targets related to net cash provided by operating activities, which is considered to be a key financial performance metric. The Compensation Committee approved performance targets based on net cash provided by operating activities pursuant to the revised SEPP for the senior executives’ 2008 annual bonus incentive programs, contingent upon stockholder approval of the amended SEPP. On April 23, 2008, the stockholders of Ryland approved the revised SEPP at Ryland’s Annual Meeting of Stockholders.

Pursuant to the SEPP, the annual bonus incentive program for Messrs. Dreier, Nicholson and Milne for 2008 provided that if Ryland earned adjusted consolidated earnings before taxes greater than $125 million, they receive an annual bonus incentive payment that is calculated based on annual earnings and profitability. If for 2008, Ryland’s earned adjusted consolidated earnings before taxes were less than $125 million, Messrs. Dreier, Nicholson and Milne had their annual bonus incentive payment determined based upon Ryland’s net cash provided by operating activities as contained within Ryland’s Consolidated Statements of Cash Flows. If Ryland generated $100 million or greater of net cash provided by operating activities in 2008, Messrs. Dreier, Nicholson and Milne had the opportunity to receive the following maximum annual bonus incentive payments:

Maximum Annual Bonus
Incentive Payment Opportunity
R. Chad Dreier – Chairman of the Board of Directors and Chief Executive Officer	$2,500,000
Larry T. Nicholson – President and Chief Operating Officer	$950,000
Gordon A. Milne – Executive Vice President and Chief Financial Officer	$350,000

Ryland’s financial results for 2008 resulted in adjusted consolidated earnings before taxes that were less than $125 million while net cash provided by operating activities was greater than $100 million. Accordingly, Messrs. Dreier, Nicholson and Milne earned the maximum annual bonus incentive payment opportunity set forth above.

In April 2008, Mr. Bass was promoted to President of the consolidated South Region of Ryland, which included the former Southeast and Texas Regions. Pursuant to Mr. Bass’s annual bonus incentive program as President of the South Region, if the South Region earned adjusted consolidated earnings before taxes of $30 million or greater in 2008, Mr. Bass’s annual bonus incentive payment was 1.5 percent of the South Region’s adjusted consolidated pre-tax income. If for 2008, the South Region earned adjusted consolidated earnings before taxes that were less than $30 million, Mr. Bass’s annual bonus incentive payment was determined by the net cash provided by operating activities generated by the South Region homebuilding operation. If the South Region generated greater than $30 million of net cash provided by operating activities in 2008, Mr. Bass was eligible to receive a maximum annual bonus incentive payment of $400,000. The South Region’s adjusted consolidated earnings before taxes were less than $30 million, but it generated greater than $30 million of net cash provided by operating activities in 2008. Accordingly, Mr. Bass earned the maximum annual bonus incentive payment opportunity of $400,000.

Mr. Schreiner, President of Ryland Mortgage Company, received an annual bonus incentive payment of 3 percent of the adjusted consolidated pre-tax income of Ryland Mortgage Company, which resulted in an annual bonus incentive payment of $719,869 for 2008.

For the named executive officers, the Compensation Committee will use net cash provided by operating activities as the financial performance measure for determining annual bonus incentive payments for 2009.

Long-Term Incentives

Ryland uses two long-term incentive compensation vehicles for its executive compensation program. We employ a long-term compensation component to balance the short-term payment of compensation to management. These long-term incentive compensation programs also encourage the retention and stability of Ryland’s team of executive officers and senior managers.

The first long-term incentive compensation program consists of equity grants of stock options and restricted stock units. Equity incentive awards align executives and managers directly with stockholder interests. Ryland’s second long-term incentive compensation program for executive officers and senior managers is a long-term cash payment plan, referred to as the TRG Incentive Plan. The TRG Incentive Plan rewards participants based upon a comparison of Ryland’s three-year average return on equity in relation to other companies within the Fortune 500 and Ryland’s homebuilding industry peer group. A three-year average return on equity measure of performance is used for TRG Incentive Plan awards so that all participants have a common goal based upon the long-term performance of Ryland overall. Retention of executive talent is accomplished by a three-year pro-rated vesting period or a one-year vesting period plus performance criteria established by the Compensation Committee for the equity incentive plan and a three-year vesting period for the TRG Incentive Plan.

Equity Incentive Plan

Common Stock-based awards are viewed as an important component of total executive pay, aligning compensation with increasing stockholder value and, thus, providing an important benefit to stockholders. Over the years, we have used both stock options and restricted stock units to compensate executives and to link the interests of Ryland’s management to its stockholders. Generally, within compensation programs, stock options are viewed as a cost-effective method for providing equity-based long-term incentive compensation to senior executives. Additionally, restricted stock units are awarded to senior executives because restricted stock units deliver greater compensation per share. The greater value derived through restricted stock units has allowed Ryland to utilize fewer shares in providing awards pursuant to its equity incentive plan.

Equity awards in the form of restricted stock units were provided to Mr. Dreier pursuant to his Employment Agreement subject to the terms and conditions of Ryland’s equity incentive plan. As of December 31, 2008, the outstanding grant of 80,000 restricted stock units under Mr. Dreier’s Employment Agreement was subject to annual vesting in two installments of 40,000 units each on March 1, 2009 and March 1, 2010. Pursuant to the terms and conditions of his Employment Agreement, the vesting of these restricted stock unit grants is conditioned on the achievement of a target return on equity by Ryland as discussed further in the section entitled “Restricted Stock Unit Grants” under “Discussion of Compensation Agreements and Plans” on page 24 of this Proxy Statement. Because Ryland did not achieve the targeted return on equity during the fiscal year ended December 31, 2008, Mr. Dreier did not vest in the installment of 40,000 restricted stock units on March 1, 2009 and this vesting of the restricted stock unit award was forfeited by Mr. Dreier. In connection with Mr. Dreier’s retirement from Ryland, the Company amended his Employment Agreement. As a result of this amendment, Mr. Dreier will forfeit the remaining award of 40,000 restricted stock units effective May 29, 2009.

Each year the Compensation Committee reviews and approves proposed grants of awards for all equity incentive plan participants. In February 2008, the Compensation Committee approved amendments to the Performance Award Program to add a performance target related to net cash provided by operating activities. This performance factor was incorporated into the 2008 Equity Incentive Plan and the Performance Award Program approved by stockholders at the Annual Meeting of Stockholders on April 23, 2008. As a result, the Compensation Committee approved equity incentive awards in the form of restricted stock unit grants to the Company’s executive officers pursuant to the Performance Award Program. Mr. Dreier received a grant of 80,000 restricted stock units on May 1, 2008. The vesting of this grant on May 1, 2009 was conditioned on Ryland generating $100 million or greater of net cash provided by operating activities in 2008. Given that Ryland generated greater than $100 million of net cash provided by operating activities in 2008, Mr. Dreier will vest in and receive his restricted stock unit grant of 80,000 shares of Common Stock on May 1, 2009. Mr. Dreier’s restricted stock unit award includes an amount equal to the federal and state income and Medicare taxes that are payable in connection with the vesting and receipt of the shares of Common Stock associated with this award.

Subject to the terms and conditions of the Company’s equity incentive plan, the named executive officers identified below received the following grants of restricted stock units on May 1, 2008 subject to annual vesting in three equal installments, one-third of the total grant each year, beginning on May 1, 2009, and subject to the executive officers’ continued employment on the vesting date:

Restricted Stock Unit Grant
Larry T. Nicholson – President and Chief Operating Officer	42,000
Gordon A. Milne – Executive Vice President and Chief Financial Officer	42,000
Keith E. Bass – President, South Region, Ryland Homes	30,000
Daniel G. Schreiner – President, Ryland Mortgage Company	28,000

The vesting of the restricted stock unit grant was conditioned on Ryland generating a targeted amount of net cash provided by operating activities for 2008 as contained within Ryland’s Consolidated Statements of Cash Flows. If Ryland generated $100 million or greater of net cash provided by operating activities in 2008, the executive officers became initially vested in their restricted stock unit grant subject to the three-year vesting period and continued employment by the Executive on the applicable vesting date. Given that Ryland generated greater than $100 million of net cash provided by operating activities in 2008, each of the executive officers vested in the right to receive their restricted stock unit grant subject to continued employment with Ryland over the three-year vesting period.

In September 2008, in connection with the promotion of Mr. Nicholson to the position of President of Ryland, the Board of Directors approved a stock option grant to purchase 100,000 shares of Common Stock of Ryland at an exercise price of $27.38 per share, which was the closing market price of Ryland’s Common Stock on October 1, 2008, the grant date for this award. This stock option award has a five-year term and vests over a three-year period. Additionally, in September 2008, the Board of Directors approved a grant of 30,000 restricted stock units to Mr. Milne as part of an adjustment to his compensation program. This restricted stock unit award, granted to Mr. Milne on November 1, 2008, is not subject to the satisfaction of a performance target.  However, the award is subject to vesting in three equal annual installments of 10,000 units each conditioned on Mr. Milne’s continued employment on each vesting date.

TRG Incentive Plan

The TRG Incentive Plan provides cash awards based on a comparison of Ryland’s three-year return on equity to companies within the Fortune 500 as well as to large public homebuilders like Ryland. This plan complements Ryland’s long-term equity-based plan by offering compensation that is measured by Ryland’s financial performance as related to stockholders’ equity.

All participants in the TRG Incentive Plan are rewarded according to the same determinative reward criteria established by the Compensation Committee, which is based on the comparative return on equity performance for Ryland as a whole. This is important when considering that the short-term annual bonus incentive plan measures payouts based on either Corporate, Region or Division annual profitability or cash flow. Retention of participants in the TRG Incentive Plan is accomplished by having payments vest ratably over a three-year period. All participants are at risk of forfeiting some or all of their potential award payout if they leave Ryland during the three-year vesting period. The delayed vesting of these payments is intended to enhance the retention of the executive officers and senior managers of Ryland.

The TRG Incentive Plan has a minimum payout threshold that must be achieved before any awards are given to participants. This minimum payout threshold is based on the achievement of 75 percent of the return on equity target established by the Compensation Committee. The TRG Incentive Plan also has a maximum award payment set at 300 percent of target performance. The return on equity target compares Ryland’s three-year average return on equity against the three-year average of two different external metrics. The first external comparison metric, which accounts for half of the potential award, compares Ryland’s three-year average return on equity to the median return on equity of the Fortune 500 over a three-year period. This provides a comparison to the broader business community. The second external comparison metric, which accounts for the remainder of the potential award, compares Ryland’s three-year average return on equity to the average return on equity of 10 comparable public homebuilding companies over a three-year period. The comparison companies (Beazer Homes USA, Inc., D.R. Horton, Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, Meritage Homes Corporation, M.D.C. Holdings,

Inc., Pulte Homes, Inc., Standard Pacific Corp. and Toll Brothers, Inc.) were selected for their similarity to Ryland in size and principal business, as well as the availability of pertinent annual financial results.

Target awards are based on a percentage of base salary. Mr. Dreier has an award target of 150 percent of base salary. The other named executives have award targets ranging from 80 percent to 125 percent of base salary.

Retirement

Ryland provides plans to meet the retirement needs of its executives. Retirement plans are an important part of our program design because we seek to provide executives with the ability to plan for their future while keeping them focused on the present success of Ryland.

All employees and officers may participate in Ryland’s Retirement Savings Opportunity Plan (“RSOP”). This plan is a 401(k) qualified retirement savings plan. Participants may contribute one percent to 50 percent of their salary and bonus. These contributions can then be directed into a variety of investments under the RSOP. Ryland provides matching contributions to the RSOP for 100 percent of a participant’s contributions up to 6 percent of a participant’s eligible compensation. Certain participants can be adversely affected by statutory limitations inherent in qualified plans because the IRS places limits on maximum annual deferrals, which for Ryland’s plan, equaled $13,800 for these participants in 2008.  As a result, these participants cannot fully participate in this retirement savings plan and receive the full amount of the available matching contribution by Ryland under the RSOP.

The Executive and Director Deferred Compensation Plan II (“EDDCP II”) is a nonqualified deferred compensation plan that allows participants to defer the receipt of additional income and receive the additional matching contributions by Ryland restricted by the RSOP. In January 2005, Ryland adopted the EDDCP II in order to comply with the requirements of Section 409A of the Code, as added by the American Jobs Creation Act of 2004, and the Treasury regulations or other authoritative guidance issued thereunder. Funds contributed to the EDDCP II are directed by participants into a variety of investment funds available under the plan. Matching contributions by Ryland to the RSOP and EDDCP II vest one-third at the end of each of the participant’s first three years of service.

Certain of Ryland’s executive officers, except Mr. Dreier, are provided with a supplemental executive retirement plan to supplement the executives’ retirement planning under the RSOP and EDDCP II. This plan provides participants with the opportunity to receive either a payment of $150,000 annually for 15 years or a lump sum payment equal to the present value of these payments using an 8 percent discount rate, at the participant’s option. Participants vest in this benefit ratably in 20 percent increments over a five-year period of participation in the plan.

Mr. Dreier participates in two separate supplemental executive retirement plans. Effective July 1, 2002, Ryland and Mr. Dreier entered into a Supplemental Executive Retirement Plan (“SERP”), and, effective January 1, 2005, Ryland and Mr. Dreier entered into a Supplemental Executive Retirement Plan II (“SERP II”) in connection with the amendment of Mr. Dreier’s Employment Agreement in 2005. On February 25, 2009, Ryland announced that Mr. Dreier will retire as Chief Executive Officer of Ryland on May 29, 2009 while continuing in his role as Chairman of the Board of Directors. In connection with his retirement, Mr. Dreier will receive lump sum payments of his vested benefits under the SERP and SERP II in the amount of $8,217,100 on May 29, 2009, and in the amount of $16,434,199 on November 30, 2009, the date that is six months after his retirement date.

Policy Regarding Extraordinary Retirement Benefits for Senior Executives

In response to a proposal approved by stockholders at the 2006 Annual Meeting of Stockholders, the Board of Directors adopted the following policy on December 6, 2006:

The Company, after the Effective Date of this Policy, will not, without seeking stockholder approval, agree with any Senior Executive:

•                         To provide, under any one or more defined benefit Retirement Plans of the Company, an annual benefit that will exceed one hundred percent (100%) of the Senior Executive’s Final Average Salary; or

•                         To grant service credit or vesting credit (or accelerate vesting) under any defined benefit Retirement Plan for any period of time that the Senior Executive was not actually employed by the Company or any subsidiary or affiliate of the Company for purposes of determining the Senior Executive’s retirement benefits.

For purposes of this Policy, the following terms shall have the following meanings:

“Final Average Salary” means the average of the highest five calendar years’ salaries of the Senior Executive.

“Retirement Plan” means any pension benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, of the Company, regardless of whether such plan is a tax-qualified plan or a nonqualified plan.

“Senior Executive” means a person who is an officer of the Company or a subsidiary who is required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.

In the event that the Board or Compensation Committee determines that the circumstances of a future agreement with a Senior Executive warrant extraordinary retirement benefits, service or vesting credits, or vesting acceleration in excess of that which is permitted under this Policy (the “Limits”), and the Board determines that it is impractical to submit the matter to a stockholder vote in a timely fashion, then in such event the Board may elect to seek stockholder approval after the parties have mutually agreed to the material terms of the relevant future agreement, provided that the payment of any retirement benefits in excess of the Limits under such agreement is conditioned on subsequent stockholder ratification. The Board may amend or terminate this Policy at any time if it determines in its sole discretion that such action would be in the best interests of the Company, provided that any such action shall be promptly disclosed on the Company’s Web site.

Personal Health and Services Allowance

Executive officers and senior managers are entitled to a Personal Health and Services Allowance (“PHSA”) provided as a percent of their base salary. The PHSA is intended as a means to motivate participants to monitor their physical health and financial stability by incentivizing them to receive an annual medical examination and to have a professional review of their personal finances and tax preparation. This program also communicates Ryland’s interest and concern for the well being of its management, in keeping with the overall goals and philosophy of Ryland’s executive compensation and benefit program. Participants are provided specific medical examination requirements and must maintain proof of their annual medical examination and tax return preparation.  Beyond these two requirements, participants may use the PHSA based on their individual needs.

Mr. Dreier is provided 8 percent of his base salary annually as a PHSA, and other executive officers, including the named executive officers, are provided 7 percent of their base salary annually as a PHSA.

Change of Control Provisions

Mr. Dreier’s Employment Agreement and the Senior Executive Severance Agreements for executive officers other than Mr. Dreier have change of control provisions that are intended to align management with stockholders’ interests by enhancing top management stability in the event of a merger or acquisition. Mr. Dreier is entitled to certain payments and benefits upon a “change of control” of Ryland. The payments and benefits for the other executive officers become payable upon the termination of their employment by Ryland without “cause” or by the officer with “good reason” in accordance with the terms of the agreement, provided that either of these events occurs within a “change of control period.” The “change of control period” begins on the date Ryland becomes aware of or enters into discussions that could involve a change of control and ends on the earlier of two years after the date of a change of control or on the date on which a proposed change of control is no longer discussed or proposed to occur.

The Compensation Committee determined that the benefits payable to Mr. Dreier are effective and payable as of the date of a “change of control” of Ryland. The Compensation Committee concluded that a “single trigger” for Mr. Dreier was appropriate because of his position as Chief Executive Officer of Ryland and the likelihood that a change of control would materially alter his position at Ryland. A further discussion of the terms of the change of control provisions and the benefits that they provide to the officers is set forth in the section entitled “Potential Payments Upon Termination or Change of Control” on pages 32 through 35 of this Proxy Statement.

Policy Regarding Stockholder Approval of Severance Agreements

In response to a second proposal approved by stockholders at the 2006 Annual Meeting of Stockholders, the Board of Directors adopted the following policy on December 6, 2006:

The Company, after the Effective Date of this Policy, will not enter into a Future Severance Agreement with a Senior Executive that provides for Benefits in an amount exceeding the Severance Benefits Limitation, unless such Future Severance Agreement is approved by a vote of the Company’s stockholders.

For purposes of this Policy, the following terms shall have the following meanings:

“Annual Compensation” means the sum of the annual base salary paid or earned and annual bonus paid or earned, even though paid in a subsequent year, by the Senior Executive and all amounts credited to the Senior Executive, vested and unvested, under any incentive compensation or other benefit or compensation plans in which the Senior Executive participates during a calendar year. In the event the Senior Executive has not been employed by the Company for a complete calendar year, the determination of Annual Compensation shall involve a pro forma projection of annual base salary, annual bonus and amounts that are projected to be credited, vested and unvested, under any incentive compensation or other benefit or compensation plan in which the Senior Executive participates.

“Benefits” means: (i) severance amounts payable in cash to a Senior Executive (including cash amounts payable for the uncompleted portion of an employment term under an agreement), and (ii) special benefits or perquisites provided to a Senior Executive at the time of such Senior Executive’s termination of employment for any reason other than death. The term “Benefits” includes both lump-sum payments and the estimated present value of any periodic payments made, or special benefits or perquisites provided, following and as a result of the termination of such Senior Executive’s employment.

Notwithstanding the foregoing, the term “Benefits” does not include:

(a)            the value of any accelerated vesting of any then-outstanding equity-based award;

(b)           the value of any accelerated vesting of any then-outstanding cash-based incentive award;

(c)            compensation and benefits earned, accrued or otherwise provided, including, without limitation, vacation pay, pro rata bonuses, and deferred compensation accounts, for services rendered through the date of termination of employment (other than any such compensation or benefits awarded at the time and as a result of the Senior Executive’s termination of employment);

(d)           payments, including tax gross-ups, related to offsetting the Senior Executive’s excise taxes under Sections 409A or 4999 of the Internal Revenue Code (the “Code”), as amended from time to time;

(e)            any post-termination retirement and other benefits, special benefits or perquisites provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Senior Executives or which are provided consistent with the Company’s Policy Regarding Extraordinary Retirement Benefits for Senior Executives;

(f)              payments, including tax gross-ups, made with respect to relocation assistance and outplacement services; and

(g)           payments and other benefits that also would become payable or are otherwise provided on account of the Senior Executive’s disability or death.

“Future Severance Agreement” means an employment agreement between the Company (or one of its subsidiaries) and a Senior Executive pursuant to which the Senior Executive renders services to the Company (or one of its subsidiaries) as an employee (and not as a consultant or other independent contractor) or a severance agreement between the Company (or one of its subsidiaries) and a Senior Executive related to the termination of employment of the Senior Executive with the Company (or one of its subsidiaries), in either case, entered into on or after the Effective Date (as defined herein) of this Policy, and includes any material modification to increase the formula for determining severance Benefits under any existing agreement with a Senior Executive that is in effect as of the Effective Date.

“Senior Executive” means a person who is or becomes at the time of execution of a Future Severance Agreement an officer of the Company or a subsidiary who is required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.

“Severance Benefits Limitation” means 2.99 times the Senior Executive’s highest Annual Compensation for any of the three (3) calendar years immediately preceding the date of termination of employment. For purposes of the preceding sentence, the amount of annual bonus and all amounts credited to the Senior Executive, vested or unvested, under any incentive compensation or other benefit or compensation plans in which the Senior Executive participates shall be determined without regard to whether such amount is currently payable or is or was paid or deferred and without regard to the form of payment (e.g., in cash, equity or other property).

This Policy shall not cover (i) any agreement for future services to be rendered to the Company in a capacity other than as an employee (e.g., consulting or director agreements), or (ii) any agreement to refrain from certain conduct (e.g., covenants not to compete).

The Board delegates to the Compensation Committee full authority to make determinations regarding the interpretation of the provisions of this Policy, in its sole discretion, including, without limitation, the determination of the value of any non-cash items, as well as the present value of any cash or non-cash benefits payable over a period of time.

Due to timing constraints or other reasons, the Board may determine that it would be in the best interests of the Company to enter into a Future Severance Agreement with a Senior Executive that exceeds the Severance Benefits Limitation. In this situation, the Board may elect to seek stockholder approval after the material terms of such an agreement have been agreed upon, provided that the payment of any Benefits in excess of the foregoing limits is contingent upon subsequent stockholder ratification. The Board may amend, waive or cancel this Policy at any time if it determines in its sole discretion that such action would be in the best interests of the Company, provided that any such action shall be promptly disclosed on the Company’s Web site.

Policy with Respect to the $1 Million Deduction Limit

It is the policy of the Compensation Committee to periodically evaluate the qualification of compensation for exclusion from the $1 million limitation on corporate tax deductions under Section 162(m) of the Code, as well as other sections of the Code, while maintaining flexibility to take actions with respect to compensation which it deems to be in the interest of Ryland and its stockholders which may not qualify for tax deductibility. Ryland’s stockholders previously approved the Senior Executive Performance Plan, the TRG Incentive Plan, as amended, and the Performance Award Program under the Equity Incentive Plan to comply with the requirements of Section 162(m) of the Code. Compliance with Section 162(m) of the Internal Revenue Code results in the tax deductibility of related compensation expense.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation		Change in Pension Value (10)	All Other Compensation (11)	Total
R. Chad Dreier — Chairman of the Board	2008	$1,000,000	$800,000	—	$2,500,000	(4)	$4,664,500	$256,553	$10,957,725
of Directors and Chief Executive Officer					$1,736,672	(5)
of The Ryland Group, Inc.	2007	$1,000,000	$1,979,640	—	$0	(6)	$4,086,509	$5,029,448	$14,523,355
					$2,427,758	(7)
	2006	$1,000,000	$5,141,800	—	$11,795,846	(8)	$3,568,553	$7,002,661	$31,872,731
					$3,363,871	(9)

Larry T. Nicholson — President	2008	$633,461	$340,419	$485,296	$950,000	(4)	$180,453	$445,459	$3,826,635
and Chief Operating Officer of					$791,547	(5)
The Ryland Group, Inc.	2007	$441,635	$273,681	$232,698	$500,000	(6)	$168,069	$1,679,612	$4,030,527
					$734,832	(7)
	2006	$295,000	$387,764	$50,115	$3,205,815	(8)	$147,987	$216,086	$4,951,337
					$648,570	(9)

Gordon A. Milne — Executive Vice	2008	$622,308	$451,284	$173,316	$350,000	(4)	$266,936	$111,263	$2,753,101
President and Chief Financial Officer of					$777,994	(5)
The Ryland Group, Inc.	2007	$538,462	$410,536	$149,303	$0	(6)	$249,363	$213,045	$2,511,355
					$950,646	(7)
	2006	$500,000	$581,662	$214,779	$1,769,377	(8)	$220,304	$247,170	$4,758,054
					$1,224,762	(9)

Keith E. Bass — Senior Vice President	2008	$332,692	$133,333	$250,974	$400,000	(4)	—	$408,034	$1,816,848
of The Ryland Group, Inc.; President of					$291,815	(5)
the South Region of Ryland Homes (1)	2007	$231,058	—	$254,986	$765,930	(6)	—	$612,593	$2,141,353
					$276,786	(7)

Daniel G. Schreiner — Senior Vice	2008	$300,000	$245,258	$108,323	$719,869	(4)	$177,871	$67,270	$1,931,192
President of The Ryland Group, Inc.;					$312,601	(5)
President of Ryland Mortgage Company	2007	$300,000	$215,033	$89,195	$1,302,717	(6)	$166,161	$180,469	$2,689,688
					$436,113	(7)
	2006	$300,000	$304,669	$107,389	$2,039,554	(8)	$146,798	$189,536	$3,689,660
					$601,714	(9)

(1)   Mr. Bass was promoted to the position of Senior Vice President of The Ryland Group, Inc. on July 1, 2007.

(2)   Mr. Dreier received a restricted stock grant pursuant to which 80,000 restricted stock units vest on May 1, 2009. Pursuant to FAS 123(R), a pro rata portion of compensation expense related to this vesting of restricted stock units was recognized in 2008. Mr. Dreier received a restricted stock unit grant according to his Employment Agreement pursuant to which 94,000 restricted stock units vested on each of March 1, 2006 and 2007. Pursuant to FAS 123(R), a pro rata portion of compensation expense related to each vesting tranche of these restricted stock units was recognized in 2006, and the remaining pro rata compensation expense for the tranche vesting in 2007 was recognized in 2007. On May 1, 2008, Messrs. Nicholson, Milne, Bass and Schreiner received a grant of restricted stock units that vest ratably on each May 1 of the three years following the grant date. On November 1, 2008, Mr. Milne received a grant of restricted stock units that vest ratably on each November 1 of the three years following the grant date. The portion of this grant that vests on November 1, 2009 is 10,000 units. On May 1 of 2005 and 2006, Messrs. Nicholson, Milne and Schreiner received a grant of restricted stock units that vest ratably on each May 1 of the three years following the grant date. The portions which vested on May 1, 2006 for the executive officers are as follows: Mr. Nicholson, 4,667 units; Mr. Milne, 7,000 units; and Mr. Schreiner, 3,667 units; the portions which vested on May 1, 2007 for the executive officers are as follows: Mr. Nicholson, 9,333 units; Mr. Milne, 14,000 units; and Mr. Schreiner, 7,333 units; the portions which vested on May 1, 2008 for the executive officers are as follows: Mr. Nicholson, 9,333 units; Mr. Milne, 14,000 units; and Mr. Schreiner, 7,333 units; and the portions vesting on May 1, 2009 for the executive officers are as follows: Mr. Nicholson, 18,667 units; Mr. Milne, 21,000 units; Mr. Bass, 10,000 units; and Mr. Schreiner, 13,001 units. Pursuant to FAS 123(R), a pro rata portion of compensation expense related to the 2006 and 2007 vesting tranches of these restricted stock units was recognized in 2006; a pro rata portion of compensation expense related to the 2007 and 2008 vesting tranches was recognized in 2007; and a pro rata portion of compensation expense related to the 2008 and 2009 vesting tranches was recognized in 2008.

(3)   Messrs. Nicholson, Milne, Bass and Schreiner received grants of stock options in 2004 which vested one-third per year over a three-year period with the remaining installment of unexercisable options vesting on February 25, 2007. They also received grants of stock options on May 1, 2007 which vest one-third per year over a three-year period. In connection with their promotions, Messrs. Nicholson and Bass received grants of stock options on July 1, 2007 which vest one-third per year over a three-year period. Mr. Bass received stock option grants on each May 1 of 2005 and 2006 which vest one-third per year over a three- year period. In connection with his promotion to the position of President of Ryland, Mr. Nicholson received a grant of stock options on October 1, 2008 which vest one-third per year over a three-year period. Details regarding the outstanding stock options can be found in the section entitled “Outstanding Equity Awards at December 31, 2008” on page 27 of this Proxy Statement. The compensation expense recognized for the stock option grants was based upon the grant-date fair value, which was determined using the Black-Scholes-Merton option pricing formula pursuant to FAS 123(R). Further information regarding their valuation can be found in footnote I to the financial statements in Ryland’s Annual Report on Form 10-K for the year ended December 31, 2008.

(4)   This amount represents the annual bonus incentive payments earned for 2008 and paid out in January 2009. Further information about Ryland’s annual bonus incentive payments is contained in the section entitled “Annual Bonus Incentives” under “Compensation Discussion and Analysis” beginning on page 10 of this Proxy Statement.

(5)   This amount consists of the 2008 award determined according to the performance goals set pursuant to the TRG Incentive Plan as described in the section “TRG Incentive Plan” under “Compensation Discussion and Analysis” beginning on page 13 of this Proxy Statement. The first third of the 2008 award was paid out in February 2009 and the remaining two-thirds are expected to be paid out pro rata in February of 2010 and 2011 if the executives are employed by Ryland on December 31st of 2009 and 2010, respectively. This compensation also includes interest of 9.54 percent earned in 2008 on 2006 and 2007 TRG Incentive Plan awards that had not vested.

(6)   Messrs. Dreier and Milne did not earn an annual bonus incentive payment for 2007 due to the decrease in Ryland’s pre-tax income and the loss related to inventory impairments during 2007. For Messrs. Nicholson, Bass and Schreiner, this amount represents the annual bonus incentive payment earned in 2007 and paid out in January 2008. Further information about Ryland’s annual bonus incentive payments is contained in the section entitled “Annual Bonus Incentives” under “Compensation Discussion and Analysis” beginning on page 10 of this Proxy Statement.

(7)   This amount consists of the 2007 award determined according to the performance goals set pursuant to the TRG Incentive Plan as described in the section “TRG Incentive Plan” under “Compensation Discussion and Analysis” beginning on page 13 of this Proxy Statement. The first third of the 2007 award was paid out in February 2008 and the remaining two-thirds are expected to be paid out pro rata in February of 2009 and 2010 if the executives are employed by Ryland on December 31st of 2008 and 2009, respectively. This compensation also includes interest of 8.75 percent earned in 2007 on 2005 and 2006 TRG Incentive Plan awards that had not yet vested.

(8)   This amount represents the annual bonus incentive payments earned for 2006 and paid out in January 2007.

(9)   This amount consists of the 2006 award determined according to the performance goals set pursuant to the TRG Incentive Plan as described in the section “TRG Incentive Plan” under “Compensation Discussion and Analysis” beginning on page 13 of this Proxy Statement. The first third of the 2006 award was paid out in February 2007 and the remaining two-thirds were paid out pro rata in February of 2008 and 2009, respectively. This compensation also includes interest of 10.1 percent earned in 2006 on 2004 and 2005 TRG Incentive Plan awards that had not yet vested.

(10) The Change in Pension Value column consists of the aggregate change in the actuarial present value of the executive officers’ accumulated benefit under their supplemental executive retirement plans. Further information about Ryland’s supplemental executive retirement plans is contained in the section entitled “Retirement” under “Compensation Discussion and Analysis” beginning on page 14 of this Proxy Statement.

(11) All Other Compensation includes the following components:

a)     Tax assistance related to the receipt of stock upon the vesting of a restricted stock unit grant: Mr. Dreier, 2007 - $4,007,454 and 2006 - $5,752,050;

b)    Mr. Dreier’s life insurance plan premium payment: 2008 - $26,549, 2007 - $26,428, 2006 - $26,428, and related tax assistance: 2008 - $23,308, 2007 - $23,202, 2006 - $23,202;

c)     Value of term life insurance received under Ryland’s basic and executive life insurance plans: Mr. Dreier, 2008 - $21,744, 2007 - $20,544, 2006 - $17,022; Mr. Nicholson, 2008 - $7,442, 2007 - $6,762, 2006 - $3,595; Mr. Milne, 2008 - $13,677, 2007 - $12,372, 2006 - $8,097; Mr. Bass, 2008 - $2,610, 2007 - $3,072; and Mr. Schreiner, 2008 - $4,692, 2007 - $3,627, 2006 - $3,492;

d)    Tax assistance for value of term life insurance received under Ryland’s executive life insurance plan: Mr. Dreier, 2008 - $12,484, 2007 - $11,431, 2006 - $10,641; Mr. Nicholson, 2008 - $4,231, 2007 - $3,635, 2006 - $1,081; Mr. Milne, 2008 - $7,704, 2007 - $6,558, 2006 - $4,807; Mr. Bass, 2008 - $843, 2007 - $599; and Mr. Schreiner, 2008 - $1,817, 2007 - $1,683, 2006 - $1,564;

e)     Reimbursement for executive health and fitness costs: Mr. Dreier, 2008 - $2,640, 2007 - $2,640, 2006 - $2,640; Mr. Nicholson, 2007 - $400, 2006 - $2,600; Mr. Milne, 2008 - $753, 2007 - $753, 2006 - $753 and Mr. Bass, 2008 - $1,900; and tax assistance related to reimbursements: Mr. Dreier, 2008 - $924, 2007 - $924, 2006 - $924; Mr. Nicholson, 2007 - $140, 2006 - $910; Mr. Milne, 2008 - $264, 2007 - $264, 2006 - $264; and Mr. Bass, 2008 - $665;

f)     Aircraft usage: Mr. Dreier, 2008 - $22,276, 2007 - $15,600, 2006 - $37,269, and related tax assistance: 2008 - $19,557, 2007 - $13,696, 2006 - $32,720, primarily for spousal and family travel to Ryland corporate-related functions;

g)    Executive medical reimbursement plan for expenses not covered by Ryland’s health insurance plan: Mr. Dreier, 2008 - $8,271, 2007 - $9,136, 2006 - $12,834; Mr. Nicholson, 2008 - $6,638, 2007 - $6,769, 2006 - $6,574; Mr. Milne, 2008 - $7,777, 2007 - $5,486, 2006 - $11,209; Mr. Bass, 2008 - $7,484, 2007 - $6,511; and Mr. Schreiner, 2008 - $9,345, 2007 - $3,144, 2006 - $2,561;

h)    Personal Health and Services Allowance: Mr. Dreier, 2008 - $80,000, 2007 - $80,000, 2006 - $80,000; Mr. Nicholson, 2008 - $44,625, 2007 - $31,325, 2006 - $20,650; Mr. Milne, 2008 - $43,750, 2007 - $38,500, 2006 - $35,000; Mr. Bass, 2008 - $23,625, 2007 - $15,300; and Mr. Schreiner, 2008 - $21,000, 2007 - $21,000, 2006 - $21,000;

i)      Ryland’s contributions to the Retirement Savings Opportunity Plan and the Executive and Director Deferred Compensation Plan II: Mr. Dreier, 2008 - $13,800, 2007 - $767,751, 2006 - $959,872; Mr. Nicholson, 2008 -$68,008, 2007 - $218,847, 2006 - $158,061; Mr. Milne, 2008 - $37,339, 2007 - $138,470, 2006 - $164,981; Mr. Bass, 2008 - $65,917, 2007 - $173,829; and Mr. Schreiner, 2008 - $30,415, 2007 - $140,373, 2006 - $138,858;

j)      Reimbursement for relocation expenses: Mr. Nicholson, 2008 - $167,480, 2007 - $746,082; and Mr. Bass, 2008 - $205,825, 2007 - $259,250; and tax assistance related to reimbursements: Mr. Nicholson, 2008 - $147,036, 2007 - $655,011; and Mr. Bass, 2008 - $83,429, 2007 - $143,391;

k)     For 2006, each executive officer received a discretionary cash award approved by the Compensation Committee in the amount of $10,000;

l)      Charitable contribution: For 2006 and 2007, each named executive officer was given the opportunity to designate where Ryland made a $10,000 contribution to a qualified charity on his behalf. Additionally, consistent with charitable contributions made by Ryland on behalf of Directors, Mr. Dreier received the opportunity in 2006, 2007 and 2008 to designate where Ryland made a $25,000 contribution to a qualified charity as a member of the Board of Directors. For 2007, Mr. Dreier and his wife also received the opportunity in connection with Ryland’s management conference to designate where Ryland made a $15,000 contribution to a qualified charity; and

m)    Manager’s conference award: Mr. Bass, 2008 - $10,000; and related tax assistance: 2008 - $5,736.

GRANTS OF PLAN-BASED AWARDS IN 2008

		Approval		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive		Exercise Price of Option		Grant Date Value of Stock and
Name	Grant Date	Date		Threshold		Target	Maximum	Plan Awards		Awards		Option Awards
R. Chad Dreier	2/27/08	2/27/08		$1,125,000	(1)	$1,500,000	$4,500,000	—		—		—
	2/27/08	4/23/08	(2)	$0		$2,500,000	$2,500,000	—		—		—
	5/1/08	2/27/08		—		—	—	80,000	(4)	—		$2,651,200	(8)

Larry T. Nicholson	2/27/08	2/27/08		$547,316	(1)	$729,754	$2,189,262	—		—		—
	2/27/08	4/23/08	(2)	$500,000		$950,000	$950,000	—		—		—
	5/1/08	2/27/08		—		—	—	42,000	(4)	—		$1,391,880	(8)
	10/1/08	9/25/08		—		—	—	100,000	(5)	$27.38	(7)	$977,000	(9)

Gordon A. Milne	2/27/08	2/27/08		$515,738	(1)	$687,650	$2,062,951	—		—		—
	2/27/08	4/23/08	(2)	$0		$350,000	$350,000	—		—		—
	5/1/08	2/27/08		—		—	—	42,000	(4)	—		$1,391,880	(8)
	11/1/08	9/25/08		—		—	—	30,000	(6)	—		$563,700	(10)

Keith E. Bass	2/27/08	2/27/08		$200,328	(1)	$267,104	$801,311	—		—		—
	2/27/08	4/23/08	(3)	$0		$400,000	$400,000	—		—		—
	5/1/08	2/27/08		—		—	—	30,000	(4)	—		$994,200	(8)

Daniel G. Schreiner	2/27/08	2/27/08		$202,500	(1)	$270,000	$810,000	—		—		—
	5/1/08	2/27/08		—		—	—	28,000	(4)	—		$927,920	(8)

(1)   These amounts reflect payments that may be made pursuant to the TRG Incentive Plan. The Compensation Committee met on February 27, 2008 and approved performance goals based on Ryland’s three-year average return on equity for the grant of awards for 2008 pursuant to the TRG Incentive Plan which is discussed in the “Compensation Discussion and Analysis” under the section entitled “TRG Incentive Plan” beginning on page 13 of this Proxy Statement. Ryland’s three-year average return on equity for the three years of 2006, 2007 and 2008 was negative 10.4 percent which is 99.6 percent of the TRG Incentive Plan target. As a result, the named executive officers received the following awards for 2008: Mr. Dreier, $1,493,850; Mr. Nicholson, $726,762; Mr. Milne, $684,831; Mr. Bass, $266,009; and Mr. Schreiner, $268,893. The first third of the 2008 awards was paid out in February 2009 and the remaining two-thirds are expected to be paid out pro rata in February of 2010 and 2011 if the executives continue to be employed by Ryland on December 31 of 2009 and 2010, respectively.In addition to the award grant, interest on amounts earned but not yet vested can be credited to the executive officer’s award at a rate established by the Compensation Committee that is reasonable under Section 162(m) of the Code.

(2)   These amounts reflect the payments that may be made pursuant to the Senior Executive Performance Plan (the “SEPP”), which is discussed in the “Compensation Discussion and Analysis” under the section entitled “Annual Bonus Incentives” beginning on page 10 of this Proxy Statement.Pursuant to the SEPP, the annual bonus incentive program for Messrs. Dreier, Nicholson and Milne for 2008 provided that if Ryland earned adjusted consolidated earnings before taxes greater than $125 million, they receive an annual bonus incentive payment that is calculated based on annual earnings and profitability. If for 2008, Ryland earned adjusted consolidated earnings before taxes less than $125 million, Messrs. Dreier, Nicholson and Milne had their annual bonus incentive payment determined based upon Ryland’s net cash provided by operating activities. If Ryland generated $100 million or greater of net cash provided by operating activities, Messrs. Dreier, Nicholson and Milne had the opportunity to receive the maximum annual bonus incentive payment. For each $1 million of net cash provided by operating activities below $100 million generated by Ryland in 2008, there would be a corresponding reduction of 1 percent of the maximum annual bonus incentive payment except that Mr. Nicholson had a minimum guaranteed bonus amount of $500,000. Ryland’s financial results for 2008 resulted in adjusted consolidated earnings before taxes that were less than $125 million while net cash provided by operating activities was greater than $100 million. Accordingly, Messrs. Dreier, Nicholson and Milne earned the maximum annual bonus incentive payment opportunity set forth above.

(3)   The annual bonus incentive program for Mr. Bass for 2008 provided that if Ryland’s South Region earned adjusted consolidated earnings before taxes greater than $30 million in 2008, his annual bonus incentive payment was 1.5 percent of the South Region’s adjusted consolidated pre-tax income. If for 2008, Ryland’s South Region earned adjusted consolidated earnings before taxes that were less than $30 million, Mr. Bass’s annual bonus incentive payment was determined by the net cash provided by operating activities generated by the South Region homebuilding operation. If the South Region generated $30 million or greater of net cash provided by operating activities in 2008, Mr. Bass would receive the maximum annual bonus incentive payment. If the South Region achieved less than $30 million of net cash provided by operating activities, Mr. Bass’s annual bonus was determined by the amount of actual net cash provided by operating activities generated by the South Region in 2008 as a percentage of $30 million. The South Region’s adjusted consolidated earnings before taxes were less than $30 million, but it generated greater than $30 million of net cash provided by operating activities in 2008. Accordingly, Mr. Bass earned the maximum annual bonus incentive payment opportunity set forth above.

(4)   The Compensation Committee approved the grant of restricted stock units under Ryland’s 2008 Equity Incentive Plan at its meeting on February 27, 2008 and set a grant date of May 1, 2008. The grants include the right to receive quarterly dividend equivalent payments on the restricted stock units in the amount and to the extent dividends are paid by Ryland on its Common Stock. The performance criteria for this grant was met and the restricted stock units will vest and be paid out in total for Mr. Dreier on May 1, 2009 and vest and be paid out to the other named executive officers in one-third increments on each May 1 of 2009, 2010 and 2011, respectively, provided the executive officer is employed by Ryland on those dates.

(5)   This stock option award, granted on October 1, 2008, has a five-year term and vests in one-third increments on October 1, 2009, 2010 and 2011, respectively, if Mr. Nicholson is employed by Ryland on those dates.

(6)   The Board of Directors approved this grant of restricted stock units under Ryland’s 2008 Equity Incentive Plan at its meeting on September 25, 2008 and set a grant date of November 1, 2008. This grant includes the right to receive quarterly dividend equivalent payments on the restricted stock units in the amount and to the extent dividends are paid by Ryland on its Common Stock. This restricted stock unit grant was not subject to performance criteria and will vest and be paid out in one-third increments on each November 1 of 2009, 2010 and 2011, respectively, if Mr. Milne is employed by Ryland on those dates.

(7)   The exercise price for this stock option award was the closing market price of Ryland’s Common Stock on the grant date.

(8)   The grant date value of the restricted stock unit grants equals the number of restricted stock units multiplied by the closing market price of Ryland’s Common Stock on the date of grant, May 1, 2008, which was $33.14 per share.

(9)   The grant date value of this stock option award was determined using the Black-Scholes-Merton option pricing formula pursuant to FAS 123(R).

(10) The grant date value of this restricted stock unit grant equals the number of restricted stock units multiplied by the closing market price of Ryland’s Common Stock on the date preceding the date of grant, which was October 31, 2008, because the date of grant, November 1, 2008 was a Saturday, a date on which trading in Ryland’s Common Stock did not occur. The closing market price of Ryland’s Common Stock on October 31, 2008 was $18.79 per share.

DISCUSSION OF COMPENSATION AGREEMENTS AND PLANS

Mr. Dreier’s Employment Agreement

On April 20, 2005, Ryland entered into an Amended and Restated Employment Agreement with Mr. Dreier for a period extending until December 30, 2010. The Employment Agreement provides for one-year extensions subject to a right of termination upon notice at least 180 days prior to the end of the agreement’s term. Under the Employment Agreement, Mr. Dreier receives a base salary of $1,000,000 per year and is eligible for an annual cash bonus equal to 2 percent of Ryland’s consolidated pre-tax income, as adjusted by the Compensation Committee to eliminate the effect of bonus and incentive compensation, changes in accounting methods and non-recurring or unusual expenses or charges. The Employment Agreement also provides that Mr. Dreier is entitled to participate in the TRG Incentive Plan with a target performance award equal to 150 percent of his base salary. Pursuant to the Employment Agreement, Mr. Dreier received an award of restricted stock units, subject to performance criteria related to Ryland’s return on equity as established pursuant to the Performance Award Program under Ryland’s Equity Incentive Plan. The performance criteria for 40,000 restricted stock units that would have vested on March 1, 2008 was not met and the award was forfeited. Additionally, the performance criteria for 40,000 restricted stock units that would have vested on March 1, 2009 was not met and this award was also forfeited.

On February 25, 2009, Ryland amended Mr. Dreier’s Employment Agreement in connection with his retirement. This Amendment provides for a termination date of May 29, 2009 for Mr. Dreier’s Employment Agreement. Under the amended Employment Agreement, Mr. Dreier receives a reduced annual base salary of $900,000 per year for the period from February 25, 2009 until his retirement date of May 29, 2009. He is eligible to receive a pro rata share of his 2009 maximum annual bonus incentive payment opportunity. This pro rata share equals $375,000 based upon a maximum annual bonus incentive payment opportunity of $900,000. Mr. Dreier is not eligible to participate in the TRG Incentive Plan for 2009, but he will vest in his deferred TRG Incentive Plan Awards for 2007 and 2008, which will be paid to him on November 30, 2009. Mr. Dreier will receive a lump sum cash payment of $2 million on the date that is six months after his retirement date in consideration for the termination of his Employment Agreement prior to its stated expiration date. Under the amended Employment Agreement, Mr. Dreier will not receive further equity awards or have the opportunity for continued vesting of his existing awards after May 29, 2009. As a result, Mr. Dreier will forfeit, on May 29, 2009, the remaining unvested award of 40,000 restricted stock units under his Employment Agreement. His award of 80,000 restricted stock units that was granted on May 1, 2008 will vest and be paid to Mr. Dreier on May 1, 2009.

The Amendment to Employment Agreement entered into in connection with Mr. Dreier’s retirement from Ryland confirmed that Mr. Dreier is entitled to lump sum payments of his vested benefits under a Supplemental Executive Retirement Plan (“SERP”) and under a Supplemental Executive Retirement Plan II (“SERP II”) in the amount of $8,217,100 on May 29, 2009, and on the date that is six months after his retirement, November 30, 2009, in the amount of $16,434,199. The lump sum payment amounts were calculated in accordance with the SERP and SERP II plan documents which specify that lump sum amounts are calculated using an 8 percent discount rate and an end of the year payment convention for the purpose of calculating the lump sum payment. These payments represent the vested amounts to which Mr. Dreier is entitled under the terms of the SERP and SERP II upon retirement. In addition, Mr. Dreier and his spouse will receive the continuation of his current executive health insurance program for 15 years with the same coverage and benefits that they both currently have with Ryland.

As of December 31, 2008, Ryland has deposited $20,831,946 into a grantor “rabbi” trust (“SERP Trust”) to fund benefits to be provided by Mr. Dreier’s SERP and SERP II. Before the date of a “change of control,” Ryland would be required to deposit into the SERP Trust an amount equal to the present value equivalent of any additional benefits to be provided by the SERP and SERP II calculated using an 8 percent discount rate.

A discussion of the payments and benefits received by Mr. Dreier pursuant to his Employment Agreement in the event of a “change of control” of Ryland is set forth in the section entitled “Potential Payments upon Termination or Change of Control” on pages 32 through 35 of this Proxy Statement.

Annual Bonuses for Executive Officers

The 2006 annual bonus for Mr. Nicholson was determined based upon 1.5 percent of the adjusted consolidated pre-tax income for the Southeast Region of Ryland Homes given that he was President of this Region. As a result of his promotion in July 2007, Mr. Nicholson’s annual bonus for 2007 was based upon the greater of 0.75 percent of Ryland’s adjusted consolidated pre-tax income, subject to the same adjustments listed for Mr. Dreier, or a $500,000 minimum bonus amount to compensate him for his transition. Mr. Milne’s annual bonus for 2006 and 2007 was determined based upon 0.3 percent of Ryland’s adjusted consolidated pre-tax income, subject to the same adjustments listed for Mr. Dreier. Because of the decrease in Ryland’s pre-tax income and the loss related to inventory impairments during 2007, Mr. Milne did not earn an annual bonus for 2007. Mr. Bass, who was promoted from Orlando Division President to Southeast Region President of Ryland Homes in July 2007, received an annual bonus payment in 2007 based upon the greater of 1.5 percent of the Southeast Region’s adjusted consolidated pre-tax income or 3 percent of the Orlando Division’s adjusted consolidated pre-tax income. The Division bonus amount was determined to be greater. Mr. Schreiner’s annual bonus for 2006, 2007 and 2008 was based on 3 percent of the adjusted consolidated pre-tax income for Ryland Mortgage Company, subject to the same adjustments listed for Mr. Dreier.

For 2008, if Ryland’s adjusted consolidated pre-tax income was less than $125 million, Messrs. Dreier, Nicholson and Milne were eligible to receive an annual bonus determined by Ryland’s net cash provided by operating activities as contained within the Consolidated Statements of Cash Flows. If Ryland generated $100 million or greater of net cash provided by operating activities in 2008, Mr. Dreier was eligible to receive a maximum annual bonus of $2,500,000, Mr. Nicholson was eligible to receive a maximum annual bonus of $950,000 subject to a minimum guaranteed bonus amount of $500,000, and Mr. Milne was eligible to receive a maximum annual bonus of $350,000. For each $1 million of net cash provided by operating activities below $100 million generated by Ryland in 2008, there would be a corresponding reduction of 1 percent of the maximum annual bonus payment.

For 2008, if Ryland’s South Region earned adjusted consolidated pre-tax income less than $30 million, Mr. Bass was eligible to receive an annual bonus based on the South Region’s net cash provided by operating activities.  If the South Region generated greater than $30 million of net cash provided by operating activities in 2008, Mr. Bass was eligible to receive a maximum annual bonus of $400,000. If the South Region achieved less than the target amount of $30 million of net cash provided by operating activities, Mr. Bass’s annual bonus was determined by the amount of actual net cash provided by operating activities generated by the South Region in 2008 as a percentage of the target amount of $30 million. Mr. Schreiner’s annual bonus plan for 2008 was the same as in 2006 and 2007 as discussed above.

TRG Incentive Plan

Each of the named executive officers is entitled to participate in the TRG Incentive Plan.  At its February 2008 meeting, the Compensation Committee approved performance goals for the grant of awards for 2008.  Awards under the TRG Incentive Plan are expressed as a percentage of the participant’s base salary.  Target awards are based on two comparison metrics.  The first comparison metric is based on the most recent three-year median return on equity performance for which information is available for Fortune 500 companies. As a result, 50 percent of the target awards for the 2008 plan year is based on the three-year median return on equity of the Fortune 500 industrial companies for the years 2005, 2006 and 2007, which was 15.2 percent.  The second comparison metric is based on the average of the most recent three-year return on equity performance of 10 of Ryland’s comparative public homebuilding peer group companies.  As a result, the remaining 50 percent of the target awards for the 2008 plan year is based on the average return on equity for 10 comparable public homebuilders in Ryland’s peer group for years 2006, 2007 and 2008, which was negative 20.7 percent. These percentages are the targets for a 100 percent performance award under the plan. There is a threshold for performance awards under the plan, which is 75 percent of the return on equity targets for calculation of awards under the plan. There is also a maximum limit for performance awards under the plan, which is 300 percent of the target awards under the plan. Performance awards are targeted as a percentage of base salary for participants. Pursuant to Mr. Dreier’s Employment Agreement, a target performance award under the TRG Incentive Plan is 150 percent of his base salary or $1.5 million. The other named executive officers have performance award targets between 80 percent and 125 percent of their base salaries.

Ryland’s three-year average return on equity using the three most recent fiscal years of 2006, 2007 and 2008 was negative 10.4 percent. As a result, the 2008 performance awards under the TRG Incentive Plan were calculated at 99.6 percent of the performance award targets for the respective participants. For the named executive officers, the 2008 performance awards are set forth in footnote (1) of the “Grants of Plan-Based Awards in 2008” table on page 20 of this Proxy Statement.

Once the performance awards are determined, they vest ratably over a three-year period. The first one-third of the performance award vests on December 31 of Ryland’s related performance award year. For the 2008 performance award, this vesting date was December 31, 2008. Vesting requires that the participant be employed on the vesting date. The remaining two-thirds of the performance award are credited to an account for each participant and payout is deferred until vested. These deferred award payouts vest in two equal installments on December 31 of each of Ryland’s first and second fiscal years following the performance award year, provided the participant continues to be employed by Ryland on the vesting dates. For the 2008 performance award, the vesting dates for the second and third installments of these awards are December 31, 2009 and December 31, 2010, respectively. The Compensation Committee can credit earnings on amounts held in a participant’s deferred award account in a manner and at a rate that is reasonable under Section 162(m) of the Code.

Upon the death, disability or retirement of a participant, all amounts of deferred performance awards vest and are paid to a participant or a participant’s beneficiary. Upon a participant’s voluntary or involuntary termination of employment, all unvested deferred performance awards are forfeited, and all vested deferred awards are paid in accordance with the terms of the plan; however, if the termination is for “cause,” the participant shall also forfeit all vested unpaid deferred awards. Upon a “change of control” of Ryland, all unvested deferred performance awards vest and are paid within 30 days to the participants.

Equity Incentive Plan

Ryland’s stockholders approved Ryland’s 2008 Equity Incentive Plan (“Equity Incentive Plan”) at the Annual Meeting of Stockholders on April 23, 2008. The Equity Incentive Plan permits the granting of stock options, restricted stock awards, stock units or any combination of the foregoing to Ryland’s employees, officers and others providing services to Ryland. Ryland has issued both stock options and restricted stock units to its executive officers and managers under the Equity Incentive Plan and its predecessor plans.

Restricted Stock Unit Grants

Pursuant to his Employment Agreement and the restricted stock units granted thereunder, Mr. Dreier received 94,000 shares of Ryland’s Common Stock on March 1, 2007, forfeited 40,000 restricted stock units that would have vested on March 1, 2008, forfeited 40,000 restricted stock units that would have vested on March 1, 2009, and has the opportunity to receive 40,000 shares of Ryland’s Common Stock on March 1, 2010, subject to performance criteria and the terms of his Employment Agreement. To satisfy the performance criteria for vesting of the restricted stock units, Ryland’s return on equity for the year preceding the vesting date must be 60 percent or greater than the 10-year median return on equity of the Fortune 500 industrial companies for the 10-year period ending with the year prior to Ryland’s performance year. If the performance criteria are not met, that restricted stock unit grant is forfeited. Because the performance criteria for 2007 and 2008 were not met, Mr. Dreier forfeited the restricted stock unit grant that would have vested on each of March 1, 2008 and March 1, 2009, respectively. Mr. Dreier will forfeit the 40,000 restricted stock units eligible for vesting on March 1, 2010 upon his retirement on May 29, 2009.

On May 1, 2008, Mr. Dreier received a grant of 80,000 restricted stock units. The vesting of this grant on May 1, 2009 is conditioned on the Company generating $100 million or greater of net cash provided by operating activities in 2008. For each $1 million of net cash provided by operating activities below $100 million generated by Ryland in 2008, there is a corresponding reduction by 1 percent of the maximum restricted stock unit grant vesting on May 1, 2009. Because this performance criteria was met in 2008, the maximum amount of 80,000 restricted stock units will vest and be paid out to Mr. Dreier on May 1, 2009.

The award of restricted stock units to Mr. Dreier includes payment of an amount equal to the applicable federal and state income and Medicare taxes related to the vesting of the restricted stock units. With respect to unvested restricted stock units, Mr. Dreier receives cash dividend equivalent payments as of each dividend payment date related to Ryland’s Common Stock. In the case of a “change of control” of Ryland or termination of employment by Ryland without “cause,” Mr. Dreier will vest in full and receive any unvested restricted stock units, including payment of applicable federal and state income and Medicare taxes.

On May 1 of 2005, 2006 and 2008, Ryland’s executive officers received grants of restricted stock units. Upon vesting, these awards are paid 50 percent in shares of Ryland’s Common Stock and 50 percent in cash equal to the fair market value of the restricted stock units on the date of vesting. Payment of the fair market value of the vested restricted stock units in cash permits the satisfaction of any applicable tax withholding required in connection with the vesting of these units. These grants of restricted stock units to executive officers vest ratably in annual installments over a three-year period with the first installments vesting on May 1, 2006 for the 2005 grant, May 1, 2007 for the 2006 grant and May 1, 2009 for the 2008 grant. In connection with the 2005 grant and 2006 grant, the performance criteria for these awards were met given that Ryland’s return on equity for 2005 and 2006 was greater than 60 percent of the 10-year median return on equity of the Fortune 500 industrial companies for the 10-year period ending with the 2004 and 2005 calendar years, respectively. Since the performance criteria for these awards were met, the only remaining condition for the vesting of each installment is the continued employment of the executive officer on the applicable vesting date. With respect to the 2008 grant, the vesting of these restricted stock units was conditioned on Ryland generating a targeted amount of net cash provided by operating activities for 2008 as contained within the Consolidated Statements of Cash Flows. If Ryland generates $100 million or greater of net cash provided by operating activities in 2008, the executive officers become vested in their maximum restricted stock unit grant over a three-year vesting period which is conditioned on continued employment on each vesting date. For each $1 million of net cash provided by operating activities below $100 million generated by Ryland in 2008, there is a corresponding reduction of 1 percent of the maximum restricted stock unit grant awarded to the executive officers. Because this performance criteria was met, the only remaining condition for vesting is the continued employment of the executive officer on the applicable vesting date. In connection with an increase to his compensation program, Mr. Milne received a grant of 30,000 restricted stock units on November 1, 2008. This grant is not subject to performance criteria and vests ratably in equal annual installments over a three-year period with the first installment vesting on November 1, 2009 subject to Mr. Milne’s continued employment on each vesting date. Restricted stock unit grants to executive officers include cash dividend equivalent payments with respect to the unvested restricted stock units as of each dividend payment date related to Ryland’s Common Stock. In the case of a “change of control” of Ryland, the unvested restricted stock units shall vest and be paid in full.

Stock Option Awards

On May 1, 2007, Ryland’s executive officers received grants of stock options to purchase shares of Common Stock at an exercise price of $44.65 per share, which was the closing market price of Ryland’s Common Stock on the grant date. On July 1, 2007, Messrs. Nicholson and Bass received grants of 75,000 and 20,000 stock options, respectively, in connection with their promotions. The stock options granted on July 1, 2007 have an exercise price of $37.37 per share, which was the closing market price of Ryland’s Common Stock on the grant date. These grants of stock options vest ratably in equal annual installments over a three-year period with the first installments vesting on May 1, 2008 and July 1, 2008, respectively, and must be exercised within five years of the date of grant. In connection with his promotion to President of Ryland, Mr. Nicholson received a stock option grant to purchase 100,000 shares of Common Stock at an exercise price of $27.38 per share, which was the closing market price of Ryland’s Common Stock on the grant date of October 1, 2008. This grant of stock options vests ratably in equal annual installments over a three-year period with the first installment vesting on October 1, 2009 and must be exercised within five years of the date of grant. These awards for the named executive officers are included in the “Grants of Plan-Based Awards in 2008” table on page 20 of this Proxy Statement. In the case of a “change of control” of Ryland, any unvested stock option awards shall vest and become immediately exercisable.

Supplemental Executive Retirement Plan for Executive Officers

On July 1, 2003, Ryland established a Senior Executive Supplemental Retirement Plan (“SESRP”) for Ryland’s executive officers. The SESRP provides for payments on the later of the date that is six months after the date of the participant’s “separation from service” or within 60 days of the first day of January following the participant’s 60th birthday, unless the participant elects a later January 1 payment date, which date may be no later than the January 1 following the participant’s 65th birthday (“SESRP Benefit”). The SESRP Benefit vests at a rate of 20 percent per year on each anniversary date of commencement of participation in the SESRP, unless accelerated as a result of a “change of control” or termination of employment without “cause.” The SESRP Benefit will be paid at the election of the participants as either an annual payment of $150,000 for a period of 15 years or a lump sum payment in the amount of the present value equivalent of the benefit calculated using an 8 percent discount rate.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option Awards					Stock Awards
									Equity Incentive Plan Awards
	Number of Securities					Number of		Market Value of	Number of		Market Value of
	Underlying					Shares or Units		Shares or Units	Unearned Shares		Unearned Shares
	Unexercised Options			Option	Option	of Stock That		of Stock That Have	or Units That		or Units That Have
Name	Exercisable	Unexercisable		Exercise Price	Expiration Date	Have Not Vested		Not Vested (7)	Have Not Vested		Not Vested (7)
R. Chad Dreier	80,000	—		$6.38	4/21/09	—		—	80,000	(8)	$1,413,600
									80,000	(9)	$1,413,600

Larry T. Nicholson	20,000	—		$22.18	3/15/12	4,667	(5)	$82,466	42,000	(10)	$742,140
	14,000	—		$20.99	2/26/13	—		—	—		—
	14,000	—		$40.00	2/25/14	—		—	—		—
	10,000	20,000	(1)	$44.65	5/1/12	—		—	—		—
	25,000	50,000	(2)	$37.37	7/1/12	—		—	—		—
	—	100,000	(3)	$27.38	10/1/13	—		—	—		—

Gordon A. Milne	10,100	—		$6.04	9/1/10	7,000	(5)	$123,690	42,000	(10)	$742,140
	60,000	—		$20.99	2/26/13	30,000	(6)	$530,100	—		—
	60,000	—		$40.00	2/25/14	—		—	—		—
	13,334	26,666	(1)	$44.65	5/1/12	—		—	—		—

Keith E. Bass	6,000	—		$40.00	2/25/14	—		—	30,000	(10)	$530,100
	14,000	—		$61.40	5/1/10	—		—	—		—
	9,333	4,667	(4)	$62.43	5/1/11	—		—	—		—
	4,667	9,333	(1)	$44.65	5/1/12	—		—	—		—
	6,667	13,333	(2)	$37.37	7/1/12	—		—	—		—

Daniel G. Schreiner	10,300	—		$5.97	2/5/09	3,667	(5)	$64,796	28,000	(10)	$494,760
	16,600	—		$6.04	9/1/10	—		—	—		—
	30,000	—		$20.99	2/26/13	—		—	—		—
	30,000	—		$40.00	2/25/14	—		—	—		—
	8,334	16,666	(1)	$44.65	5/1/12	—		—	—		—

(1)          These unexercisable stock options were granted on May 1, 2007, and vest ratably in two remaining installments on each May 1 of 2009 and 2010 if the executive officers are employed by Ryland on those dates.

(2)          These unexercisable stock options were granted on July 1, 2007, and vest ratably in two remaining installments on each July 1 of 2009 and 2010 if the executive officers are employed by Ryland on those dates.

(3)          These unexercisable stock options were granted on October 1, 2008, and vest ratably in three annual installments on each October 1 of 2009, 2010 and 2011 if Mr. Nicholson is employed by Ryland on those dates.

(4)          These unexercisable stock options were granted on May 1, 2006, and vest on May 1, 2009 if Mr. Bass is employed by Ryland on that date.

(5)          These unvested restricted stock units were granted on May 1, 2006 and the performance criteria described in footnote (8) has been satisfied. Therefore, the executive officers will fully vest in these unvested restricted stock units on May 1, 2009 if they are employed by Ryland on that date.

(6)          These unvested restricted stock units were granted on November 1, 2008 and were not subject to performance criteria. Therefore, Mr. Milne will vest in one-third of these unvested restricted stock units on each November 1 of 2009, 2010 and 2011 if he is employed by Ryland on those dates.

(7)          The market value of the restricted stock units equals the number of restricted stock units times the closing price of Ryland’s Common Stock on December 31, 2008, which was $17.67 per share.

(8)          These restricted stock units have not fully vested and been earned by Mr. Dreier. These restricted stock units are subject to both annual vesting in two equal installments on each March 1 of 2009 and 2010 and performance criteria which require Ryland’s return on equity for the applicable prior year in which the units vest to be equal to or greater than 60 percent of the ten-year median return on equity of the companies within the Fortune 500 for the ten-year period ending with the prior calendar year. Because Ryland did not achieve the performance criteria applicable for 2008, Mr. Dreier did not vest in 40,000 of these restricted stock units on March 1, 2009. Additionally, Mr. Dreier will forfeit the remaining 40,000 restricted stock units when he retires on May 29, 2009.

(9)          These unvested restricted stock units were granted on May 1, 2008 and will vest on May 1, 2009 conditioned on Ryland generating $100 million or greater of net cash provided by operating activities in 2008. Because this performance criteria was met in 2008, these 80,000 restricted stock units will vest and be paid to Mr. Dreier on May 1, 2009.

(10)    These unvested restricted stock units were granted on May 1, 2008 and the performance criteria in footnote (9) was satisfied. Therefore, the executive officers will vest in one-third of these unvested restricted stock units on each May 1 of 2009, 2010 and 2011 if they are employed by Ryland on those dates.

OPTION EXERCISES AND STOCK VESTED IN 2008

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
R. Chad Dreier	80,000 (1)	$1,987,496	—	—
	80,000 (1)	$2,131,424	—	—
	80,000 (1)	$1,153,192	—	—
	80,000 (1)	$708,824	—	—

Larry T. Nicholson	—	—	4,666 (3)	$309,295

Gordon A. Milne	—	—	7,000 (3)	$463,960

Daniel G. Schreiner	20,000 (2)	$544,000	3,666 (3)	$243,015

(1)          Pursuant to Mr. Dreier’s Plan for Trading Securities in accordance with Rule 10b5-1(c)(1) under the Exchange Act, Mr. Dreier exercises vested stock options on a quarterly basis on a trading day that follows one trading day after the public release of Ryland’s quarterly or annual earnings. His quarterly exercises took place on January 25, April 25, July 25 and October 24, 2008. The option exercise price for these exercises was $6.38 per share from a grant dated April 21, 1999. The per share market value of the options upon exercise and sale was $31.22, $33.02, $20.79, and $15.24, respectively.

(2)          Mr. Schreiner exercised 20,000 vested stock options on May 1, 2008 from a September 17, 1998 grant with a $6.30 per share option exercise price. The per share market value of the options upon exercise and sale was $33.50.

(3)          Having met the related performance requirements, Messrs. Nicholson, Milne and Schreiner, respectively, vested on May 1, 2008 in 4,667, 7,000, and 3,667 restricted stock units which were granted on May 1, 2005; and 4,666, 7,000 and 3,666 restricted stock units which were granted on May 1, 2006. The per share market value of the vested restricted stock units on May 1, 2008 was $33.14, which was the closing price of Ryland’s Common Stock on that date. The payment of these vested restricted stock units was provided 50 percent in stock and 50 percent in cash. Therefore, the market value of the shares of Common Stock received by Messrs. Nicholson, Milne and Schreiner was $154,631, $231,980 and $121,491, respectively, and the cash amount received by each of the officers was $154,664, $231,980 and $121,524, respectively.

2008 PENSION BENEFITS

				Present Value of
		Number of Years		Accumulated Benefit
Name	Plan Name	Credited Service		at December 31, 2008
R. Chad Dreier	SERP and SERP II	6	(1)	$20,602,636

Larry T. Nicholson	SESRP	4		$603,390

Gordon A. Milne	SESRP	5		$1,057,858

Keith E. Bass	SESRP	0		—

Daniel G. Schreiner	SESRP	5		$704,895

(1) Mr. Dreier has 5 years of credited service under the SERP and 1 year of credited service under the SERP II.

Effective July 1, 2002, Ryland and Mr. Dreier entered into a Supplemental Executive Retirement Plan (“SERP”). The SERP gave him the opportunity to receive a benefit in the form of a lump sum cash payment equivalent to the present value of $2,400,000 per year for a period of 15 years, calculated using an 8 percent discount rate (“SERP Benefit”). The SERP Benefit vested 20 percent per year beginning on December 30, 2003, such that Mr. Dreier fully vested in the SERP Benefit on December 30, 2007. Effective January 1, 2005, Ryland and Mr. Dreier entered into a Supplemental Executive Retirement Plan II (“SERP II”). The SERP II was entered into as a result of the amendment of Mr. Dreier’s Employment Agreement in 2005, which extended the term of his Employment Agreement for three years from December 30, 2007 to December 30, 2010. The SERP II gave him the opportunity to receive an additional benefit in the form of a lump sum cash payment equivalent to the present value of $1,440,000 per year for a period of 15 years, calculated using an 8 percent discount rate (“SERP II Benefit”). The SERP II Benefit vests one-third per year beginning on December 30, 2008, such that it would fully vest on December 30, 2010. Mr. Dreier is immediately 100 percent vested in the SERP II Benefit upon the occurrence of a “change of control” or termination of employment without “cause.” In order to comply with the requirements of Section 409A of the Code, SERP II partially controls the payment of the SERP Benefit.

The present value equivalent of Mr. Dreier’s accumulated benefit at December 31, 2008 under the SERP and SERP II was calculated using 33 percent of the full-benefit payment stream, with payout beginning on January 1, 2011, and the remaining 67 percent payout beginning on July 1, 2011 for 15 years. Each payment stream was then discounted back to present value on December 31, 2008 using an 8 percent discount rate.

The amended Employment Agreement entered into in connection with Mr. Dreier’s retirement from Ryland confirmed that Mr. Dreier is entitled to a lump sum cash payment of a portion of his vested benefit under the SERP in the amount of $8,217,100 on May 29, 2009. On the date that is six months after his retirement, November 30, 2009, Mr. Dreier will receive a lump sum cash payment of his vested benefit pursuant to the SERP and SERP II in the amount of $16,434,199. These lump sum payment amounts were calculated in accordance with the SERP and SERP II plan documents which specify that lump sum payment amounts are calculated using an 8 percent discount rate and an end of the year payment convention for the purpose of calculating the lump sum payment. These payments represent the vested amounts to which Mr. Dreier is entitled under the terms of the SERPs upon retirement on May 29, 2009. In this regard, Mr. Dreier is fully vested in the SERP and one-third vested in the SERP II.

Effective July 1, 2003, Ryland established the Senior Executive Supplemental Retirement Plan (“SESRP”) for the benefit of executive officers. The SESRP gives participants the opportunity to receive a benefit in the form of 15 annual payments in the amount of $150,000 each, or the present value equivalent of this benefit payment in a lump sum cash payment, calculated using an 8 percent discount rate (“SESRP Benefit”). Participants vest at the rate of 20 percent per year on each anniversary date of their participation in the SESRP, provided they are continuously employed by Ryland from commencement of participation in the SESRP through the date of vesting. Messrs. Milne and Schreiner are fully vested in the SESRP Benefit because they were initial participants in the plan in 2003, Mr. Nicholson is 80 percent vested in the SESRP Benefit because his participation began in 2004. Mr. Bass’s participation in the SESRP commenced in 2008. Participants are fully vested in the SESRP Benefit upon the occurrence of a “change of control” or an “involuntary termination of employment without cause” as defined in the plan. Payment of a participant’s vested SESRP Benefit will begin on the later of the date that is six months after the date of the participant’s “separation from service” or within 60 days of the first day of January following the participant’s 60th birthday, unless the participant elects a later January 1 payment date, which date may be no later than the January 1 following his 65th birthday. The present value equivalent of the accumulated benefit at December 31, 2008 for participants in the SESRP was calculated using the applicable vested percent of the full-benefit payment stream with payout beginning on January 1 following the participant’s 60th birthday for 15 years in a lump sum payment in the amount of the present value equivalent of the benefit calculated using an 8 percent discount rate, and then discounting such amount back to present value on December 31, 2008 using a 7 percent discount rate.

The terms of the SERP, SERP II and SESRP are set forth in the relevant plan documents, and the descriptions contained in this Proxy Statement are subject to and governed by the applicable plan documents. Additionally, there are descriptions of these plans set forth in detail under the sections entitled “Mr. Dreier’s Employment Agreement” and “Supplemental Executive Retirement Plan for Executive Officers” under “Discussion of Compensation Agreements and Plans” on pages 22 and 26 of this Proxy Statement, respectively.

2008 NONQUALIFIED DEFERRED COMPENSATION

	Executive	Company	Aggregate Earnings	Aggregate Withdrawals/	Aggregate Balance at
Name	Contributions in 2008	Contributions in 2008 (1)	(Losses) in 2008 (2)	Distributions in 2008 (3)	December 31, 2008 (4)
R. Chad Dreier	—	—	$(925,209)	$11,109,350	—

Larry T. Nicholson	$98,008	$54,208	$(716,030)	$2,377,294	$705,362

Gordon A. Milne	$37,339	$23,539	$(784,919)	$4,068,934	$48,338

Keith E. Bass	$126,497	$52,117	$(101,323)	$1,545,444	$41,011

Daniel G. Schreiner	$18,000	$16,615	$(166,723)	$2,784,766	$35,147

(1)   Matching contributions to the EDDCP II made by Ryland are also included in the “All Other Compensation” column of the “Summary Compensation Table” on page 18 of this Proxy Statement.

(2)   Represents earnings or losses related to participants’ accounts that are invested in a variety of independently managed investment funds available under the plan.

(3)   Because Ryland terminated the Executive and Director Deferred Compensation Plan (“EDDCP”) effective September 30, 2008, the named executive officers’ balances held in the EDDCP were distributed in the following amounts: Mr. Dreier, $7,271,127; Mr. Nicholson, $2,377,294; Mr. Milne, $2,647,221; Mr. Bass, $157,140; and Mr.Schreiner, $1,873,581.

(4)   This aggregate balance represents the participants’accounts in the EDDCP II, which is the remaining nonqualified deferred compensation plan maintained by Ryland.

All contributions set forth in the table above are pursuant to Ryland’s Executive and Director Deferred Compensation Plan II (“EDDCP II”). The EDDCP II was adopted by Ryland to comply with the requirements of Section 409A of the Code, as added by the American Jobs Creation Act of 2004, and the Treasury regulations or any other authoritative guidance issued thereunder. Any contributions to the predecessor nonqualified deferred compensation plan, the EDDCP, were “grandfathered” and governed by the terms of the EDDCP. Effective September 30, 2008, Ryland terminated the EDDCP and distributed all balances to participants. The EDDCP II remains in effect and allows executives to defer receipt of a portion of base salary and annual bonus and receive matching contributions by Ryland in an amount up to 6 percent of an executive’s annual base salary and bonus. These are contributions in excess of the limitations on contributions that apply to Ryland’s qualified deferred compensation plan known as the Retirement Savings Opportunity Plan.  Ryland’s matching contributions vest upon the earlier of one-third at the end of each of the executive’s first three years of service, or the death, disability or retirement of the executive or a “change of control” of Ryland. As of December 31, 2008, all of the named executive officers had fully vested in Ryland’s matching contributions due to their length of employment with Ryland.

Under the EDDCP II, participants make irrevocable deferral elections for their compensation prior to the end of the year preceding the plan year in which the services giving rise to the compensation to be deferred are performed or, at the discretion of the Committee administering the plan, prior to six months before the end of the performance service period for the compensation being deferred if the compensation is determined to be “performance-based.” Participants may defer up to 100 percent of their annual base salary and bonus in the EDDCP II. For purposes of the EDDCP II, compensation that qualifies for deferral does not include amounts earned or paid under Ryland’s TRG Incentive Plan, personal health and services allowance, executive health and fitness benefit, discretionary bonuses, stock options, fringe benefits, relocation expenses, non-monetary awards and other allowances paid to an executive for employment services rendered.

The value of aggregate earnings or losses in deferred accounts within the EDDCP II is determined based upon the performance of investment funds selected by the participant from a range of choices provided by Ryland and the plan administrator. Changes to investment fund elections may be made by the participants from time-to-time, and changes to the selection of funds available under the plan may be made by Ryland at any time upon a minimum of a month’s notice to plan participants.

Participants may elect to receive distributions from their accounts under the EDDCP II on a fixed payment date, upon determination of disability or the occurrence of a “change in control,” or after six months from the date of their “separation from service” with Ryland in the form of a lump sum payment or up to 15 annual installments. Participants also may withdraw their funds due to an unforeseeable financial emergency at the sole discretion of Ryland.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Potential Payments under Mr. Dreier’s Employment Agreement

In accordance with Mr. Dreier’s Employment Agreement, effective and payable on the date of a “change of control” of Ryland, Mr. Dreier receives a lump sum cash payment equal to his unpaid base salary for the remainder of the year in which the “change of control” occurs, a pro rata bonus through the date of the “change of control” based on the results of the preceding year, plus an amount equal to three times the highest annual compensation paid to him in any of the last three years prior to the “change of control” event. For purposes of this calculation, “annual compensation” is the sum of Mr. Dreier’s base salary, any bonus paid or earned even though paid in a subsequent year, vested and unvested, and all amounts and the cash value of any stock, credited or paid, vested and unvested, under any incentive compensation or other benefit or compensation plan of Ryland, including the TRG Incentive Plan or Equity Incentive Plan. Mr. Dreier also receives accelerated vesting of all rights, awards and benefits under Ryland’s benefit, incentive and equity plans in the form of a cash lump sum payment equal to the amount of these rights, awards and benefits.

Mr. Dreier would also receive three years of continued participation, at no cost to him, in the life, accident and health insurance, employee welfare benefit, executive medical reimbursement programs. In addition, Mr. Dreier would receive cash payment for the personal health and services allowance, executive life insurance and any other fringe benefits provided to him prior to the “change of control.” If Mr. Dreier moves his residence to pursue professional or career opportunities within two years after the date of a “change of control,” he will be reimbursed for any expenses incurred in relocating, including taxes payable on the reimbursement, any costs or commissions related to selling his home, and payment of all moving expenses and any other benefits provided by Ryland under its relocation program. Mr. Dreier is entitled to receive, as payment for outplacement services, a lump sum cash payment equal to 10 percent of his base salary.

For purposes of Mr. Dreier’s Employment Agreement, a “change of control” occurs when: a) a third party acquires beneficial ownership of i) over 50 percent of the fair market value or voting power of Ryland’s outstanding voting securities, or ii) 35 percent of the voting power of Ryland’s outstanding voting securities in a one-year period; b) a majority of the Board of Directors is replaced in a one-year period by Directors not endorsed or approved by a majority of the Directors prior to the initiation of replacements; or c) a third party acquires assets of Ryland in a one-year period with a gross fair market value of 40 percent or more of the total gross fair market value of Ryland’s assets prior to the initiation of the acquisition. Mr. Dreier will also receive the foregoing payments, rights and benefits if his employment is terminated by Ryland without “cause,” or Mr. Dreier terminates his employment for “good reason,” if these terminations of employment occur during a “change of control period,” and a “change of control” occurs. A “change of control period” is the period commencing with the date on which Ryland becomes aware of or enters into any discussions or negotiations that could involve a “change of control” or a proposed transaction which could result in a “change of control,” and ending on the first to occur of the effective date of the “change of control” or the date on which the proposed “change of control” is no longer discussed or proposed and is determined not to occur.

If Mr. Dreier’s employment is terminated by Ryland without “cause” or by Mr. Dreier for “good reason,” Mr. Dreier receives a lump sum cash payment of his base salary and a lump sum cash payment equal to the value of his health and welfare benefits for the remaining term of the Employment Agreement or two years, whichever is greater. Ryland shall also pay Mr. Dreier all benefits to which he has a vested right. Mr. Dreier will fully vest in the award of 120,000 restricted stock units. He would also receive tax assistance related to the vesting of this restricted stock unit award in the amount of $1,861,572. He also fully vests in any prior year awards that remain unvested and any awards made for the fiscal year in which termination occurs under the TRG Incentive Plan.

If any payment under the Employment Agreement would subject Mr. Dreier to an excise tax under Section 4999 or Section 409A of the Code, Ryland or its successor shall pay Mr. Dreier an additional amount sufficient to cover the excise tax and any interest or penalties payable that may be imposed, as well as any applicable federal and state income, Medicare and employment taxes that apply to the additional amounts paid. Based on calculations as of December 31, 2008, Mr. Dreier is not subject to excise taxes because the value of his assumed “change of control” payment is less than the safe harbor amount allowed pursuant to Code Section 280G.

Pursuant to Mr. Dreier’s supplemental executive retirement plans (the “SERP” and “SERP II”), Mr. Dreier is currently fully vested in his SERP Benefit and full vesting of the SERP II Benefit is accelerated immediately upon a “change of control” of Ryland or upon termination of employment by Ryland without “cause.” Payment of the SERP Benefit occurs upon a “change of control” or within 60 days of Mr. Dreier’s retirement or his voluntary or involuntary termination of employment with Ryland. Given that Mr. Dreier has elected a lump sum payment under the SERP and SERP II, he would receive the present value equivalent of his currently fully vested SERP Benefit and SERP II Benefit calculated using an 8 percent discount rate which is $24,651,299. Payment of the currently unvested SERP II Benefit occurs immediately upon a “change of control.” Given that he elected a lump sum payment under the SERP II, he would receive the present value equivalent of the accelerated SERP II Benefit calculated using an 8 percent discount rate which is $8,217,100. In addition, at the time that Mr. Dreier is eligible to receive the SERP Benefit, Mr. Dreier and his spouse are provided with an executive retirement health insurance program for a period of 15 years which provides the same coverage and benefits as the Ryland executive health insurance program in which Mr. Dreier participated prior to his retirement or termination of employment with Ryland.

Additional Payments to Mr. Dreier Upon a
“Change of Control” of Ryland on December 31, 2008

Three times 2006 “annual compensation”	$86,890,102
Accelerated vesting of 120,000 restricted stock units including tax gross-up	$3,981,972
Accelerated vesting of deferred awards under the TRG Incentive Plan	$1,767,448
Estimate of three years of participation in insurance and other special benefits	$549,741
Outplacement services payment	$100,000
Acceleration of SERP II Benefit	$8,217,100
TOTAL	$101,506,363

Payments to Mr. Dreier Upon a Termination of Employment on
December 31, 2008 by Ryland without “Cause” or by Mr. Dreier for “Good Reason”

Two times base salary	$2,000,000
Lump sum cash payment equal to the value of health and welfare benefits for two years	$166,986
Accelerated vesting of 120,000 restricted stock units including tax gross-up	$3,981,972
Accelerated vesting of deferred awards under the TRG Incentive Plan	$1,767,448
Acceleration of SERP II Benefit (discounted to include a six month delayed payment period)	$7,895,951
TOTAL	$15,812,357

Potential Payments under Senior Executive Severance Agreements

Prior to 2006, Ryland entered into Senior Executive Severance Agreements with certain of its executive officers, including Messrs. Milne, Nicholson and Schreiner. Pursuant to these agreements, upon a “termination of employment” within a “change of control period,” the executives receive a lump sum cash payment equal to their unpaid salary for the remainder of the year in which the termination of employment occurs, a pro rata bonus through the date of the termination of employment based on the highest bonus earned by the executives in any of the three years prior to their termination, plus an amount equal to two times the highest “annual compensation” paid to them for any of the three years prior to their termination. In 2006, Ryland revised its form of Senior Executive Severance Agreement offered to new executive officers to comply with the newly adopted “Policy Regarding Stockholder Approval of Severance Agreements,” as discussed beginning on page 16 of this Proxy Statement. Mr. Bass executed the revised form of Ryland’s Senior Executive Severance Agreement in June 2007 that is subject to the Policy. Mr. Bass’s agreement provides that upon a “termination of employment” during a “change of control period,” Mr. Bass will receive a lump sum cash payment equal to a pro rata bonus through the date of the “termination of employment” based on the target annual bonus for the year in which the “termination of employment” occurs or in the absence of a specified target annual bonus for that year, the highest bonus earned by Mr. Bass in any of the last three years prior to termination, plus an amount equal to two times the highest “annual compensation” paid to Mr. Bass for any of the three years prior to termination. For purposes of all of the Senior Executive Severance Agreements, “annual compensation” means the sum of an executive’s annual base salary and bonus paid or earned even though paid in a subsequent year, and all amounts credited to the executive, vested and unvested, under any incentive compensation or other benefit or compensation plan of Ryland, including the TRG Incentive Plan and Equity Incentive Plan.

Further, upon termination of employment during a “change of control period,” each of the executives receives two years participation, at no cost to them, in the life, accident and health insurance, employee welfare benefit and executive medical reimbursement plans in which they participate. The estimated cost for participation in these benefits for two years is as follows: Mr. Nicholson, $48,383; Mr. Milne, $42,144; Mr. Bass, $50,073; and Mr. Schreiner, $37,301. In addition, the executives receive an equivalent cash payment for two years of continued participation in the personal health and services allowance, health club benefit and benefits provided to the executive prior to the “change of control.” If any of the executives move their residence in order to pursue professional or career opportunities within two years after the date of their termination of employment within a “change of control period,” they are reimbursed for any expenses incurred in relocating, including taxes payable on the reimbursement, any costs or commissions related to selling their homes, all moving expenses and any other benefits provided by Ryland under its relocation program. Messrs. Nicholson, Milne, and Schreiner will receive a lump sum cash payment equal to 10 percent of their “annual compensation” for the calendar year immediately preceding their termination of employment in lieu of the reimbursement for outplacement services. Under his Senior Executive Severance Agreement, Mr. Bass is eligible to receive reimbursement for outplacement services used within two years of the date of Mr. Bass’s termination of employment during a “change of control period” up to 25 percent of Mr. Bass’s “annual compensation” for the calendar year prior to the date of his termination of employment during a “change of control period.”

The “change of control period” for the Senior Executive Severance Agreements begins on the date Ryland becomes aware of or enters into discussions or negotiations that could involve a “change of control” and ends on the earlier of two years after the effective date of a “change of control” or the date on which a “change of control” is no longer discussed or proposed to occur. For purposes of the Senior Executive Severance Agreements, a “change of control” occurs when: a) a third party acquires beneficial ownership of 20 percent or more of the voting power of Ryland’s outstanding voting securities; b) the first purchase of shares of Ryland’s Common Stock is made under a tender or exchange offer by a third party; c) during any two-year period, members of the Board of Directors at the beginning of the period cease for any reason to constitute a majority of the Board, unless the election of each new Director was approved by two-thirds of the Board members at the beginning of the two-year period who are still in office; or d) Ryland’s stockholders approve a merger, consolidation, liquidation or dissolution of Ryland, or the sale of all or substantially all of Ryland’s assets. For purposes of the Senior Executive Severance Agreements, a “termination of employment” occurs when an executive’s employment is terminated by Ryland without “cause” or by the executive with “good reason.” “Good reason” means a) the executive is assigned any duties or responsibilities that are inconsistent in any respect with his position, duties, responsibilities or status prior to a “change of control period”; b) Ryland requires the executive, without his consent, to be based at a location which is more than 50 miles from the executive’s then current primary residence; c) the executive’s base salary, bonus or any other benefits, incentive compensation or compensation plans are reduced; or d) the executive experiences in any year a reduction in the ratio of the executive’s incentive compensation, bonus or other such payments to his base compensation, or a reduction in the method of calculation of the executive’s incentive compensation, bonus or other such payment if these benefits or payments are calculated other than as a percentage of base salary.

All rights, awards and benefits of the executives under Ryland’s benefit, incentive and equity plans immediately vest in full, and the executives receive the amount of these rights, awards and benefits in a cash lump sum payment equal to the amount of these rights, awards and benefits upon a “termination of employment” within a “change of control period.”

If any payment under the Senior Executive Severance Agreements would subject the executive officers to an excise tax under Section 4999 of the Code, Ryland or its successor shall pay the executives an additional amount sufficient to cover the excise tax and any interest or penalties payable that may be imposed, as well as any applicable federal and state income, Medicare and employment taxes that apply to the additional amounts paid.

Pursuant to Ryland’s supplemental executive retirement plan for executive officers (the “SESRP”), vesting of benefits is accelerated immediately upon a “change of control” of Ryland or an “involuntary termination of employment without cause” as defined in the plan.

Payments to named Executive Officers upon a
“Change of Control” as of December 31, 2008

	Larry T.	Gordon A.	Keith E.	Daniel G.
	Nicholson	Milne	Bass	Schreiner
Two times 2006 “annual compensation”	$9,058,701	$7,884,856	$6,477,436	$6,476,454
Estimation of two years insurance and other benefits	$207,406	$209,596	$128,413	$102,801
Accelerated vesting of deferred awards under the TRG Incentive Plan	$730,897	$762,400	$268,167	$318,141
Accelerated vesting of restricted stock units	$824,606	$1,395,930	$530,100	$559,556
Outplacement assistance (1)	$224,976	$213,691	N/A	$244,962
Acceleration of SESRP Benefit (2)	$150,848	N/A	$469,701	N/A
Estimated excise tax and related tax assistance	$3,882,110	—	$2,930,303	—
TOTAL	$15,079,544	$10,466,473	$10,804,120	$7,701,914

(1)          Lump sum cash payment equal to 10 percent of 2007 annual compensation for the executives named above except Mr. Bass, who is eligible to receive reimbursement for outplacement assistance up to 25% of his “annual compensation,” which potential reimbursement amount is not determinable at this time.

(2)          Messrs. Milne and Schreiner are fully vested in their SESRP Benefit.

2008 DIRECTOR COMPENSATION

	Fees Earned or		All Other
Name (1)	Paid in Cash (2)	Stock Awards (3)	Compensation (4)	Total
Leslie M. Frécon	$85,000	$99,420	$25,000	$209,420
Roland A. Hernandez	$80,000	$99,420	$25,000	$204,420
William L. Jews	$118,736	$99,420	$25,000	$243,156
Ned Mansour	$80,000	$99,420	$25,000	$204,420
Robert E. Mellor	$75,000	$99,420	$25,000	$199,420
Norman J. Metcalfe	$85,000	$99,420	$25,000	$209,420
Charlotte St. Martin	$80,000	$99,420	$25,000	$204,420

(1)          Mr. Dreier is the Chairman of the Board of Directors as well as Chief Executive Officer of Ryland. His compensation is disclosed in the preceding executive compensation tables. Since he does not receive compensation separately for his duties as a Director, other than the charitable contribution made on his behalf by Ryland, he is not included in the Director Compensation table.

(2)          The annual retainer fee, which is paid in quarterly installments, is $60,000. Mr. Jews receives an additional annual retainer fee of $40,000 to serve as Lead Director of the Board of Directors. Mr. Jews was elected Lead Director by the Board of Directors at their meeting on February 27, 2008. Half of the annual retainer fee for all Directors is paid in cash. The other half is used to purchase Ryland’s Common Stock on the Directors’ behalf quarterly, such that Ryland instructed a broker to enter an order to purchase shares of Ryland’s Common Stock on the open market so that the purchases occur immediately after the market opens on the date the retainer is paid by Ryland. Committee members receive a fee of $10,000 per committee per year which is paid in quarterly installments. Committee chairpersons receive an additional fee of $5,000 per year paid in quarterly installments. Subject to Section 409A of the Code, Directors are able to defer their annual retainer and meeting fees and the stock purchased as part of their annual retainer fee into Ryland’s nonqualified deferred compensation plan, the EDDCP II. Ryland does not match Director contributions into the EDDCP II.

(3)          On April 26, 2006, Ryland’s stockholders approved the 2006 Non-Employee Director Stock Plan pursuant to which each non-employee Director receives an automatic grant of 3,000 shares of Common Stock each May 1. On May 1, 2008, each of the seven non-employee Directors received 3,000 shares. Pursuant to FAS 123(R), the shares were valued at the closing price of Ryland’s Common Stock of $33.14 on that day.

(4)          Each of the Directors receives the ability to designate where Ryland will make a contribution to qualified charities up to $25,000 annually. These contributions are made directly by Ryland and are not included in the Directors’ income.

PROPOSAL NO. 2

PROPOSAL TO APPROVE AN AMENDMENT
TO RYLAND’S ARTICLES OF INCORPORATION

On February 25, 2009, the Board of Directors declared advisable and approved, subject to the approval of the stockholders, an Amendment to the Company’s Articles of Incorporation to impose certain restrictions on the transfer of our Common Stock which could otherwise adversely affect our ability to use the Company’s net operating loss carryforwards and unrealized losses (collectively, the “NOLs”) for income tax purposes. The proposed Amendment to the Company’s Articles of Incorporation is attached to this Proxy Statement as Appendix A (the “NOL Protective Amendment”).

Background and Reasons for the Proposal

Our Board of Directors approved the Amendment to the Articles of Incorporation in an effort to protect stockholder value by attempting to diminish the risk that our ability to use our NOLs to reduce potential future federal income tax obligations may become substantially limited. We have experienced, and continue to experience, substantial operating losses, including realized losses for tax purposes from sales of inventory and land previously written down for financial statement purposes. NOLs that arise from these losses can be used by us in certain circumstances to offset any current and future taxable income and thus, reduce our federal income tax liability. Our ability to take advantage of these NOLs is subject to certain requirements and restrictions. To the extent that the NOLs are not otherwise limited, we believe that we will be able to carry forward a significant amount of NOLs and that these NOLs could be a substantial asset to us.

The benefit of the NOLs to the Company, including NOLs later arising from realized tax losses on sales of land and inventory previously written down, will be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, if we were to experience an “ownership change” as defined in Section 382 of the Internal Revenue Code (“Section 382”). Any such limitation could significantly impair the value of the asset represented by our available NOLs. An “ownership change” can occur through one or more acquisitions of our stock, whether occurring contemporaneously or pursuant to a single plan, by which one or more 5 percent stockholders increase their ownership of our stock by more than 50 percentage points over their lowest percentage interest within a rolling three-year period. For this purpose, a 5 percent stockholder is a single stockholder that owns or is deemed to own, directly or indirectly, at least 5 percent of our stock and certain groups of stockholders that, in the aggregate, own at least 5 percent of our stock. If such an acquisition were to happen, we would only be allowed to use a limited amount of NOLs and credits to offset our taxable income and tax subsequent to the “ownership change.” The annual limit is obtained by multiplying (i) the aggregate value of our outstanding equity immediately prior to the “ownership change” (reduced by certain capital contributions made during the immediately preceding two years and certain other items) by (ii) the federal long-term tax-exempt interest rate applicable to the month of the “ownership change.” In calculating this annual limit, numerous special rules and limitations apply. If we were to experience an “ownership change” at our current stock price levels, we believe we would be subject to an annual NOL limitation which could result in a material amount of NOLs expiring unused, and which result in a significant impairment to any NOL assets the Company may have at that time.

If the Company were to have taxable income in excess of the NOL limitations following a Section 382 “ownership change,” it would not be able to offset tax on the excess income with the NOLs. Although any loss carryforwards not used as a result of any Section 382 limitation would remain available to offset income in future years (again, subject to the Section 382 limitation) until the NOLs expire, any “ownership change” could significantly defer the utilization of the loss carryforwards, accelerate payment of federal income tax and could cause some of the NOLs to expire unused. Because the aggregate value of our outstanding stock and the federal long-term tax-exempt interest rate fluctuate, it is impossible to predict with any accuracy the annual limitation upon the amount of our taxable income that could be offset by such loss carryforwards and credits were an “ownership change” to occur in the future, but such limitation could be material.

Section 382 Ownership Calculations

The benefit of our NOLs would be significantly reduced if we were to experience an “ownership change” as defined in Section 382. In order to determine whether an “ownership change” has occurred, the Company must compare the percentage of stock owned by each 5 percent stockholder immediately after any change in the ownership of its stock affecting the percentage owned by a 5 percent stockholder (an “owner shift”) to the lowest percentage of stock owned by each such 5 percent stockholder at any time during the testing period (which is generally a three-year rolling period ending on the day of the owner shift). The amount of the increase in the percentage of Company stock owned by each 5 percent stockholder whose stock ownership percentage has increased is summed up, and an ownership change occurs if the aggregate increase in percentage ownership by all such 5 percent stockholders exceeds 50 percent.

For example, if a single investor acquired 50.1 percent of our stock in a three-year period, an “ownership change” would occur. Similarly, if ten persons, none of whom owned our stock, each acquired slightly over 5 percent of our stock within a three-year period (so that such persons owned, in the aggregate, more than 50 percent), an “ownership change” would occur.

In determining whether an “ownership change” has occurred, the rules of Section 382 are very complex, and are beyond the scope of this summary discussion. Some of the factors that must be considered in making a Section 382 “ownership change” calculation include the following:

•   All holders who each own less than 5 percent of a company’s common stock are generally (but not always) treated as a single 5 percent stockholder. Transactions in the public markets among stockholders who are not 5 percent stockholders are generally (but not always) treated as within this single public group 5 percent stockholders.

•   There are several rules regarding the aggregation and segregation of stockholders who otherwise do not qualify as 5 percent stockholders. Ownership of stock is generally attributed to its ultimate beneficial owner without regard to ownership by nominees, trusts, corporations, partnerships or other entities.

•   Acquisitions by a person which cause that person to become a 5 percent stockholder generally result in a 5 percentage (or more) point change in ownership, regardless of the size of the final purchase that caused the 5 percent threshold to be exceeded.

•   Certain constructive ownership rules, which generally attribute ownership of stock owned by estates, trusts, corporations, partnerships or other entities to the ultimate indirect individual owner thereof, or to related individuals, are applied in determining the level of stock ownership of a particular stockholder. Special rules can result in the treatment of options (including warrants) or other similar interests as having been exercised if such treatment would result in an ownership change.

•   The redemption or buyback of shares by an issuer will increase the ownership of any 5 percent stockholders (including groups of stockholders who are not themselves 5 percent stockholders) and can contribute to an “ownership change.” In addition, it is possible that a redemption or buyback of shares could cause a holder of less than 5 percent to become a 5 percent stockholders, resulting in a 5 percentage (or more) point change in ownership.

Currently, we do not believe that we have experienced an “ownership change,” but calculating whether an “ownership change” has occurred is subject to inherent uncertainty. This uncertainty results from the complexity and ambiguity of the Section 382 provisions, as well as limitations on the knowledge that any publicly traded company can have about the ownership of and transactions in its securities.

It is not possible to fully determine or estimate the level of NOLs that are now or in the future may be available to us to offset a taxable income that we may have or otherwise reduce our taxes. Based upon our results through December 31, 2008, we believe we will be able to “carry back” NOLs realized through that date to get a tax refund of more than $160 million from taxes previously paid by us on income earned in 2006. Future NOLs are primarily realized by us from operating losses and from realized losses for tax purposes from any sale of inventory or land that previously has been written down by us. The current amount of unrealized losses related to the sale of inventory or land that was previously written down by us that could be subject to a limitation upon an ownership change is in excess of $475 million.

Although the Board of Directors adopted a Shareholder Rights Plan on December 17, 2008 to assist in protecting the NOLs, and is submitting that Rights Plan to stockholders for approval in this Proxy Statement, it will not completely restrict transactions that could result in an “ownership change” and there is nothing we can do under the Rights Plan to block the impact of any resulting ownership shift. The Board of Directors believes the best interests of stockholders are served by adopting provisions that are designed to restrict direct and indirect transfers of our stock if such transfers will affect the percentage of stock that is treated as owned by a 5 percent stockholder. In addition, the NOL Protective Amendment will include a mechanism to block the impact of a transfer on the ownership shift while allowing purchasers to receive their money back from prohibited purchases. In order to implement these transfer restrictions, the NOL Protective Amendment must be approved by stockholders.

Description of NOL Protective Amendment

The following is a summary of the proposed NOL Protective Amendment. This summary is qualified in its entirety by reference to the full text of the proposed transfer restrictions, which is contained in the proposed Article ELEVENTH of our Articles of Incorporation set forth in Appendix A. Stockholders are urged to read in their entirety the transfer restrictions set forth in Appendix A.

Prohibited Transfers. Although the Section 382 rules apply to 5 percent stockholders as described herein, the Board has determined that it is in the best interest of the Company to apply a more conservative approach by restricting transactions of stockholders that own or would own 4.9 percent of our stock. The transfer restrictions generally will restrict, from and after the effective date, any direct or indirect transfer (such as transfers of stock of the Company that result from the transfer of interests in other entities that own stock of the Company) if the effect would be to:

•   increase the direct or indirect ownership of our stock by any Person (as defined below) from less than 4.9 percent to 4.9 percent or more of our Common Stock; or

•   increase the percentage of our Common Stock owned directly or indirectly by a Person owning or deemed to own 4.9 percent or more of our Common Stock (including existing 4.9 percent stockholders as of the effective date).

“Person” means any individual, firm, corporation or other legal entity, including a group of persons treated as an entity pursuant to Treasury Regulation § 1.382 -3(a)(1)(i), and includes any successor (by merger or otherwise) of such entity.

Transfers subject to the transfer restrictions include sales to Persons whose resulting percentage ownership (direct or indirect) of Common Stock would exceed the 4.9 percent thresholds discussed above, or to Persons whose direct or indirect ownership of Common Stock would by attribution cause another Person to exceed such threshold. Rules of constructive ownership, aggregation, segregation, combination and other stock ownership rules prescribed by the Code (and related regulations) that apply in determining whether a Person constitutes a 5 percent stockholder under Section 382 and whether less than 5 percent stockholders will be treated as one or more “public groups,” each of which is a 5 percent stockholder under Section 382, will apply to the determination of 4.9 percent stockholders under the proposed NOL Protective Amendment. A transfer from one member of the public group to another member of the public group does not increase the percentage of our Common Stock owned directly or indirectly by the public group and, therefore, such transfers are not restricted. For purposes of determining the existence and identity of, and the amount of Common Stock owned by, any stockholder, we will be entitled to rely on the existence or absence of filings with the SEC of Schedules 13D and 13G (or any similar filings) as of any date, subject to our actual knowledge of the ownership of our Common Stock. The transfer restrictions will include the right to require a proposed transferee, as a condition to registration of a transfer of Common Stock, to provide all information reasonably requested regarding such person’s direct and indirect ownership of our Common Stock.

The transfer restrictions may result in the delay or refusal of certain requested transfers of our Common Stock. As a result, the transfer restrictions could result in prohibiting ownership (thus requiring dispositions) of our Common Stock because of a change in the relationship between two or more persons or entities, or of a transfer of an interest in an entity other than us, such as an interest in an entity that, directly or indirectly, owns our Common Stock. The transfer restrictions will also apply to proscribe the creation or transfer of certain “options” (which are broadly defined by Section 382) in respect of our Common Stock to the extent that, in certain circumstances, creation, transfer or exercise of the option would result in a proscribed level of ownership.

Consequences of Prohibited Transfers.  Upon adoption of the transfer restrictions, any direct or indirect transfer attempted in violation of the restrictions is void as of the date of the purported transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of Common Stock would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the restrictions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such Common Stock, or in the case of options, receiving Common Stock in respect of their exercise. In this Proxy Statement, Common Stock purportedly acquired in violation of the transfer restrictions is referred to as “excess stock.”

In addition to the purported transfer being void as of the date of the purported transfer, upon demand, the purported transferee must transfer the excess stock to our agent along with any dividends or other distributions paid with respect to such excess stock. Our agent is required to sell such excess stock in an arms’ length transaction (or series of transactions) that would not constitute a violation under the transfer restrictions. The net proceeds of the sale, together with any other distributions with respect to such excess stock received by our agent, after deduction of all costs incurred by the agent, will be distributed first to the purported transferee in an amount, if any, up to the cost (or in the case of gift, inheritance or similar transfer, the fair market value of the excess stock on the date of the violative transfer) incurred by the purported transferee to acquire such excess stock, and the balance of the proceeds, if any, will be distributed to a charitable beneficiary. If the excess stock is sold by the purported transferee, such person will be treated as having sold the excess stock on behalf of the agent, and will be required to remit all proceeds to our agent (except to the extent we grant written permission to the purported transferee to retain an amount not to exceed the amount such person otherwise would have been entitled to retain had our agent sold such shares).

To the extent permitted by law, any stockholder who knowingly violates the transfer restrictions is liable for any and all damages suffered by us as a result of such violation, including damages resulting from a reduction in or elimination of the ability to utilize the NOLs and any professional fees incurred in connection with addressing such violation.

With respect to any transfer of Common Stock which does not involve a transfer of a Corporation Security (as defined in the NOL Protective Amendment), but which would cause any 4.9 percent stockholder to violate the transfer restrictions, the following procedure will apply in lieu of those described above. In such case, no such 4.9 percent stockholder is required to dispose of any interest that is not a Corporation Security, but such 4.9 percent stockholder and/or any person whose ownership of Corporation Securities is attributed to such 4.9 percent stockholder is deemed to have disposed of (and is required to dispose of) sufficient Corporation Securities, simultaneously with the transfer, to cause such 4.9 percent stockholder not to be in violation of the transfer restrictions, and such securities will be treated as excess stock to be disposed of through the agent under the provisions summarized above, with the maximum amount payable to such 4.9 percent stockholder or such other person that was the direct holder of such excess stock from the proceeds of sale by the agent being the fair market value of such excess stock at the time of the prohibited transfer.

Public Groups; Modification and Waiver of Transfer Restrictions. The transfer restrictions will contain an exception permitting otherwise prohibited transfers of our Common Stock to a public group. These permitted transfers include transfers to public groups that would be created by the transfer and treated as a 4.9 percent stockholder. This exception is designed to facilitate sales by stockholders into the market to reduce their holdings. In addition, the Board of Directors will have the discretion to approve a transfer of Common Stock that would otherwise violate the transfer restrictions if it determines that such transfer is in the Company’s best interests. If the Board of Directors decides to permit a transfer that would otherwise violate the transfer restrictions, that transfer or later transfers may result in an “ownership change” that could limit our use of the NOLs. In deciding whether to grant a waiver, the Board of Directors may seek the advice of counsel and tax experts with respect to the preservation of our federal tax attributes pursuant to Section 382. In addition, the Board of Directors may request relevant information from the acquirer and/or selling party in order to determine compliance with the NOL Protective Amendment or the status of our federal income tax benefits, including an opinion of counsel selected by the Board of Directors (the cost of which will be borne by the transferor and/or the transferee) that the transfer will not result in a Section 382 Limitation. In considering a waiver, we expect the Board of Directors to consider:

•   the impact of the proposed transfer on the cumulative increase in percentage ownership of all 5 percent stockholders taken into account at the time of the transfer for purposes of Section 382 (the “Cumulative 382 Shift”);

•   the then existing level of our Cumulative Section 382 shift in ownership percentage;

•   the timing of the expected “roll-off’ of our existing Cumulative Section 382 shift;

•   the economic impact of any Section 382 Limitation that might result, taking into account factors such as our market capitalization and cash position;

•   the impact on possible future issuances or purchases of our Common Stock by us; and

•   any changes or expected changes in applicable tax law.

If the Board of Directors decides to grant a waiver, it may impose conditions on the acquirer or selling party.

In addition, in the event of a change in law, the Board of Directors is authorized to modify the applicable allowable percentage ownership interest (currently 4.9 percent) or modify any of the definitions, terms and conditions of the transfer restrictions or to eliminate the transfer restrictions, provided the Board of Directors determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the NOLs, or that the continuation of these restrictions is no longer reasonably necessary for such purpose, as applicable. Stockholders of the Company will be notified of any such determination through a filing with the SEC or such other method of notice as the Secretary of the Company deems appropriate.

The Board of Directors may establish, modify, amend or rescind Bylaws, regulations and procedures for purposes of determining whether any transfer of Common Stock would jeopardize the Company’s ability to preserve and use the NOLs.

Implementation and Expiration of the NOL Protective Amendment

If the NOL Protective Amendment is approved by our stockholders at the Annual Meeting of Stockholders, we intend to immediately enforce the restrictions to preserve future use of the NOL assets. The NOL Protective Amendment will expire on the earlier of (i) the Board of Directors’ determination that the NOL Protective Amendment is no longer necessary for the preservation of the NOLs because of the repeal of Section 382 or any successor statute, (ii) the beginning of a taxable year of the Company to which the Board of Directors determines that no NOLs may be carried forward, or (iii) such date as the Board of Directors determines that the NOL Protective Amendment is no longer necessary or appropriate as a tool for the preservation of the NOLs. The Board of Directors is also permitted to accelerate or extend the expiration date of the transfer restrictions in the event of a change in the law or other relevant circumstances.

Enforceability, Trading and Other Considerations

The Board of Directors believes that attempting to safeguard the tax benefits as described above is in our best interests. Nonetheless, we cannot eliminate the possibility that an “ownership change” will occur even if the NOL Protective Amendment or the Rights Plan is approved. You should consider the factors discussed below in making your voting decision.

Potential Challenge to NOLs

The amount of the Company’s NOLs has not been audited or otherwise validated by the IRS. The IRS could challenge the amount of the NOLs, which could result in an increase in our liability in the future for income taxes. In addition, determining whether an “ownership change” has occurred is subject to uncertainty, both because of the complexity and ambiguity of Section 382 and because of limitations on a publicly traded company’s knowledge as to the ownership of, and transactions in, its securities. Therefore, we cannot assure you that the IRS or other taxing authority will not claim that we experienced an “ownership change” and attempt to reduce the benefit of the Company’s NOLs even if the NOL Protective Amendment or the Rights Plan is in place.

Potential Lack of Enforceability

Although the NOL Protective Amendment is intended to reduce the likelihood of an “ownership change” that could adversely affect us, we cannot assure you that such restrictions would prevent all transfers that could result in such an ownership change. In particular, absent a court determination, there can be no assurance that the acquisition restrictions of the NOL Protective Amendment will be enforceable against all of our stockholders. They may be subject to challenge on equitable or other grounds. In particular, the acquisition restrictions may not be enforceable against stockholders who vote against or abstain from voting on the NOL Protective Amendment or who do not have notice of the restrictions at the time that they acquire their shares.

Potential Effects on Liquidity

The NOL Protective Amendment will restrict a stockholder’s ability to acquire, directly or indirectly, additional shares of Common Stock in excess of the specified limitations. Furthermore, a stockholder’s ability to dispose of Common Stock may be limited by reducing the class of potential acquirers for such Common Stock. A stockholder’s ownership of Common Stock may become subject to the NOL Protective Amendment or the Rights Plan upon actions taken by persons related to, or affiliated with, them. Stockholders are advised to carefully monitor their ownership of our stock and consult their own advisors to determine whether their ownership of our stock approaches the proscribed level.

Potential Impact on Value

If the NOL Protective Amendment is approved, the Board of Directors intends to impose a legend reflecting the NOL Protective Amendment on certificates representing newly issued or transferred shares. Because certain buyers, including persons who may wish to acquire 4.9 percent or more of our Common Stock and certain institutional holders who do not or choose not to hold Common Stock with restrictive legends, may not purchase our Common Stock, the NOL Protective Amendment could depress the value of our Common Stock in an amount that might more than offset any value conserved as a result of the preservation of the NOLs.

Anti-Takeover Impact

The basis for the NOL Protective Amendment is to preserve the long-term value to the Company of the accumulated NOLs. However, the NOL Protective Amendment or the Rights Plan, if adopted, could be deemed to have an “anti-takeover” effect because, among other things, it will restrict the ability of a person, entity or group to accumulate 4.9 percent or more of Common Stock and the ability of persons, entities or groups now owning 4.9 percent or more of Common Stock from acquiring additional shares of Common Stock, without the approval of the Board of Directors.

Impact on Existing 4.9 Percent or Greater Holders

Both the Rights Plan and, after its effective date, the NOL Protective Amendment will apply to existing 4.9 percent or greater stockholders and restrict them from acquiring additional shares of our Common Stock.

Approval Requirements

The affirmative vote of holders of record of not less than a majority of the outstanding shares of Common Stock on the record date is required for approval of the proposed Amendment to the Articles of Incorporation. Because the affirmative vote of a majority of our outstanding shares is required to approve this proposal, broker non-votes and abstentions have the same effect as a vote against this proposal. If the proposed Amendment is approved by the stockholders, it will become effective upon its acceptance by the State Department of Assessments and Taxation of Maryland, which is expected to occur as soon as reasonably practicable after approval.

Recommendation of your Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE NOL PROTECTIVE AMENDMENT.  APPROVAL OF THE NOL PROTECTIVE AMENDMENT REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF OUR OUTSTANDING SHARES OF COMMON STOCK.

PROPOSAL NO. 3

PROPOSAL TO APPROVE THE RYLAND GROUP, INC.
SHAREHOLDER RIGHTS PLAN

Introduction

The Rights Plan proposal is an opportunity for stockholders to ratify and approve the decision of Ryland’s Board of Directors to adopt the Rights Plan. Under the Rights Plan, such approval is required by December 18, 2009, which is one year from the date of effectiveness of the Rights Plan, or the Rights Plan will automatically expire on that date.

The Rights Plan, as it may be amended and restated, is not designed to protect stockholders against the possibility of a hostile takeover. Instead, it is meant to diminish the risk of a possible material limitation on our ability to use our NOLs to reduce potential future federal income tax obligations. Please see the discussion under “Proposal 2: Proposal to Approve an Amendment to Ryland’s Articles of Incorporation,” on pages 37 through 43 of this Proxy Statement, for a discussion of the Section 382 limitation on the use of NOLs. Because the transfer restrictions of the NOL Protective Amendment may not be enforceable in all circumstances (as described in Proposal 2) Ryland’s Board of Directors believes it is in the best interest of the Company and our stockholders for you to approve the adoption of the Rights Plan. Ryland’s Board of Directors has unanimously approved the Rights Plan and is unanimously recommending that stockholders approve the Rights Plan at the Annual Meeting.

The following description of the Rights Plan is qualified in its entirety by reference to the text of the Rights Plan, which is attached to this Proxy Statement as Appendix B. You are urged to read carefully the Rights Plan in its entirety as the discussion below is only a summary.

Description of Rights Plan

The Rights Plan is intended to act as a deterrent to any person or group acquiring 4.9 percent or more of our outstanding Common Stock (an “Acquiring Person”) without the approval of our Board of Directors. Stockholders who own 4.9 percent or more of our outstanding Common Stock as of the close of business on December 29, 2008 will not trigger the Rights Plan so long as they do not (i) acquire any additional shares of Common Stock or (ii) fall under 4.9 percent ownership of Common Stock and then re-acquire 4.9 percent or more of the Common Stock of the Company. The Rights Plan does not exempt any future acquisitions of Common Stock by such persons. Any rights held by an Acquiring Person are void and may not be exercised. Our Board of Directors may, in their sole discretion, exempt any person or group from being deemed an Acquiring Person for purposes of the Rights Plan.

The Rights. Ryland’s Board of Directors authorized the issuance of one right per each outstanding share of our Common Stock payable to our stockholders of record as of December 29, 2008. Subject to the terms, provisions and conditions of the Rights Plan, if the rights become exercisable, each right would initially represent the right to purchase from us one ten-thousandth of a share of our Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) for a purchase price of $90.00 (the “Purchase Price”). If issued, each fractional share of Series A Preferred Stock would give the stockholder approximately the same dividend, voting and liquidation rights as does one share of our Common Stock. However, prior to exercise, a right does not give its holder any rights as a stockholder of Ryland, including, without limitation, any dividend, voting or liquidation rights.

Exercisability. The rights will not be exercisable until the earlier of (i) 10 business days after a public announcement by us that a person or group has become an Acquiring Person, and (ii) 10 business days after the commencement of a tender or exchange offer by a person or group for 4.9 percent or more of our Common Stock.

We refer to the date that the rights become exercisable as the “Distribution Date.” Until the Distribution Date, our Common Stock certificates will evidence the rights and will contain a notation to that effect. Any transfer of shares of Common Stock prior to the Distribution Date will constitute a transfer of the associated rights. After the Distribution Date, the rights may be transferred apart from the transfer of the underlying shares of Common Stock, unless and until our Board has determined not to affect an exchange pursuant to the Rights Plan (as described below).

After the rights become exercisable and there is an Acquiring Person, each holder of a right, other than rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a right and payment of the Purchase Price, that number of shares of Common Stock having a market value of two times the Purchase Price.

Exchange. After the Distribution Date, the Board of Directors may exchange the rights (other than rights owned by an Acquiring Person which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or a fractional share of Series A Preferred Stock (or of a share of a similar class or series of the Company’s preferred stock having similar rights, preferences and privileges) of equivalent value, per right (subject to adjustment).

Expiration. The rights and the Rights Plan will expire on the earliest of (i) December 18, 2018, (ii) the time at which the rights are redeemed pursuant to the Rights Plan, (iii) the time at which the rights are exchanged pursuant to the Rights Plan, (iv) the repeal of Section 382 or any successor statute if the Board of Directors determines that the Rights Plan is no longer necessary for the preservation of tax benefits, (v) the beginning of a taxable year of the Company to which the Board of Directors determines that no tax benefits may be carried forward, or (vi) December 18, 2009, if stockholder approval is not obtained.

Redemption. At any time prior to the time an Acquiring Person becomes such, the Board of Directors may redeem the rights in whole, but not in part, at a price of $0.001 per right (the “Redemption Price”). The redemption of the rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights is to receive the Redemption Price.

Anti-Dilution Provisions. Our Board of Directors may adjust the Purchase Price of the Series A Preferred Stock, the number of Series A Preferred Stock issuable and the number of outstanding rights to prevent dilution that may occur as a result of certain events, including among others, a stock dividend, a stock split or a reclassification of the Series A Preferred Stock or of our Common Stock. No adjustments to the purchase price of less than 1 percent will be made.

Amendments. Before the Distribution Date, our Board of Directors may amend or supplement the Rights Plan without the consent of the holders of the rights. After the Distribution Date, our Board of Directors may amend or supplement the Rights Plan only to cure an ambiguity, to alter time period provisions, to correct inconsistent provisions, or to make any additional changes to the Rights Plan, but only to the extent that those changes do not impair or adversely affect any rights holder and do not result in the rights again becoming redeemable, or cause the Rights Plan again to become amendable other than in accordance with this sentence.

Recommendation of your Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE RIGHTS PLAN. APPROVAL OF THE RIGHTS PLAN REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST WITH A QUORUM PRESENT.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL CONCERNING GREENHOUSE GAS EMISSIONS

Ryland received a stockholder proposal from The Nathan Cummings Foundation (“NCF”), located at 475 Tenth Avenue, 14th Floor, New York, New York 10018.  As a result, Ryland includes the following stockholder proposal in its Proxy Statement for the 2009 Annual Meeting of Stockholders. Stockholders will vote on the proposal at the Annual Meeting. NCF beneficially owns approximately 103 shares of Ryland’s Common Stock.

Stockholder’s Proposal

“The Intergovernmental Panel on Climate Change (IPCC) recently concluded that warming of the climate system is unequivocal and that human activity is the main cause. Debate surrounding climate change now focuses not on whether a problem exists but rather on the best means for abatement and adaptation.

The rise in average global temperatures resulting from climate change is expected to have significant adverse impacts. According to Business Week, many scientists agree that the warmer temperatures resulting from climate change are causing more powerful storms and perhaps intensifying extreme weather events including droughts and wild fires. Thermal expansion and melting ice sheets are expected to lead to rising sea levels, with significant implications for coastal communities. Rising temperatures will also impact fresh water supplies. California’s Department of Water Resources, for instance, has stated that,“Adapting California’s water management systems to climate change presents one of the most significant challenges for the 21st century.”

Climate change also has important economic implications. The Stern Review, often cited as the most comprehensive overview of the economics of climate change, estimated that the cumulative economic impacts of climate change could be equivalent to a loss of up to 20% of average world-wide consumption if action is not taken quickly. A more general pronouncement in the IPCC’s report, Climate Change 2007: Impacts, Adaptation and Vulnerability, observed that “Taken as a whole, the range of published evidence indicates that the net damage costs of climate change are likely to be significant and to increase over time.”

According to the Washington Post, “Buildings are the largest source of the greenhouse-gas emissions that are causing global warming, and in the United States, half of building-related emissions are from houses.” The EPA estimates that the residential end-use sector accounted for 21% of CO2 emissions from fossil fuel combustion in 2005.

With residential end-use accounting for such a high proportion of GHG emissions stemming from fossil fuel combustion, a number of recent studies have focused on energy efficiency improvements in residential dwellings as a potential source of emission reductions. One study in The McKinsey Quarterly found that nearly a quarter of cost-effective GHG abatement potential involves efficiency-enhancing measures geared at reducing demand in the buildings and transportation sectors. A second McKinsey study concluded that the residential sector represents the single-largest opportunity to raise energy productivity, noting that, “The adoption of available technologies (including high-efficiency building shells, compact fluorescent lighting, and high-efficiency water heating) would cut ... end-use demand for energy by 32 QBTUs in 2020, equivalent to 5 percent of global end-user demand in that year.”

RESOLVED: Shareholders request that the Board of Directors adopt quantitative goals, based on available technologies, for reducing total greenhouse gas emissions from the Company’s products and operations and report to shareholders by December 31, 2009, on its plans to achieve these goals. Such a report will omit proprietary information and be prepared at reasonable cost.”

The Board of Directors’ Statement in Opposition to the Stockholder Proposal

Ryland recognizes the importance of minimizing its impact on climate change to purchasers of our homes as well as other constituents. Ryland places a priority on the evaluation of its designs and building methods to conserve resources, improve energy efficiency and reduce greenhouse gas emissions. The Board recommends a vote against this proposal because it believes that our current business practices already address the concerns raised in the proposal. Ryland understands that energy efficient homes consume less energy, which should have a positive impact on greenhouse gas emissions. Ryland is a member of the local communities in which it builds and, as a national homebuilder, is a member of the United States community. Therefore, Ryland has a vested interest in these topical issues, and it is Ryland’s policy to monitor regulatory and scientific developments regarding the environment and meet or exceed all of its obligations.

Ryland addresses the concerns raised by the foregoing proposal in the evaluation of the products that are included in the homes it sells to its customers. Ryland endeavors to purchase the appliances, heating and air conditioning units and other products incorporated into its homes from environmentally responsible companies that are ENERGY STAR® participants and companies that are active in addressing environmental impacts and greenhouse gas emissions. For example, all appliances purchased from General Electric Company, which are used in all of Ryland’s homes, are ENERGY STAR® qualifying products.

Ryland attempts to design its homes in a way that addresses environmental concerns, prevents pollution, conserves resources and energy, minimizes the use of hazardous materials and reduces waste. This policy is implemented by management’s evaluation of the use of new technologies in order to exceed current homebuilding practices related to energy efficiency standards. As a matter of practice, Ryland undertakes a comprehensive review of the environmental concerns affecting each of its construction projects and strives to meet or exceed the environmental protection standards applicable to each project. Ryland has concentrated significant efforts in these areas, guided by its mission to be America’s favorite home builder. Ryland is continually evaluating and implementing initiatives aimed at environmental concerns especially those regarding energy efficiency and the reduction of greenhouse gas emissions.

Ryland’s customers demand the best not only from the finished product but from the components that make up a new Ryland home, and an important way for Ryland’s suppliers to differentiate their products is to be at the forefront of developing new products that decrease energy usage. Ryland strives to implement home designs that decrease energy and water usage, and minimize impact to the environment. In this regard:

•        All of the appliances in new Ryland homes are manufactured by General Electric Company, which has been recognized with the DOE/EPA ENERGY STAR® Award for Sustained Excellence for outstanding contributions to environmental protection and energy efficiency in the manufacture of high-efficiency household appliances and lighting products.

•        The HVAC (heating, ventilation and air conditioning) systems in new Ryland homes are manufactured by Carrier/Bryant, and their products meet or exceed mandatory efficiency standards in the industry for annual fuel utilization efficiency, seasonal energy efficiency ratio, heating seasonal performance factor and Bels-ratings.

•        Ryland promotes framework design that maximizes lumber efficiency, installs low flow plumbing fixtures and shut-off valves, direct vent fireplaces and eco-friendly insulation, and more efficiently seals the building envelope and duct work to decrease energy loss.

•        Ryland considers the impact of its homes on the local and global environment by selecting foliage compatible with local environmental conditions, by using environmentally friendly products for termite treatment and exterior wood protection, and by avoiding the destruction of old growth lumber.

Ryland addresses the issues identified in the stockholder proposal through its achievement of maximum energy efficiency in the homes it builds. Ryland is an industry leader in how it designs and builds its homes and carefully selects its manufacturers to effectively and responsibly address the issues raised by the proposal.

Ryland evaluates the environmental effects of its operations with respect to its local communities as well as in response to the environmental issues, such as greenhouse gas emissions, facing our world community and future generations. Ryland seeks to build homes that are energy efficient, that are affordable, and that minimize their impact upon climate change, all while delivering value to homeowners and stockholders. We believe that the additional assessment requested by this stockholder proposal is unnecessary in light of our continued voluntary efforts to build increasingly energy efficient homes that minimize the impact upon climate change and the environment. We further believe this stockholder proposal is not appropriate, given the complexity involved in evaluating and selecting technologies and products for use in the construction of our homes that fulfill these goals but still comply with all local regulations and other requirements. Accordingly, requiring specific numerical targets, as opposed to a general business-based approach as systems and practices evolve and local and national circumstances dictate, is not in the best interests of Ryland and its stockholders. Additionally, we believe the adoption of the proposal would require Ryland to commit significant additional time and resources to matters that are currently, and most appropriately, handled by Ryland’s Board of Directors and management.

Vote Required

Approval of Proposal No. 4 requires the affirmative vote of a majority of the shares of Ryland’s Common Stock cast in person or represented by proxy and entitled to be voted on the Proposal at the Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST PROPOSAL NO. 4

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL CONCERNING

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Ryland received a stockholder proposal from the Comptroller of the City of New York, as Custodian and Trustee of the New York City Employee’s Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension Fund, and custodian of the New York City Board of Education Retirement System (the “Systems”) located at 1 Centre Street, New York, New York 10007. As a result, Ryland includes the following stockholder proposal in its Proxy Statement for the 2009 Annual Meeting of Stockholders. Stockholders will vote on this proposal at the Annual Meeting. The Systems beneficially own approximately 106,534 shares of Ryland’s Common Stock.

Stockholders’ Proposal

“RESOLVED, that shareholders of The Ryland Group, Inc. request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

Investors are increasingly concerned about mushrooming executive compensation especially when it is insufficiently linked to performance. In 2008, shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions have averaged 43% in favor, with ten votes over 50%, demonstrating strong shareholder support for this reform.

An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation. We believe the results of this vote would provide the board and management with useful information about shareholder views on the company’s senior executive compensation.

In its 2008 proxy Aflac submitted an Advisory Vote resulting in a 93% vote in favor, indicating strong investor support for good disclosure and a reasonable compensation package. Daniel Amos, Chairman and CEO said, “An advisory vote on our compensation report is a helpful avenue for our shareholders to provide feedback on our pay-for-performance compensation philosophy and pay package.”

To date eight other companies have also agreed to an Advisory Vote, including Verizon, MBIA, H&R Block, Blockbuster, and Tech Data. TIAA-CREF, the country’s largest pension fund, has successfully utilized the Advisory Vote twice.

Influential proxy voting service RiskMetrics Group recommends votes in favor, noting: “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”

The Council of Institutional Investors has endorsed advisory votes and a bill to allow annual advisory votes passed the House of Representatives by a 2-to-1 margin. As presidential candidates, Senators Obama and McCain supported the Advisory Vote.

We believe that existing U.S. Securities and Exchange Commission rules and stock exchange listing standards do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast, in the United Kingdom, public companies allow shareholders to cast a vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management sponsored Advisory Vote a helpful tool.

We urge our board to allow shareholders to express their opinion about senior executive compensation through an Advisory Vote”

The Board of Directors’ Statement in Opposition to the Stockholder Proposal

Ryland’s Board of Directors understands the importance of communicating with stockholders regarding executive compensation and regularly engages in meaningful dialogue with Ryland investors. The process suggested by the proposal, however, is not an effective mechanism for stockholders to meaningfully convey opinions regarding Ryland’s executive compensation. Further, an advisory vote would undermine the work of our Compensation Committee and be inconsistent with fundamental principles of corporate governance. Finally, an advisory vote could put us at a competitive disadvantage by impeding our ability to recruit and retain executive talent. For these reasons, as explained more fully below, we recommend that stockholders vote against this proposal.

We believe that an advisory vote would not provide the Compensation Committee with meaningful guidance in considering its compensation philosophy and program or in making specific compensation decisions because the vote would not communicate specific stockholder views or concerns regarding executive compensation packages. If stockholders vote “Against” our compensation package, which necessarily encompasses all compensation paid to Ryland’s most highly-paid executive officers, the Board of Directors would have no way of knowing which feature or features of the compensation package were objectionable. Accordingly, the stockholder desired responsive action to any such vote would be completely unclear. Similarly, if stockholders vote “For” the compensation package, this would suggest, perhaps inaccurately, that stockholders were satisfied with all aspects of that package. Furthermore, any advisory vote would require the Compensation Committee to speculate about the meaning of stockholder approval or disapproval months after the compensation approved or disapproved by stockholders had already been paid and well into the following year’s compensation cycle.

Providing stockholders with this blunt and imprecise tool is not necessary because stockholders already have more effective methods of communicating their concerns. Stockholders may contact any of Ryland’s Directors, including members of Ryland’s Compensation Committee, directly by writing to them at The Ryland Group, Inc., 24025 Park Sorrento, Suite 400, Calabasas, California 91302. Unlike an advisory vote, this method of communication allows stockholders to voice specific concerns and to communicate clearly and effectively with our Board of Directors. Additionally, equity and other incentive compensation plans from time-to-time are submitted for approval by stockholders. Unlike an advisory vote regarding historical compensation disclosures, the opportunity to vote on these matters provides an effective mechanism for stockholders to meaningfully convey their satisfaction or dissatisfaction with Ryland’s compensation practices in a manner that may meaningfully impact those practices going forward.

Additionally, the American system of corporate governance is based on the notion that stockholders are solely responsible for the election of directors and that those directors, once elected, serve as fiduciaries to the corporations they serve. As fiduciaries, directors are obligated to act with diligence and in good faith to make decisions and develop policies that they believe will best serve stockholder interests.

These fiduciary duties extend to the formulation of policies with respect to the compensation of a corporation’s senior executives, and this is precisely the case at Ryland. Ryland’s Compensation Committee, which consists entirely of independent Directors, is responsible for designing an executive compensation program that attracts, motivates and retains talented senior executives. In discharging its fiduciary duties and fulfilling its responsibilities, the Compensation Committee is assisted by a highly-qualified independent compensation consulting firm. The Compensation Committee makes its decisions after careful consideration of Ryland’s strategic and financial objectives, an executive’s performance against specific quantitative and qualitative objectives and other relevant performance data. In every instance, the Compensation Committee is fulfilling its responsibility to do its best to maximize Ryland’s performance in order to further the interests of Ryland’s stockholders.

In fulfilling their responsibility to elect Directors, Ryland’s stockholders perform a critical role in the corporate governance process. But, it is Ryland’s Board of Directors that is charged with the duty to manage the business and affairs of Ryland, and it is the Board, including the Compensation Committee, that has the fiduciary duty to make decisions regarding matters pertaining to the compensation of Ryland’s executive officers. As described above, these decisions require an exceptional amount of time, expert advice and detailed understanding of Ryland’s business, including its competitive environment. To permit an advisory vote of stockholders on these issues would risk undermining the ability of the members of the Board of Directors, including the Compensation Committee, to discharge their fiduciary duties and ultimately hinder corporate performance.

Finally, we operate in a highly competitive environment and in order to attain long-term success and thereby build value for our stockholders, it is critical that we recruit and retain a talented senior management team. To our knowledge, none of our competitors puts named executive officer compensation to an advisory vote. If we were to adopt this practice, this could lead to a perception among our current executives and prospective employees that compensation opportunities at Ryland are limited, especially as compared to competitors that have not adopted the practice. This could put us at a competitive disadvantage in hiring and retaining executive talent and ultimately harm our business and our stockholders.

Accordingly, the Board does not believe an advisory vote on executive compensation is in the best interests of Ryland and its stockholders and recommends a vote against Proposal No. 5.

Vote Required

Approval of Proposal No. 5 requires the affirmative vote of a majority of the shares of Ryland’s Common Stock cast in person or represented by proxy and entitled to be voted on the Proposal at the Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST PROPOSAL NO. 5

PROPOSAL NO. 6
STOCKHOLDER PROPOSAL CONCERNING

SENIOR EXECUTIVE SEVERANCE AGREEMENTS

Ryland received a stockholder proposal from the Amalgamated Bank LongView MidCap 400 Index Fund (the “Fund), located at 275 Seventh Avenue, New York, New York 10001. As a result, Ryland includes the following stockholder proposal in its Proxy Statement for the 2009 Annual Meeting of Stockholders. Stockholders will vote on this proposal at the Annual Meeting. The Fund beneficially owns approximately 15,670 shares of Ryland’s Common Stock.

Stockholder’s Proposal

RESOLVED: The shareholders of The Ryland Group, Inc. (“Ryland” or the “Company”) hereby request that the board of directors adopt a policy covering future agreements for payments to senior executives in the event of a change of control at the Company, with any such payments to be made only if an executive’s employment is terminated and with no accelerated vesting of unvested equity awards.

For purposes of this resolution a “change of control” will not be deemed to have occurred unless there has been an actual change, such as the consummation of a merger or acquisition of the Company. “Future agreements” include amendments, modifications or extensions of any current agreements.

SUPPORTING STATEMENT

Ryland has entered into a series of agreements, commonly known as “golden parachutes,” that allow senior executives to receive payments triggered by a “change of control.” As shareholders, we believe that such agreements, if poorly conceived, may be overly costly to shareholders and create a misalignment between shareholders’ interests and executives’ incentives. Accordingly, we believe that any payments to departing executives should be subject to a “double trigger” that makes payments contingent upon both (a) an actual change of control and (b) the executive’s departure from the Company.

We believe that Ryland’s current policy is deficient. According to the Company’s 2008 proxy, Ryland would be obligated to pay an estimated $150 million to R. Chad Dreier, the Chairman, President and CEO, based solely upon a “change in control,” regardless of whether Dreier is terminated or resigns.

For other senior executives, the payment is triggered if the executive is terminated either by Ryland “without cause” or by the executive “with good reason” during the “change of control period,” and it appears that payouts are possible during this “change of control period” even if it turns out that a change in control never occurs.

We thus believe that a “double trigger” is needed to more properly align executives’ interests with shareholders’ interests.

We also believe that eligible executives in a “change in control” situation should not receive accelerated vesting of stock options or other equity awards that the executive has not yet earned and that may not vest for several additional years. Equity-based incentive compensation should be based on performance, and to reward departing executives with shares that they did not earn is unfair to other shareholders. This is particularly true in situations where a change in control occurs because the acquired company’s performance has been so deficient as to warrant such a takeover.

We urge shareholders to vote FOR this proposal.

The Board of Directors’ Statement in Opposition to the Stockholder Proposal

The Board of Directors, through its Compensation Committee, is committed to maximizing stockholder value through its oversight of Ryland’s use of severance agreements in executive compensation packages. The Board takes this responsibility seriously and takes careful consideration when entering severance agreements with its executive officers. The Board believes that the Compensation Committee is the appropriate body to address executive compensation matters, including severance arrangements and other benefits. The Compensation Committee is comprised solely of independent, non-management directors who are well versed in, and devote considerable time and attention to, the executive compensation issues faced by Ryland. The Compensation Committee recognizes its responsibility and obligation to recommend and implement executive compensation packages that are in the long-term interests of Ryland’s stockholders. The Board believes that it is in the stockholders’ best interests to have the responsibility for this ongoing process vested in the Compensation Committee’s independent Directors, rather than inhibited and diminished by the potential hurdles and complications reflected in this proposal.

In 2006, the Board adopted two policies related to post-employment benefits, including severance arrangements. The first policy requires shareholder approval for new agreements that provide for severance benefits in an amount that exceeds the severance benefits limitation in the policy. This policy currently limits the amount of severance benefit, as defined in the policy, to 2.99 times the senior executive’s highest annual compensation for any of the three calendar years immediately preceding the date of termination.  Ryland also adopted a policy regarding extraordinary retirement benefits for senior executives. Under this policy, Ryland will not, without seeking stockholder approval, agree with any senior executive to (i) provide an annual benefit under any of Ryland’s defined benefit retirement plans that exceeds 100 percent of the senior executive’s final average salary; or (ii) grant service credit or vesting credit (or accelerate vesting) under any defined benefit retirement plan for any period of time that the senior executive was not actually employed by Ryland for purposes of determining the senior executive’s retirement benefits. Both of these policies were adopted after consideration of proposals approved by our stockholders in 2006 and apply to all severance arrangements entered into after the adoption of these policies on December 6, 2006.

In light of the policies currently in place, the Board feels that the policy outlined in the proposal is not necessary and would unduly limit the Board’s ability to craft appropriate compensation arrangements with Ryland’s senior executives. The Board believes that contractual arrangements providing competitive severance benefits for senior executives is an important and entirely appropriate element of an executive compensation program. Arrangements providing for the protection of key employees in the face of a change of control are an important tool for Ryland in recruiting and retaining executives. The decision of whether or not to offer severance benefits is one that is made in the context of the competitive marketplace for executive talent.

The Board believes that senior executives’ severance agreements maintain the focus of our senior executives and insure that their attention, efforts and commitment are aligned with maximizing the success of Ryland and stockholder value. These agreements avoid distractions involving executive management that could arise when the Board is considering possible strategic transactions involving a change of control and assure continuity of executive management and objective input to the Board when it is considering any strategic transaction. The Board acknowledges that terms must be carefully tailored to take into account the interests of Ryland and its stockholders, and the need to protect and incentivize management. The Board believes it has done this in implementing its existing severance arrangements. The Board believes that a single trigger change of control provision for a chief executive officer is often appropriate because of competitive factors in attracting and retaining a person for that position and the likelihood that a change of control would materially alter that position at Ryland. The severance agreements for the remaining senior executive officers are all double trigger agreements that only provide for payment upon a termination from employment as defined in the senior executive severance agreements in the event of an existing or pending change of control. The Board believes these provisions for senior executive officers are appropriate, including providing protection from unfair termination during the time when a change of control has been announced but not yet completed. The Board also believes the acceleration of equity awards in the event of a change of control is appropriate because the executive will not otherwise have the opportunity to earn the award over its term and participate in the value created upon the change of control.

The Board also believes that implementation of this proposal, as proposed, is impractical for Ryland to put into practice because the definition of critical terms used in the proposal such as “change of control” and “termination” of employment is unclear to Ryland. It is also unclear to Ryland what type of “payments” to senior executives would be prohibited by the policy. In defining a change of control, the proposal only specifies that there has been an “actual change.” There is no clarification about the type of change that would trigger a change of control other than broad references to the consummation of a merger or acquisition.

The proposal’s broad reference to “payments” is also undefined and encompasses a wide range of compensation that may be payable to an executive before or after a termination of employment. For instance, as used in the proposal, the prohibition against making payments in the event of a change of control precludes the payment of an executive’s base salary after a change of control has occurred, even if there has been no termination and the executive continues to be employed. Not being able to provide executives this basic protection will place Ryland at a significant disadvantage in recruiting and retaining senior executives. Moreover, the proposal does not clarify whether the restriction on acceleration of unvested equity awards is conditioned upon the termination of employment or if this provision is independent of a termination of employment and should apply to any change of control and to any employee.

Accordingly, the Board does not believe an advisory vote on change of control payments is in the best interests of Ryland and its stockholders and recommends a vote against Proposal No. 6.

Vote Required

Approval of Proposal No. 6 requires the affirmative vote of a majority of the shares of Ryland’s Common Stock cast in person or represented by proxy and entitled to be voted on the Proposal at the Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST PROPOSAL NO. 6

PROPOSAL NO. 7

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit Ryland’s consolidated financial statements for the fiscal year ending December 31, 2009 and, therefore, recommends stockholder approval of the ratification of Ernst & Young LLP to act as Ryland’s independent registered public accounting firm. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting of Stockholders and will be available to respond to appropriate questions and, if they desire, to make a statement.

Neither Maryland or federal law, nor Ryland’s organizational documents require stockholder ratification of the appointment of Ernst & Young LLP as Ryland’s independent registered public accounting firm. Ryland is requesting ratification to enhance corporate governance. If Ryland’s stockholders do not ratify the appointment, the Audit Committee will evaluate its appointment of Ernst & Young LLP, but still may retain them.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS RYLAND’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2009 FISCAL YEAR.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon Ryland’s review of forms and reports filed and submitted to Ryland during 2008 for any person subject to Section 16 of the Exchange Act, there were no persons who failed to file reports required by Section 16(a) of the Exchange Act on a timely basis during 2008.

STOCKHOLDERS’ PROPOSALS AND COMMUNICATIONS WITH DIRECTORS

Proposals of stockholders intended to be presented at the 2010 Annual Meeting of Stockholders of Ryland must be received by Ryland on or before November 12, 2009, and must comply with the applicable rules of the SEC in order to be included in Ryland’s Proxy Statement and proxy relating to the 2010 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act. In addition, in order for a stockholder proposal or Director nomination outside of Rule 14a-8 of the Exchange Act to come before the 2010 Annual Meeting of Stockholders, proposals and nominations must be made in accordance with Ryland’s Bylaws, which require appropriate notice to Ryland of the proposal or nomination not less than 75 days prior to the date of the Annual Stockholders’ Meeting. If less than 100 days’ notice of the date of the Annual Stockholders’ Meeting is given by Ryland, then Ryland must receive notice of the nomination or the proposal not later than the close of business on the 10th day following the date Ryland first mailed the notice or made public disclosure of the meeting. In this regard, notice is given that the 2010 Annual Meeting of Stockholders is expected to be held on the third Wednesday of April, 2010, or on or before the 30th day thereafter, as determined by the Board of Directors in accordance with Ryland’s Bylaws.

Stockholders and any interested parties may send correspondence to the Board of Directors or to any individual Director at the following address: The Ryland Group, Inc., % Corporate Secretary, 24025 Park Sorrento, Suite 400, Calabasas, California 91302. Communications may also be sent via Ryland’s Web site at www.ryland.com under the “Investors” tab. If applicable, the communication should indicate that the sender is a stockholder. Based on procedures approved by the Nominating and Governance Committee, the Corporate Secretary will retain and not send to Directors communications that are purely promotional or commercial in nature, or other topics that clearly are unrelated to Director responsibilities. These types of communications will be logged and filed but not circulated to Directors. The Corporate Secretary will review and log all other communications and subsequently deliver them to the specified Directors.

OTHER MATTERS

If any other business should come before the meeting, the proxy holders will vote according to their discretion.

APPENDIX A

PROPOSED AMENDMENT TO

ARTICLES OF INCORPORATION

ARTICLES OF AMENDMENT

The Ryland Group, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:                      The Charter of the Corporation is hereby amended by adding the following Paragraph ELEVENTH to read as follows:

“ELEVENTH: Restrictions on transfer of shares.

(a)                          Definitions. As used in this Article ELEVENTH, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation § 1.382 -2T shall include any successor provisions):

(1)          “4.9-percent Transaction” means any Transfer described in clause (i) or (ii) of paragraph (b) of this Article ELEVENTH.

(2)          “4.9 -percent Stockholder” a Person who owns 4.9 percent or more of the Corporation’s then-outstanding Common Stock, whether directly or indirectly, and including shares such Person would be deemed to constructively own or which otherwise would be aggregated with shares owned by such Person pursuant to Section 382 of the Code, or any successor provision or replacement provision and the Treasury Regulations thereunder.

(3)          “Agent” has the meaning set forth in paragraph (e) of this Article ELEVENTH.

(4)          “Board of Directors” or“Board” means the Board of Directors of the Corporation.

(5)          “Common Stock” means any interest in Common Stock, par value $1.00 per share, of the Corporation that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382 -2T(f)(18).

(6)          “Code” means the United States Internal Revenue Code of 1986, as amended from time-to-time, and the rulings issued thereunder.

(7)          “Corporation Security” or “Corporation Securities”means (i) shares of Common Stock, (ii) shares of preferred stock issued by the Corporation (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382 -2T(h)(4)(v)) to purchase Securities of the Corporation, and (iv) any Stock.

(8)          “Effective Date” means the date of filing of these Articles of Amendment of the Charter of the Corporation with the State Department of Assessments and Taxation of Maryland.

(9)          “Excess Securities” has the meaning given such term in paragraph (d) of this Article ELEVENTH.

(10)    “Expiration Date” means the earlier of (i) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Article ELEVENTH is no longer necessary or appropriate for the preservation of

Tax Benefits, (ii) the beginning of a taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, or (iii) such date as the Board of Directors shall fix in accordance with paragraph (l) of this Article ELEVENTH.

(11)    “Percentage Stock Ownership” means the percentage Stock Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with the Treasury Regulation § 1.382-2T(g), (h), (j) and (k) or any successor provision.

(12)    “Person” means any individual, firm, corporation or other legal entity, including a group of persons treated as an entity pursuant to Treasury Regulation § 1.382-3(a)(1)(i); and includes any successor (by merger or otherwise) of such entity.

(13)    “Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.

(14)    “Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article ELEVENTH.

(15)    “Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).

(16)    “Purported Transferee” has the meaning set forth in paragraph (d) of  this Article ELEVENTH.

(17)    “Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

(18)    “Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect, and constructive ownership determined under the provisions of Section 382 of the Code and the regulations thereunder.

(19)    “Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any direct or indirect subsidiary thereof, within the meaning of Section 382 of the Code.

(20)    “Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a person, other than the Corporation, that alters the Percentage Stock Ownership of any Person. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382 -2T(h)(4)(v)). For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Stock by the Corporation.

(21)    “Transferee” means any Person to whom Corporation Securities are Transferred.

(22)    “Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

(b)                         Transfer And Ownership Restrictions. In order to preserve the Tax Benefits, from and after the Effective Date of this Article ELEVENTH, any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person or Persons would become a 4.9-percent Stockholder or (ii) the Percentage Stock Ownership in the Corporation of any 4.9-percent Stockholder would be increased.

(c)                          Exceptions.

(1)          Notwithstanding anything to the contrary herein, Transfers to a Public Group (including a new Public Group created under Treasury Regulation § 1.382-2T(j)(3)(i)) shall be permitted.

(2)          The restrictions set forth in paragraph (b) of this Article ELEVENTH shall not apply to an attempted Transfer that is a 4.9-percent Transaction if the transferor or the Transferee obtains the written approval of the Board of Directors or a duly authorized committee thereof. As a condition to granting its approval pursuant to this paragraph (c) of this Article ELEVENTH, the Board of Directors, may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any Section 382 of the Code limitation on the use of the Tax Benefits; provided that the Board may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Corporation. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through a Transfer. Approvals of the Board of Directors hereunder may be given prospectively or retroactively. The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Article ELEVENTH through duly authorized officers or agents of the Corporation. Nothing in this paragraph (c) of this Article ELEVENTH shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

(d)                         Excess Securities.

(1)          No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities” ). Until the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to paragraph (e) of this Article ELEVENTH or until an approval is obtained under paragraph (c) of this Article ELEVENTH. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of paragraphs (d) or (e) of this Article ELEVENTH shall also be a Prohibited Transfer.

(2)          The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to its direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article ELEVENTH, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of stock and other evidence that a Transfer will not be prohibited by this Article ELEVENTH as a condition to registering any transfer.

(e)                          Transfer To Agent.  If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to paragraph (f) of this Article ELEVENTH if the Agent rather than the Purported Transferee had resold the Excess Securities.

(f)                            Application Of Proceeds And Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under section 501(c) (3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this paragraph (f) of Article ELEVENTH. In no event shall the proceeds of any sale of Excess Securities pursuant to this paragraph (f) of Article ELEVENTH inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by Agent in performing its duties hereunder.

(g)                         Modification Of Remedies For Certain Indirect Transfers. In the event of any Transfer which does not involve a transfer of a Corporation Security, but which would cause a 4.9-percent Stockholder to violate a restriction on Transfers provided for in this Article ELEVENTH, the application of paragraphs (e) and (f) of this Article ELEVENTH shall be modified as described in this paragraph (g) of this Article ELEVENTH. In such case, no such 4.9-percent Stockholder shall be required to dispose of any interest that is not a Corporation Security, but such 4.9-percent Stockholder and/or any Person whose ownership of Corporation Securities is attributed to such 4.9-percent Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Corporation Securities (which Corporation Securities shall be disposed of first by such 4.9-percent Stockholder and then by any other Person in the inverse order in which they were acquired) to cause such 4.9-percent Stockholder, following such disposition, not to be in violation of this Article ELEVENTH. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Corporation Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in paragraphs (e) and (f) of this Article ELEVENTH, except that the maximum aggregate amount payable either to such 4.9-percent Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Stock shall be paid out of any amounts due such 4.9-percent Stockholder or such other Person. The purpose of this paragraph (g) of Article ELEVENTH is to extend the restrictions in paragraphs (b) and (e) of this Article ELEVENTH to situations in which there is a 4.9-percent Transaction without a direct Transfer of Corporation Securities, and this paragraph (g) of Article ELEVENTH, along with the other provisions of this Article ELEVENTH, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

(h)                         Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to paragraph (e) of this Article ELEVENTH (whether or not made within the time specified in paragraph (e) of this Article ELEVENTH), then the Corporation shall promptly take all cost effective actions which it believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this paragraph (h) of Article ELEVENTH shall (i) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article ELEVENTH being void ab initio, (ii) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, or (iii) cause any failure of the Corporation to act within the time periods set forth in paragraph (e) of this Article ELEVENTH to constitute a waiver or loss of any right of the Corporation under this Article ELEVENTH. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article ELEVENTH.

(i)                             Liability.  To the fullest extent permitted by law, any stockholder subject to the provisions of this Article ELEVENTH who knowingly violates the provisions of this Article ELEVENTH and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including, but not limited, to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

(j)                             Obligation To Provide Information. As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time-to-time in order to determine compliance with this Article ELEVENTH or the status of the Tax Benefits of the Corporation.

(k)                          Legends. The Board of Directors may require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to the restrictions on transfer and ownership contained in this Article ELEVENTH bear the following legend:

“THE ARTICLES OF INCORPORATION, AS AMENDED (THE “CHARTER”), OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CHARTER) OF COMMON STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER RESULTS IN THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER), OWNED BY A PERSON (AS DEFINED IN THE CHARTER) BEING AT THE LEVEL OF 4.9 PERCENT OR MORE. IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CHARTER) TO THE CORPORATION’S AGENT. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE A TRANSFER OF A CORPORATION SECURITY (AS DEFINED IN THE CHARTER) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE CORPORATION SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT CORPORATION SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CORPORATION’S CHARTER TO CAUSE THE 4.9-PERCENT STOCKHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE, A COPY OF THE CHARTER CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

The Board of Directors may also require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to conditions imposed by the Board of Directors under paragraph (c) of this Article ELEVENTH also bear a conspicuous legend referencing the applicable restrictions.

(l)          Authority Of Board Of Directors.

(1)   The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Article ELEVENTH, including, without limitation, (i) the identification of 4.9-percent Stockholders, (ii) whether a Transfer is a 4.9-percent Transaction or a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any 4.9-percent Stockholder, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee pursuant to paragraph (f) of this Article ELEVENTH, and (vi) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article ELEVENTH. In addition, the Board of Directors may, to the extent permitted by law, from time-to-time establish, modify, amend or rescind the Bylaws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article ELEVENTH for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article ELEVENTH.

(2)   Nothing contained in this Article ELEVENTH shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law or other relevant circumstances making one or more of the following actions necessary or desirable in the sole discretion of the Board of Directors, the Board of Directors may, by adopting a written resolution, (i) accelerate or extend the Expiration Date (including acceleration or extension to a specified date), (ii) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article ELEVENTH, (iii) modify the definitions of any terms set forth in this Article ELEVENTH, or (iv) modify the terms of this Article ELEVENTH as appropriate; provided, however, that the Board of Directors shall not cause there to be such acceleration, extension or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary or advisable for the preservation of the Tax Benefits. Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

(3)   In the case of an ambiguity in the application of any of the provisions of this Article ELEVENTH, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article ELEVENTH requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article ELEVENTH. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article ELEVENTH. The Board of Directors may delegate all or any portion of its duties and powers under this Article ELEVENTH to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article ELEVENTH through duly authorized officers or agents of the Corporation. Nothing in this Article ELEVENTH shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

(m)        Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, chief legal officer, the chief accounting officer or the corporate controller of the Corporation and the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article ELEVENTH. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

(n)        Benefits Of This Article ELEVENTH. Nothing in this Article ELEVENTH shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article ELEVENTH. This Article ELEVENTH shall be for the sole and exclusive benefit of the Corporation and the Agent.

(o)        Severability. The purpose of this Article ELEVENTH is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article ELEVENTH or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article ELEVENTH.

(p)        Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article ELEVENTH, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

SECOND: The foregoing amendment does not increase the authorized stock of the Corporation.

THIRD: The foregoing amendment to the Charter of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation.

IN WITNESS WHEREOF, The Ryland Group, Inc., has caused these presents to be signed in its name and on its behalf by its Chairman of the Board and Chief Executive Officer and witnessed by its Secretary on                                               .

ATTEST/WITNESS:	THE RYLAND GROUP, INC.

By:
Timothy J. Geckle		R. Chad Dreier
Secretary		Chairman of the Board of Directors and Chief Executive Officer

THE UNDERSIGNED, R. Chad Dreier, Chairman of the Board of Directors and Chief Executive Officer of The Ryland Group, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

R. Chad Dreier
Chairman of the Board of Directors and Chief Executive Officer

APPENDIX B

RIGHTS AGREEMENT

dated as of

December 18, 2008

between

THE RYLAND GROUP, INC.

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

as Rights Agent

RIGHTS AGREEMENT

RIGHTS AGREEMENT, dated as of December 18, 2008 (the “Agreement”), between The Ryland Group, Inc., a Maryland corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”).

WITNESSETH

WHEREAS, on December 17, 2008 (the “Rights Dividend Declaration Date”), the Board authorized and declared a dividend distribution of one right (a “Right”) for each share of common stock, par value $1.00 per share, of the Company (the “Common Stock”) outstanding at the Close of Business (as hereinafter defined) on December 29, 2008 (the “Record Date”), each Right initially representing the right to purchase one ten-thousandth of a share of Preferred Stock (as hereinafter defined) of the Company, upon the terms and subject to the conditions hereinafter set forth, and further authorized and directed the issuance of one Right (subject to adjustment as provided herein) with respect to each share of Common Stock issued or delivered by the Company after the Record Date but prior to the earlier of the Distribution Date (as hereinafter defined) and the Expiration Date (as hereinafter defined) or as provided in Section 21.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1: Certain Definitions

For purposes of this Agreement, the following terms shall have the meanings indicated:

(a)         “Acquiring Person” shall mean any Person (other than the Company, any Related Person or any Exempt Person) that has become, in itself or, together with all Affiliates and Associates of such Person, the Beneficial Owner of 4.9% or more of the shares of Common Stock then-outstanding, provided, however, that any Person who would otherwise qualify as an Acquiring Person as of the Close of Business on the Record Date will not be deemed to be an Acquiring Person for any purpose of this Agreement on and after such date unless and until such time as such stockholder no longer qualifies as an Exempt Person, and provided, further, that a Person will not be deemed to have become an Acquiring Person solely as a result of (i) a reduction in the number of shares of Common Stock outstanding, (ii) the exercise of any options, warrants, rights or similar interests (including restricted stock) granted by the Company to its directors, officers and employees, (iii) any unilateral grant of any security by the Company, or (iv) an Exempt Transaction, unless and until such time as such stockholder acquires the beneficial ownership of one additional share of Common Stock. The Board shall not be required to make any determination with respect to a potential Acquiring Person, including whether the potential Acquiring Person is an Exempt Person, until five (5) Business Days after the date on which all Board members first received notice of the change of beneficial ownership at issue. Notwithstanding the foregoing, the Board may, in its sole discretion, determine that any Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.

(b)        “Act” shall mean the Securities Act of 1933, as amended.

(c)         “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement, and to the extent not included within the foregoing clause of this Section 1(c), shall also include, with respect to any Person, any other Person (whether or not Related Person or an Exempt Person) whose shares of Common Stock would be deemed constructively owned by such first Person, owned by a single “entity” as defined in Section 1.382 -3(a)(1) of the Treasury Regulations, or otherwise aggregated with shares owned by such first Person pursuant to the provisions of the Code, or any successor provision or replacement provision, and the Treasury Regulations thereunder, provided, however, that a Person shall not be deemed to be the Affiliate Associate of another Person solely because either or both Persons are or were directors of the Company.

(d)        “Agreement” shall have the meaning set forth in the preamble of this Agreement.

(e)         “Authorized Officer” shall mean the Chief Executive Officer, President, any Vice President, the Treasurer or Secretary of the Company.

(f)         A Person shall be deemed the “Beneficial Owner” of, and to “beneficially own” any securities:

(i)    which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, warrants, options, or other rights (in each case, other than upon exercise or exchange of the Rights); provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own” securities (including rights, options or warrants) which are convertible or exchangeable into Common Stock until such time as the convertible or exchangeable securities are exercised and converted or exchanged into Common Stock except to the extent the acquisition or transfer of such rights, options or warrants would be treated as exercised on the date of its acquisition or transfer under Section 1.382-4(d) of the Treasury Regulations; and, provided further, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange;

(ii)   which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has or shares the right to vote or dispose of, or has “beneficial ownership” of (as defined under Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing), but only if the effect of such agreement, arrangement or understanding is to treat such Persons as an “entity” under Section 1.382-3(a)(1) of the Treasury Regulations; or

(iii)  which any other person is the Beneficial Owner, if such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) with such other Person (or any of such other Person’s Affiliates or Associates) with respect to acquiring, holding, voting or disposing of any securities of the Company, but only if the effect of such agreement, arrangement or understanding is to treat such Persons as an “entity” under Section 1.382-3(a)(1) of the Treasury Regulations; provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own” any security (A) if such Person has the right to vote such security pursuant to an agreement, arrangement or understanding (whether or not in writing) which (1) arises solely from a revocable proxy given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report), or (B) if such beneficial ownership arises solely as a result of such Person’s status as a “clearing agency,” as defined in Section 3(a)(23) of the Exchange Act; provided further, however, that nothing in this Section 1(f) shall cause a Person engaged in business as an underwriter of securities or member of a selling to group to be the Beneficial Owner of, or to “beneficially own,” any securities acquired through such Person’s participation in good faith in an underwriting syndicate until the expiration of 40 calendar days after the date of such acquisition, or such later date as the directors of the Company may determine in any specific case. Notwithstanding anything herein to the contrary, to the extent not within the foregoing provisions of this Section 1(f), a Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” or have “beneficial ownership” of, securities which such Person would be deemed to constructively own or which otherwise would be aggregated with shares owned by such pursuant to Section 382 of the Code, or any successor provision or replacement provision and the Treasury Regulations thereunder.

(g)        “Board” shall mean the Board of Directors of the Company.

(h)        “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the States of New York or New Jersey (or such other state in which the principal office of the Rights Agent may be located) are authorized or obligated by law or executive order to close.

(i)          “Common Stock” shall have the meaning set forth in the preamble of this Agreement.

(j)          “Close of Business” on any given date shall mean 5:00 P.M., New York City time, on such date; provided, however, that if such date is not a Business Day, it shall mean 5:00 P.M., New York City time, on the next succeeding Business Day.

(k)         “Code” shall mean the Internal Revenue Code of 1986, as amended.

(l)          “Company” shall have the meaning set forth in the preamble of this Agreement.

(m)        “Company’s Articles of Incorporation” shall mean the Articles of Incorporation of the Company, as amended.

(n)        “Current Per Share Market Price” shall have the meaning set forth in Section 11(d)(i) or Section 11(d)(ii) hereof, as applicable.

(o)        “Current Value” shall have the meaning set forth in Section 11(a)(iii) hereof.

(p)        “Distribution Date” shall mean the earliest of (i) the Close of Business on the tenth Business Day after the Stock Acquisition Date or (ii) the Close of Business on the tenth Business Day (or, unless the Distribution Date shall have previously occurred, such later date as may be specified by the Board of Directors of the Company) after the commencement of a tender or exchange offer by any Person (other than the Company, any Related Person or any Exempt Person), if upon the consummation thereof such Person would be the Beneficial Owner of 4.9% or more of the then-outstanding Common Stock.

(q)        “Equivalent Preferred Stock” shall have the meaning set forth in Section 11(b) hereof.

(r)         “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(s)         “Exchange Ratio” shall have the meaning set forth in Section 23(a) hereof.

(t)         “Exempt Person” shall mean (i) a Person whose Beneficial Ownership (together with all Affiliates and Associates of such Person) of 4.9% or more of the then-outstanding Common Stock would not, as determined by the Board in its sole discretion, jeopardize or endanger in any material respect the availability to the Company of its Tax Benefits and (ii) any Person that beneficially owns, as of the Record Date, 4.9% or more of the outstanding shares of Common Stock, provided, however, that, with respect to clause (ii) of this paragraph, any such Person shall only be deemed to be an Exempt Person for so long as it does not acquire one additional share of Common Stock while it continues to own 4.9% or more of the shares of the then outstanding Common Stock; and provided, further, that, with respect to clauses (i) and (ii) of this paragraph, any Person shall cease to be an Exempt Person as of the date that such Person ceases to beneficially own 4.9% or more of the shares of the then outstanding Common Stock. Additionally, a Person shall cease to be an Exempt Person if the Board, in its sole discretion, makes a contrary determination based on the potential effect of such Person’s Beneficial Ownership (together with all Affiliates and Associates of such Person) with respect to the availability to the Company of its Tax Benefits.

(u)        “Exempt Transaction” shall mean any transaction that the Board determines, in its sole discretion, is exempt, which determination shall be irrevocable.

(v)        “Expiration Date” shall mean the earliest of (i) the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 22 hereof, (iii) the time at which the Rights are exchanged as provided in Section 23 hereof, (iv) the repeal of Section 382 of the Code or any successor statute if the Board determines that this Agreement is no longer necessary for the preservation of Tax Benefits, (v) the beginning of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward and (vi) December 18, 2009 if Stockholder Approval has not been obtained.

(w)        “Final Expiration Date” shall be December 18, 2018.

(x)         “NYSE” means The New York Stock Exchange.

(y)        “Person” shall mean any individual, firm, corporation, partnership, limited liability company, limited liability partnership, trust or other legal entity, group of persons making a “coordinated acquisition” of shares or otherwise treated as an entity within the meaning of Section 1.382-3(a)(1) of the Treasury Regulations or otherwise, and includes any successor (by merger or otherwise) of such individual or entity.

(z)         “Preferred Stock” shall mean shares of Series A Junior Participating Preferred Stock, par value $1.00 per share, of the Company having the rights and preferences set forth in the form of Articles Supplementary of Series A Junior Participating Preferred Stock attached hereto as Exhibit A.

(aa)       “Purchase Price” shall mean initially $90 per one ten-thousandth of a Preferred Stock, subject to adjustment from time to time as provided in this Agreement.

(bb)      “Record Date” shall have the meaning set forth in the recitals to this Agreement.

(cc)       “Redemption Price” shall mean $0.001 per Right, subject to adjustment of the Company to reflect any stock split, stock dividend or similar transaction occurring after the date hereof.

(dd)      “Related Person” shall mean (i) any Subsidiary of the Company or (ii) any employee benefit or stock ownership plan of the Company or of any Subsidiary of the Company or any entity holding shares of Common Stock for or pursuant to the terms of any such plan.

(ee)       “Rights” shall have the meaning set forth in the recitals to this Agreement.

(ff)        “Rights Agent” shall have the meaning set forth in the preamble of this Agreement.

(gg)      “Rights Certificates” shall mean certificates evidencing the Rights, in substantially the form attached hereto as Exhibit B.

(hh)      “Rights Dividend Declaration Date” shall have the meaning set forth in the recitals to this Agreement.

(ii)         “Section 11(a)(ii) Trigger Date” shall have the meaning set forth in Section 11(a)(iii) hereof.

(jj)         “Securities Act” shall mean Securities Act of 1933, as amended.

(kk)       “Spread” shall have the meaning set forth in Section 11(a)(iii) hereof.

(ll)         “Stock Acquisition Date” shall mean the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such or such earlier date as a majority of the Board shall determine the existence of an Acquiring Person.

(mm)     “Stockholder Approval” shall mean the approval of this Agreement by the affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present, at a meeting of stockholders of the Company duly held in accordance with the Company’s Articles of Incorporation and applicable law.

(nn)      “Subsidiary” shall mean, with reference to any Person, any corporation or other legal entity of which a majority of the voting power of the voting equity securities or equity interests is owned, directly or indirectly, by such Person, or otherwise controlled by such Person.

(oo)      “Substitution Period” shall have the meaning set forth in Section 11(a)(iii) hereof.

(pp)      “Summary of Rights” shall mean a copy of a summary of the terms of the Rights, in substantially the form attached hereto as Exhibit C.

(qq)      “Tax Benefits” shall mean the net operating loss carry-overs, capital loss carry-overs, general business credit carry-overs, alternative minimum tax credit carry-overs and foreign tax credit carry-overs, as well as any “net unrealized built-in loss” within the meaning of Section 382, of the Company or any direct or indirect subsidiary thereof.

(rr)        “Trading Day” shall mean a day on which the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business.

(ss)       “Treasury Regulations” shall mean final, temporary and proposed income tax regulations promulgated under the Code, including any amendments thereto.

Section 2: Appointment of Rights Agent

The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment and hereby certifies that it complies with the requirements of the New York Stock Exchange governing transfer agents and registrars. The Company may from time to time appoint such co-rights agents as it may deem necessary or desirable. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omission of any such co-rights agent. Prior to the appointment of a co-rights agent, the specific duties and obligations of each such co-rights agents shall be set forth in writing and delivered to the Rights Agent and the proposed co-rights agent. Any actions which may be taken by the Rights Agent pursuant to the terms of this Agreement may be taken by any such co-rights agent. To the extent that any co-rights agent takes any action pursuant to this Agreement, such co-rights agent shall be entitled to all of the rights and protections of, and subject to all of the applicable duties and obligations imposed upon, the Rights Agent pursuant to the terms of this Agreement. The Rights Agent will have no duty to supervise, and in no event will be liable for, the acts or omissions of any co-rights agent.

Section 3: Issuance of Rights Certificates

(a)         Until the Distribution Date, (i) the Rights shall be evidenced (subject to Section 3(b)) by the certificates representing the shares of Common Stock in the names of the record holders thereof (which certificates representing such shares of Common Stock shall also be deemed to be Rights Certificates), (ii) the Rights shall be transferable only in connection with the transfer of the underlying shares of Common Stock, and (iii) the surrender for transfer of any certificates representing such shares of Common Stock in respect of which Rights have been issued shall also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificates.

(b)        On or as promptly as practicable after the Record Date, the Company shall send by first class, postage prepaid mail, to each record holder of shares of Common Stock as of the Close of Business on the Record Date, at the address of such holder shown on the records of the Company as of such date, a copy of a Summary of Rights to Purchase Preferred Stock in substantially the form attached as Exhibit C. With respect to certificates for Common Stock outstanding as of the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates registered in the names of the holders thereof together with the Summary of Rights.

(c)         Rights shall be issued by the Company in respect of all shares of Common Stock (other than any shares of Common Stock that may be issued upon the exercise or exchange of any Right) issued or delivered by the Company after the Record Date but prior to the earlier of the Distribution Date and the Expiration Date, except as specially provided in Section 21 hereof, after the Distribution Date. Certificates representing such shares of Common Stock shall have stamped on, impressed on, printed on, written on, or otherwise affixed to them a legend in substantially the following form or such similar legend as the Company may deem appropriate and is not inconsistent with the provisions of this Agreement and as do not affect the rights, duties or responsibilities of the Rights Agent, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange or transaction reporting system on which the shares of Common Stock may from time to time be listed or quoted:

This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement between The Ryland Group, Inc. and American Stock Transfer & Trust Company, LLC, dated as of December 18, 2008 and as amended from time to time (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of The Ryland Group, Inc. The Rights are not exercisable prior to the occurrence of certain events specified in the Rights Agreement. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be redeemed, may be exchanged, may expire, may be amended, or may be evidenced by separate certificates and no longer be evidenced by this certificate. The Ryland Group, Inc. shall mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge promptly after receipt of a written request therefor. Under certain circumstances as set forth in the Rights Agreement, Rights that are or were beneficially owned by an Acquiring Person or any Affiliate or Associate of an Acquiring Person (as such terms are defined in the Rights Agreement) may become null and void.

(d)           Any Rights Certificate issued pursuant to this Section 3 or Section 21 hereof that represents Rights beneficially owned by an Acquiring Person or any of its Associates or Affiliates and any Rights Certificate issued at any time upon the transfer of any Rights to an Acquiring Person or any of its Associates or Affiliates or to any nominee of such Acquiring Person, Associate or Affiliate and any Rights Certificate issued pursuant to Section 6 or 11 hereof upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall be subject to and contain a legend in substantially the following form or such similar legend as the Company may deem appropriate and is not inconsistent with the provisions of this Agreement or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed:

The Rights represented by this Rights Certificate are or were beneficially owned by a Person who was an Acquiring Person or an Affiliate or an Associate of an Acquiring Person (as such terms are defined in the Rights Agreement). This Rights Certificate and the Rights represented hereby may become null and void in the circumstances specified in Section 11(a)(ii) of the Rights Agreement.

(e)           As promptly as practicable after the Distribution Date, the Company shall prepare and execute, the Rights Agent shall countersign and the Company shall send or cause to be sent (and the Rights Agent will, if requested, and if provided with all necessary information, send), by first class, insured, postage prepaid mail, to each record holder of shares of Common Stock, as of the Close of Business on the Distribution Date (other than an Acquiring Person or any Associate or Affiliate of an Acquiring Person), at the address of such holder shown on the records of the Company, a Rights Certificate representing one Right for each share of Common Stock so held, subject to adjustment as provided herein. As of and after the Distribution Date, the Rights shall be represented solely by such Rights Certificates. The Company shall promptly notify the Rights Agent in writing upon the occurrence of the Distribution Date and, if such notification is given orally, the Company shall confirm same in writing on or prior to the next Business Day. Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively that the Distribution Date has not occurred.

(f)            In the event that the Company purchases or otherwise acquires any shares after the Record Date but prior to the Distribution Date, any Rights associated with such shares of Common Stock shall be deemed canceled and retired so that the Company shall not be entitled to exercise any Rights associated with the shares of Common Stock so purchased or acquired.

Section 4: Form of Rights Certificates

The Rights Certificates (and the form of election to purchase and the form of assignment to be printed on the reverse thereof) shall each be substantially in the form attached hereto as Exhibit B with such changes and marks of identification or designation, and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange or transaction reporting system on which the Rights may from time to time be listed or quoted, or to conform to usage. Subject to the provisions of Section 21 hereof, the Rights Certificates, whenever distributed shall entitle the holders thereof to purchase such number of one ten-thousandths of a share of Preferred Stock as is set forth therein at the Purchase Price; provided, however, that the Purchase Price, the number and kind of securities issuable upon exercise of each Right and the number of Rights outstanding shall be subject to adjustments as provided in this Agreement.

Section 5: Countersignature and Registration

(a)         The Rights Certificates shall be executed on behalf of the Company by any Authorized Officer, either manually or by facsimile signature, and shall have affixed thereto the Company’s seal or a facsimile thereof which shall be attested by any Authorized Officer, either manually or by facsimile signature. The Rights Certificates shall be countersigned by the Rights Agent, either manually or by facsimile signature and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Rights Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Rights Certificates, nevertheless, may be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the person who signed such Rights Certificates had not ceased to be such officer of the Company; and any Rights Certificates may be signed on behalf of the Company by any person who, at the actual date of the execution of such Rights Certificate, shall be a proper officer of the Company to sign such Rights Certificate, although at the date of the execution of this Agreement any such person was not such an officer.

(b)        Following the Distribution Date, upon receipt by the Rights Agent of written notice of the occurrence of the Distribution Date pursuant to Section 3(e) hereof, a stockholder list and all other relevant information referred to in Section 3(e) or as reasonably requested by the Rights Agent, the Rights Agent shall keep, books for registration and transfer of the Rights Certificates issued hereunder or cause to be kept, at its office or offices designated for such purposes and at such other offices as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange or any transaction reporting system on which the rights may from time to time be listed or quoted. Such books shall show the names and addresses of the respective holders of the Rights Certificates, the number of Rights evidenced on its face by each of the Rights Certificates and the date of each of the Rights Certificates.

Section 6: Transfer, Split-Up, Combination and Exchange of Rights Certificates; Mutilated, Destroyed, Lost or Stolen Rights Certificates

(a)         Subject to the provisions of Section 7(d) and Section 13 hereof, at any time after the Close of Business on the Distribution Date, and prior to the Expiration Date, any Rights Certificate(s) (other than Rights Certificates representing Rights that may have been exchanged pursuant to Section 23 hereof) representing exercisable Rights may be transferred, split up, combined or exchanged for another Rights Certificate(s), entitling the registered holder to purchase a like number of one ten-thousandths of a share of Preferred Stock (or other securities, as the case may be) as the Rights Certificate(s) surrendered then entitled such holder (or former holder in the case of a transfer) to purchase. Any registered holder desiring to transfer, split up, combine or exchange any such Rights Certificate(s) must make such request in writing delivered to the Rights Agent, and must surrender the Rights Certificate(s) to be transferred, split up, combined or exchanged, with the forms of assignment and certificate contained therein duly executed, at the office or offices of the Rights Agent designated for such purpose. The Rights Certificates are transferable only on the registry books of the Rights Agent. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Rights Certificate until the registered holder shall have (i) completed and signed the certificate contained in the form of assignment on the reverse side of such Rights Certificate, (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner and the Affiliates and Associates of such Beneficial Owner (or former Beneficial Owner) as the Company or the Rights Agent shall reasonably request and (iii) paid a sum sufficient to cover any tax or charge that may be imposed in connection with any transfer, split up, combination or exchange or Rights Certificates as required by Section 9(d) hereof. Thereupon the Rights Agent shall countersign and deliver to the Person entitled thereto a Rights Certificate or Rights Certificates, as the case may be, as so requested registered in such name or names as may be designated by the surrendering registered holder. The Rights Agent shall promptly forward any such sum collected by it to the Company or to such Person or Persons as the Company shall specify by written notice. The Rights Agent shall have no duty or obligation unless and until it is satisfied that all such taxes and/or charges have been paid.

(b)        Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Rights Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Rights Certificate, if mutilated, the Company shall execute and deliver a new Rights Certificate of like tenor to the Rights Agent and the Rights Agent will countersign and deliver such new Rights Certificate to the registered holder in lieu of the Rights Certificate so lost, stolen, destroyed or mutilated.

Section 7: Exercise of Rights; Purchase Price; Expiration Date of Rights

(a)         Except as otherwise provided herein, the Rights shall become exercisable on the Distribution Date and prior to the Expiration Date, and thereafter the registered holder of any Right Certificate may, subject to Section 11(a)(ii) and Section 23 hereof, exercise the Rights evidenced thereby in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or agency of the Rights Agent designated for such purpose, together with payment of the Purchase Price (including any applicable tax or charge required to be paid by the holder of such Rights Certificate in accordance with the provisions of Section 9(d)) hereof for each one ten-thousandth of a share of Preferred Stock (or other securities, cash or assets, as the case may be) as to which the Rights are exercised.

(b)        Upon receipt of a Rights Certificate representing exercisable Rights with the form of election to purchase and the certificate properly completed and duly executed, accompanied by payment of the Purchase Price for the shares to be purchased and an amount equal to any applicable tax or charge required to be paid under Section 9(d) hereof by certified check, cashier’s check, bank draft or money order payable to the order of the Company, the Rights Agent shall, thereupon promptly (i) (A) requisition from any transfer agent of the shares of Preferred Stock (or make available, if the Rights Agent is the transfer agent for such shares) certificates representing the total number of one ten-thousandths of a share of Preferred Stock to be purchased (and the Company hereby irrevocably authorizes and directs its transfer agent to comply with all such requests) or (B) if the Company shall have elected to deposit any shares of Preferred Stock issuable upon exercise of the Rights hereunder with a depositary agent, requisition from the depositary agent depositary receipts representing such number of one ten-thousandths of a share of Preferred Stock as are to be purchased (and the Company hereby irrevocably authorizes and directs such depositary agent to comply with all such requests), (ii) after receipt of such certificates (or depositary receipts, as the case may be) cause the same to be delivered to or upon the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder, (iii) when appropriate, requisition from the Company or any transfer agent therefor of certificates representing the number of equivalent shares to be issued in lieu of the issuance of shares of Common Stock in accordance with the provisions of Section 11(a)(iii), (iv) when appropriate, after receipt of such certificates, cause the same to be delivered to or upon the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder, (v) when appropriate, requisition from the Company of the amount of cash to be paid in lieu of the issuance of fractional shares in accordance with the provisions of Section 13 hereof, and (vi) when appropriate, after receipt, deliver such cash to the registered holder of such Rights Certificate.

(c)         In case the registered holder of any Rights Certificate shall exercise less than all the Rights evidenced thereby, the Rights Agent shall prepare, execute and deliver a new Rights Certificate evidencing Rights equivalent to the Rights remaining unexercised to the registered holder of such Rights Certificate or to his duly authorized assigns, subject to the provisions of Section 13 hereof.

(d)        Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to any purported transfer, split up, combination or exchange of any Rights Certificate pursuant to Section 6 or exercise or assignment of a Rights Certificate as set forth in this Section 7 unless the registered holder of such Rights Certificate shall have (i) duly and properly completed and signed the certificate following the form of assignment or the form of election to purchase, as applicable, set forth on the reverse side of the Rights Certificate surrendered for such transfer, split up, combination, exchange, exercise or assignment and (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) thereof and of the Rights evidenced thereby and Affiliates and Associates thereof as the Company or the Rights Agent may reasonably request.

Section 8: Cancellation and Destruction of Rights Certificates

All Rights Certificates surrendered for the purpose of exercise, transfer, split-up, combination or exchange shall, if surrendered to the Company or any of its agents, be delivered to the Rights Agent for cancellation or in cancelled form, or, if surrendered to the Rights Agent, shall be cancelled by it, and no Rights Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Rights Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Rights Agent shall deliver all cancelled Rights Certificates to the Company, or shall, at the written request of the Company, destroy such cancelled Rights Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

Section 9: Company Covenants Concerning Securities and Rights

(a)         The Company covenants and agrees that it shall cause to be reserved, authorized for issuance and kept available out of its authorized and unissued shares of Preferred Stock, and/or other securities, a number of shares of Preferred Stock (or any other security of the Company as may be applicable at the time of exercise) that shall be sufficient to permit the exercise in full of all outstanding Rights in accordance with Section 7.

(b)        The Company covenants and agrees so long as the shares of Preferred Stock (and, following the occurrence of any Person becoming an Acquiring Person, shares of Common Stock and/or other securities) issuable upon the exercise of the Rights may be listed on any national securities exchange, or quoted on Nasdaq, it shall endeavor to cause, from and after such time as the Rights become exercisable, all securities reserved for issuance upon the exercise of Rights to be listed on such exchange, or quoted on the Nasdaq, upon official notice of issuance upon such exercise.

(c)         The Company covenants and agrees it will take all such actions as may be necessary to ensure that all shares of Preferred Stock (and, following the occurrence of any Person becoming an acquiring Person shares of Common Stock and/or other securities) delivered upon exercise of Rights, at the time of delivery of the certificates for such securities, shall be (subject to payment of the Purchase Price) duly authorized, validly issued, fully paid and nonassessable securities.

(d)        The Company covenants and agrees it will pay when due and payable any and all federal or state taxes and charges that may be payable in respect of the issuance or delivery of the Rights Certificates and of any certificates representing securities issued upon the exercise of Rights; provided, however, that the Company shall not be required to pay any tax or charge which may be payable in respect of any transfer or delivery of Rights Certificates to a person other than, or the issuance or delivery of certificates or depositary receipts representing securities issued upon the exercise of Rights in a name other than that of, the registered holder of the Rights Certificate evidencing Rights surrendered for exercise, or to issue or deliver any certificates or depositary receipts representing securities issued upon the exercise of any Rights until any such tax or charge has been paid (any such tax or charge being payable by the holder of such Rights Certificate at the time of surrender) or until it has been established to the Company’s reasonable satisfaction that no such tax or charge is due.

(e)         If the Company determines that registration under the Securities Act is required, then the Company shall use commercially reasonable efforts (i) to file, as soon as practicable after the Distribution Date, on an appropriate form, a registration statement under the Securities Act with respect to the securities issuable upon exercise of the Rights, (ii) to cause such registration statement to become effective as soon as practicable after such filing and (iii) to cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the earlier of (A) the date as of which the Rights are no longer exercisable for such securities and (B) the Expiration Date. The Company shall also take such action as may be appropriate under, or to ensure compliance with, the securities or “blue sky” laws of the various states in connection with the exercisability of the Rights. The Company may temporarily suspend, for a period of time not exceed 90 days, the exercisability of the Rights in order to prepare and file such registration statement and to permit it to become effective or to qualify the rights, the exercise thereof or the issuance of shares of Preferred Stock, Common Stock, or other securities upon the exercise thereof under state securities or “blue sky” laws. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. The Company shall notify the Rights Agent in writing whenever it makes a public announcement pursuant to this Section 9(e) and give the Rights Agent a copy of such announcement. In addition, if the Company determines that a registration statement or other document should be filed under the Securities Act or any state securities laws following the Distribution Date, the Company may temporarily suspend the exercisability of the Rights, for a period of time not to exceed 90 days, in each relevant jurisdiction until such time as a registration statement has been declared effective or any such other document filed and, if required, approved, and, upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. Notwithstanding anything in this Agreement to the contrary, the Rights shall not be exercisable in any jurisdiction if the requisite registration or qualification in such jurisdiction has not been effected or the exercise of the Rights is not permitted under applicable law.

(f)         Notwithstanding anything in this Agreement to the contrary, after the later of the Stock Acquisition Date and the Distribution Date, the Company shall not take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action shall eliminate or otherwise diminish the benefits intended to be afforded by the Rights.

(g)        In the event that the Company is obligated to issue other securities of the Company and/or pay cash pursuant to Sections 7, 11, 13 or 23 it shall make all arrangements necessary so that such other securities and/or cash are available for distribution by the Rights Agent, if and when necessary to comply with this Agreement.

Section 10: Record Date

Each Person in whose name any certificate for a number of one ten-thousandths of a share of Preferred Stock (or Common Stock and/or other securities, as the case may be) is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of such shares of Preferred Stock (or Common Stock and/or other securities, as the case may be) represented thereby on, and such certificate shall be dated, the date upon which the Rights Certificate representing such Rights was duly surrendered and payment of the Purchase Price (and all applicable taxes and charges) was made; provided, however, that if the date of such surrender and payment is a date upon which the transfer books of the Company for shares of Preferred Stock (or Common Stock and/or other securities, as the case may be) are closed, such Person shall be deemed to have become the record holder of such securities on, and such certificate shall be dated, the next succeeding Business Day on which the transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby, the holder of a Rights Certificate shall not be entitled to any rights of a holder of any security of the Company with respect to shares for which the Rights are or may be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

Section 11: Adjustment of Purchase Price, Number and Kind of Securities or Number of Rights

The Purchase Price, the number of shares of Preferred Stock or other securities or property purchasable upon exercise of each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

(a)(i)     In the event the Company shall at any time after the Record Date (A) declare a dividend on the shares of

Preferred Stock payable in shares of Preferred Stock, (B) subdivide the outstanding shares of Preferred Stock, (C) combine the outstanding shares of Preferred Stock into a smaller number of shares of Preferred Stock or (D) issue any shares of its capital stock in a reclassification of the shares of Preferred Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a), the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, as the case may be, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Right had been exercised immediately prior to such date and at a time when the transfer books of the Company for the shares of Preferred Stock were open, the holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right.

(ii)         Subject to Section 23 of this Agreement and except as otherwise provided in this Section 11(a)(ii) and Section 11(a)(iii), in the event that any Person becomes an Acquiring Person, each holder of a Right shall thereafter have the right to receive, upon exercise thereof at a price equal to the then-current Purchase Price, in accordance with the terms of this Agreement and in lieu of shares of Preferred Stock, such number of shares of Common Stock (or at the option of the Company, such number of one ten-thousandths of a share of Preferred Stock) as shall equal the result obtained by (x) multiplying the then-current Purchase Price by the number of one ten-thousandths of a share of Preferred Stock for which a Right is then exercisable and dividing that product by (y) 50% of the Current Per Share Market Price of the Company’s Common Stock (determined pursuant to Section 11(d) hereof) on the date of the occurrence of such event; provided, however, that the Purchase Price (as so adjusted) and the number of shares of Common Stock so receivable upon exercise of a Right shall thereafter be subject to further adjustment as appropriate in accordance with Section 11(f) hereof.

Notwithstanding anything in this Agreement to the contrary, however, from and after the time (the “invalidation time”) when any Person first becomes an Acquiring Person, any Rights that are beneficially owned by (A) any Acquiring Person (or any Affiliate or Associate of any Acquiring Person), (B) a transferee of any Acquiring Person (or any such Affiliate or Associate) who becomes a transferee after the invalidation time or (C) a transferee of any Acquiring Person (or any such Affiliate or Associate) who became a transferee prior to or concurrently with the invalidation time pursuant to either (1) a transfer from the Acquiring Person to holders of its equity securities or to any Person with whom it has any continuing agreement, arrangement or understanding, written or otherwise, regarding the transferred Rights or (2) a transfer that the Board has determined is part of a plan, arrangement or understanding, written or otherwise, which has the purpose or effect of avoiding the provisions of this paragraph, and subsequent transferees of such Persons, shall be void without any further action and any holder of such Rights shall thereafter have no rights whatsoever with respect to such Rights under any provision of this Agreement. The Company will use commercially reasonable efforts to ensure that the provisions of this Section 11(a)(ii) are complied with, but shall have no liability to any holder of Rights Certificates or other Person as a result of its failure to make any determinations with respect to an Acquiring Person or its Affiliates, Associates or transferees hereunder. From and after the invalidation time, no Right Certificates shall be issued pursuant to Section 3 or Section 6 hereof that represents Rights that are or have become void pursuant to the provisions of this paragraph, and any Right Certificates delivered to the Rights Agent that represents Rights that are or have become void pursuant to the provisions of this paragraph shall be cancelled.

(iii)        The Company may at its option substitute for a share of Common Stock issuable upon the exercise of Rights in accordance with the foregoing subparagraph (ii) such number or fractions of shares of Preferred Stock having an aggregate current market value equal to the Current Per Share Market Price of a share of Common Stock, as the case may be. In the event that there shall be an insufficient number of Common Stock authorized but unissued (and unreserved) to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii), the Board shall, with respect to such deficiency, to the extent permitted by applicable law and any material agreements then in effect to which the Company is a party (A) determine the excess of (x) the value of the shares of Common Stock issuable upon the exercise of a Right in accordance with the foregoing subparagraph (ii) (the “Current Value”) over (y) the then-current Purchase Price multiplied by the number of one ten-thousandths of shares of Preferred Stock for which a Right was exercisable immediately prior to the time that the Acquiring

Person became such (such excess, the “Spread”), and (B) with respect to each Right (other than Rights which have become void pursuant to Section 11(a)(ii)), make adequate provision to substitute for the shares of Common Stock issuable in accordance with subparagraph (ii) upon exercise of the Right and payment of the applicable Purchase Price, (1) cash, (2) a reduction in such Purchase Price, (3) shares of Preferred Stock or other equity securities of the Company (including, without limitation, shares or fractions of shares of preferred stock which, by virtue of having dividend, voting and liquidation rights substantially comparable to those of the shares of Common Stock, are deemed in good faith by the Board to have substantially the same value as the shares of Common Stock (such shares of preferred stock and shares or fractions of shares of preferred stock are hereinafter referred to as “Common Stock equivalents”) (4) debt securities of the Company, (5) other assets or (6) any combination of the foregoing, having a value which, when added to the value of the shares of Common Stock actually issued upon exercise of such Right, shall have an aggregate value equal to the Current Value (less the amount of any reduction in such Purchase Price), where such aggregate value has been determined by the Board (upon the advice of a nationally recognized investment banking firm selected by the Board in good faith); provided, however, if the Company shall not make adequate provision to deliver value pursuant to clause (B) above within thirty (30) days following the date that the Acquiring Person became such (the “Section 11(a)(ii) Trigger Date”), then the Company shall be obligated to deliver, to the extent permitted by applicable law and any material agreements then in effect to which the Company is a party, upon the surrender for exercise of a Right and without requiring payment of the Purchase Price, shares of Common Stock (to the extent available), and then, if necessary, such number or fractions of shares of Preferred Stock (to the extent available) and then, if necessary, cash, which shares and/or cash have an aggregate value equal to the Spread. If within the thirty (30) day period referred to above the Board shall determine in good faith that it is likely that sufficient additional shares of Common Stock could be authorized for issuance upon exercise in full of the Rights, then, if the Board so elects, such thirty (30) day period may be extended to the extent necessary, but not more than ninety (90) days after the Section 11(a)(ii) Trigger Date, in order that the Company may seek stockholder approval for the authorization of such additional shares (such thirty (30) day period, as it may be extended, is hereinafter called the “Substitution Period”). To the extent that the Company determines that some action need be taken pursuant to the second and/or third sentence of this Section 11(a)(iii), the Company (x) shall provide, subject to Section 11(a)(ii) hereof and the last sentence of this Section 11(a)(iii) hereof, that such action shall apply uniformly to all outstanding Rights and (y) may suspend the exercisability of the Rights until the expiration of the Substitution Period in order to seek any authorization of additional shares and/or to decide the appropriate form of distribution to be made pursuant to such second sentence and to determine the value thereof. In the event of any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect.

(b)        If the Company fixes a record date for the issuance of rights, options or warrants to all holders of shares of Preferred Stock entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase shares of Preferred Stock (or securities having equivalent rights, privileges and preferences as the shares of Preferred Stock (for purposes of this Section 11(b), “Equivalent Preferred Stock”)) or securities convertible into shares of Preferred Stock or Equivalent Preferred Stock at a price per share of Preferred Stock or Equivalent Preferred Stock (or having a conversion price per share, if a security convertible into shares of Preferred Stock or Equivalent Preferred Stock) less than the Current Per Share Market Price of the shares of Preferred Stock (determined pursuant to Section 11(d)) on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which is the number of shares of Preferred Stock outstanding on such record date plus the number of shares of Preferred Stock which the aggregate offering price of the total number of shares of Preferred Stock and/or Equivalent Preferred Stock so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Current Per Share Market Price and the denominator of which is the number of shares of Preferred Stock outstanding on such record date plus the number of additional shares of Preferred Stock and/or Equivalent Preferred Shares to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible); provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock issuable upon exercise of one Right. In case such subscription price may be paid in a consideration part or all of which is in a form other than cash, the value of such consideration shall be as determined in good faith by the Board, whose determination shall be described in a written statement filed with the Rights Agent. Shares of Preferred Stock owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such rights, options or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

(c)         If the Company fixes a record date for the making of a distribution to all holders of shares of Preferred Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation) of evidences of indebtedness, cash (other than a regular periodic cash dividend), assets, stock (other than a dividend payable in shares of Preferred Stock) or subscription rights, options or warrants (excluding those referred to in Section 11(b)), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which is the Current Per Share Market Price of the shares of Preferred Stock (as determined pursuant to Section 11(d)) on such record date or, if earlier, the date on which shares of Preferred Stock begin to trade on an ex-dividend or when issued basis for such distribution, less the fair market value (as determined in good faith by the Board, whose determination shall be described in a written statement filed with the Rights Agent) of the portion of the evidences of indebtedness, cash, assets or stock so to be distributed or of such subscription rights, options or warrants applicable to one share of Preferred Stock, and the denominator of which is such Current Per Share Market Price of the shares of Preferred Stock; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right but less than the aggregate par value of the shares of capital stock issuable upon exercise of one Right. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Purchase Price shall again be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

(d)        (i)    For the purpose of any computation hereunder, the “Current Per Share Market Price” of any security (a “Security” for purposes of this Section 11(d)(i) only) on any date shall be deemed to be the average of the daily closing prices per share of a share of the Common Stock for the 30 consecutive Trading Days immediately prior to, but not including, such date; provided, however, that in the event that the Current Per Share Market Price of the Security is determined during a period following the announcement by the issuer of such Security of (A) a dividend or distribution on such Security payable in shares of such Security or securities convertible into such shares (other than the Rights) or (B) any subdivision, combination or reclassification of such Security, and prior to the expiration of 30 Trading Days after, but not including, the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the Current Per Share Market Price shall be appropriately adjusted to take into account ex-dividend trading or to reflect the current per share market price per share equivalent of such Security. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Security is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Security is listed or admitted to trading or, if the Security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by Nasdaq or such other system then in use, or, if on any such date Security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Security selected by the Board. If the Security is not publicly held or not so listed or traded, or is not the subject of available bid and asked quotes, the Current Per Share Market Price of such Security shall mean the fair value per share as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent.

(ii)   For the purpose of any computation hereunder, the “Current Per Share Market Price” of shares of the Preferred Stock shall be determined in accordance with the method set forth above in Section 11(d)(i) other than the last sentence thereof. If the Current Per Share Market Price of Preferred Stock cannot be determined in the manner provided above, it shall be conclusively deemed to be an amount equal to the current per share market price of the shares of Common Stock multiplied by ten thousand (as such number may be appropriately adjusted to reflect events such as stock splits, stock dividends, recapitalizations or similar transactions relating to the shares of Common Stock occurring after the date of this Agreement). If neither the Common Stock nor the Preferred Stock are publicly held or so listed or traded, or the subject of available bid and asked quotes, “Current Per Share Market Price” of the Preferred Stock shall mean the fair value per share as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent. For all purposes of this Agreement, the current per share market price of one ten-thousandth of a Preferred Share will be equal to the current per share market price of one Preferred Share divided by ten thousand.

(e)        Except as set forth below, no adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest one one-millionth of a share of Preferred Stock or one ten-thousandth of a share of a Common Stock or other security, as the case may be. Notwithstanding the first sentence of this Section 11(e), any adjustment required by this Section 11 shall be made no later than the earlier of (i) three years from the date of the transaction which requires such adjustment and (ii) the Expiration Date.

(f)         If as a result of an adjustment made pursuant to Section 11(a), the holder of any Right thereafter exercised becomes entitled to receive any securities of the Company other than shares of Preferred Stock, thereafter the number and/or kind of such other securities so receivable upon exercise of any Right (and/or the Purchase Price in respect thereof) shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Preferred Stock (and the Purchase Price in respect thereof) contained in this Section 11, and the provisions of Sections 7, 9, 10 and 13 with respect to the shares of Preferred Stock (and the Purchase Price in respect thereof) shall apply on like terms to any such other securities (and the Purchase Price in respect thereof).

(g)        All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of one ten-thousandths of a share of Preferred Stock issuable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

(h)        Unless the Company has exercised its election as provided in Section 11(i), upon each adjustment of the Purchase Price pursuant to Section 11(b) or Section 11(c), each Right outstanding immediately prior to the making of such adjustment shall evidence the right to purchase, at the adjusted Purchase Price, that number of one ten-thousandths of a share of Preferred Stock (calculated to the nearest one one-millionth of a share of Preferred Stock) obtained by (i) multiplying (x) the number of one ten-thousandths of a share of Preferred Stock issuable upon exercise of a Right immediately prior to such adjustment of the Purchase Price by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price and (ii) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

(i)          The Company may elect, on or after the date of any adjustment of the Purchase Price, to adjust the number of Rights in substitution for any adjustment in the number of one ten-thousandths of a share of Preferred Stock issuable upon the exercise of a Right. Each of the Rights outstanding after such adjustment of the number of Rights shall be exercisable for the number of one ten-thousandths of a share of Preferred Stock for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one hundred-thousandth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Company shall make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. The Company shall also, as promptly as practicable, notify the Rights Agent in writing of same pursuant to Section 9(e) hereof and give the Rights Agent a copy of such announcement. Such record date may be the date on which the Purchase Price is adjusted or any day thereafter, but if the Rights Certificates have been issued, such record date shall be at least 10 calendar days later than the date of the public announcement. If Rights Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11(i), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Rights Certificates on such record date Rights Certificates evidencing, subject to the provision of Section 13, the additional Rights to which such holders are entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Rights Certificates held by such holders prior to the date of adjustment, and upon surrender thereof if required by the Company, new Rights Certificates evidencing all the Rights to which such holders are entitled after such adjustment. Rights Certificates so to be distributed shall be issued, executed, and countersigned in the manner provided for herein (and may bear, at the option of the Company, the adjusted Purchase Price) and shall be registered in the names of the holders of record of Rights Certificates on the record date specified in the public announcement.

(j)          Without respect to any adjustment or change in the Purchase Price and/or the number and/or kind of securities issuable upon the exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the Purchase Price and the number and kind of securities which were expressed in the initial Rights Certificate issued hereunder.

(k)         Before taking any action that would cause an adjustment reducing the Purchase Price below one ten-thousandth of the then par value, if any, of the shares of Preferred Stock or below the then par value, if any, of any other securities of the Company issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Preferred Stock or such other securities, as the case may be, at such adjusted Purchase Price.

(l)          In any case in which this Section 11 otherwise requires that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date the number of one ten-thousandths of a share of Preferred Stock or other securities of the Company, if any, issuable upon such exercise over and above the number of one ten-thousandths of a share of Preferred Stock or other securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided, however, that the Company delivers to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares of Preferred Stock or other securities upon the occurrence of the event requiring such adjustment.

(m)        Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that in its good faith judgment the Board determines to be necessary or advisable in order that any (i) consolidation or subdivision of the shares of Preferred Stock, (ii) issuance wholly for cash of shares of Preferred Stock at less than the Current Per Share Market Price therefor, (iii) issuance wholly for cash of shares of Preferred Stock or securities which by their terms are convertible into or exchangeable for shares of Preferred Stock, (iv) stock dividends or (v) issuance of rights, options or warrants referred to in this Section 11, hereafter made by the Company to holders of its shares of Preferred Stock is not taxable to such stockholders.

(n)         Notwithstanding anything in this Agreement to the contrary, in the event that the Company at any time after the Record Date and prior to the Distribution Date (i) pays a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), the number of Rights associated with each share of Common Stock then outstanding, or issued or delivered thereafter but prior to the Distribution Date, shall be proportionately adjusted so that the number of Rights thereafter associated with each share of Common Stock following any such event equals the result obtained by multiplying the number of Rights associated with each share of Common Stock immediately prior to such event by a fraction the numerator of which is the total number of shares of Common Stock outstanding immediately prior to the occurrence of the event and the denominator of which is the total number of shares of Common Stock, as the case may be, outstanding immediately following the occurrence of such event. The adjustments provided for in this Section 11(n) shall be made successively whenever such a dividend is paid or such a subdivision, combination or reclassification is effected.

Section 12: Certificate of Adjusted Purchase Price or Number of Shares

Whenever an adjustment is made or any event affecting the Rights or their exercisability (including without limitation an event which causes Rights to become null and void) occurs as provided in Section 11, the Company shall promptly (a) prepare a certificate setting forth such adjustment and a brief statement of the facts and calculations accounting for such adjustment or describing such event, (b) file with the Rights Agent, and with each transfer agent for the shares of Preferred Stock and the shares of Common Stock, a copy of such certificate, and (c) mail a brief summary thereof to each holder of a Rights Certificate. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained and shall not be deemed to have knowledge of any such adjustment unless and until it shall have received such certificate, provided, however, that the Rights Agent will not be entitled to such protection in cases of bad faith or willful misconduct.

Section 13: Fractional Rights and Fractional Shares

(a)         The Company shall not be required to issue fractions of Rights or to distribute Rights Certificates which evidence fractional Rights. In lieu of such fractional Rights, the Company shall pay to the registered holders of the Rights Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of one Right. For purposes of this Section 13(a), the current market value of one Right is the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price for any Trading Day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Rights are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Rights are listed or admitted to trading or, if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights, such market maker to be selected by the Board. If the Rights are not publicly held or are not so listed or traded, or are not the subject of available bid and asked quotes, the current market value of one Right shall mean the fair value thereof as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent.

(b)        The Company shall not be required to issue fractions of shares of Preferred Stock (other than fractions which are integral multiples of one ten-thousandth of a share of Preferred Stock) upon exercise of the Rights or to distribute certificates which evidence fractional shares of Preferred Stock (other than fractions which are integral multiples of one ten-thousandth of a share of Preferred Stock). Fractions of Preferred Stock in integral multiples of one ten-thousandth of such Preferred Stock may, in the sole discretion of the Company, be evidenced by depositary receipts pursuant to an appropriate agreement between the Company and a depositary selected by it, provided that such agreement provides that the holders of such depositary receipts have all the rights, privileges and preferences to which they are entitled as beneficial owners of the Preferred Stock represented by such depositary receipts. In lieu of fractional shares of Preferred Stock that are not integral multiples of one ten-thousandth of a share of Preferred Stock, the Company may pay to the registered holders of Rights Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one ten-thousandth of a share of Preferred Stock. For purposes of this Section 13(b), the current market value of one ten-thousandth of a share of Preferred Stock shall be one ten-thousandth of the closing price of a share of Preferred Stock (as determined pursuant to Section 11(d)(ii) hereof) for the Trading Day immediately prior to the date of such exercise; provided, however, that if the closing price of the shares of the Preferred Stock cannot be so determined, the closing price of the shares of the Preferred Stock for such Trading Day shall be conclusively deemed to be an amount equal to the closing price of the shares of Common Stock for such Trading Day multiplied by ten thousand (as such number may be appropriately adjusted to reflect events such as stock splits, stock dividends, recapitalizations or similar transactions relating to the Common Stock shares occurring after the date of this Agreement).

(c)         Following the occurrence of any Person becoming an Acquiring Person, the Company shall not be required to issue fractions of shares of Common Stock, as the case may be, upon exercise or exchange of the Rights or to distribute certificates which evidence fractional shares of Common Stock, as the case may be. In lieu of issuing any such fractional securities, the Company may pay to any Person to whom or which such fractional securities would otherwise be issuable an amount in cash equal to the same fraction of the current market value of one such security. For purposes of this Section 13(c), the current market value of one share of Common Stock, or other security issuable upon the exercise or exchange of Rights shall be the closing price thereof (as determined pursuant to Section 11(d)(i) hereof) on the Trading Day immediately prior to the date of such exercise or exchange.

(d)        The holder of a Right by the acceptance of the Rights expressly waives his right to receive any fractional Rights or any fractional shares upon exercise of a Right, except as permitted by this Section 13.

Section 14: Rights of Action

(a)         All rights of action in respect of this Agreement, excepting the rights of action given to the Rights Agent hereunder, are vested in the respective registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of shares of Common Stock); and any registered holder of any Rights Certificate (or, prior to the Distribution Date, of the shares of Common Stock), without the consent of the Rights Agent or of the holder of any other Rights Certificate (or, prior to the Distribution Date, of the shares of Common Stock), may, in his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, his right to exercise the Rights evidenced by such Rights Certificate in the manner provided in such Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and shall be entitled to specific performance of the obligations hereunder and injunctive relief against actual or threatened violations of the obligations hereunder of any Person subject to this Agreement.

(b)        Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, judgment, decree or ruling (whether interlocutory or final) issued by a court of competent jurisdiction or by a governmental regulatory, self-regulatory or administrative agency or commission, or any statute, rule, regulation, or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, that the Company shall use commercially reasonable efforts to have any such injunction, order, judgment, decree or ruling lifted or otherwise overturned as soon as possible.

Section 15: Agreement of Rights Holders

Every holder of a Right consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

(a)         prior to the Distribution Date, the Rights shall be transferable only in connection with the transfer of shares of Common Stock;

(b)        after the Distribution Date, the Rights Certificates are transferable only on the registry books of the Rights Agent if surrendered at the principal office or offices of the Rights Agent designated for such purposes, duly endorsed and accompanied by a properly executed instrument of transfer with the appropriate forms and certificates fully executed;

(c)         the Company and the Rights Agent may deem and treat the person in whose name a Rights Certificate (or, prior to the Distribution Date, the associated Common Stock share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Rights Certificates or the associated Common Stock share certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary; and

(d)        such holder expressly waives any right to receive any fractional Rights and any fractional securities upon exercise or exchange of a Right, except as otherwise provided in Section 13.

Section 16: Rights Certificate Holder Not Deemed a Stockholder

No holder, of any Rights Certificate, by means of such possession, shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the number of one ten-thousandths of a share of Preferred Stock or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights Certificate, by means of such possession, any of the rights of a stockholder of the Company including any right to vote on any matter submitted to stockholders at any meeting thereof, including the election of directors, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 24 hereof), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Rights Certificate have been exercised in accordance with the provisions of this Agreement.

Section 17: Concerning the Rights Agent

(a)                          The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder, and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the preparation, administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, cost or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction), for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement and the performance of its duties and responsibilities and the exercise of its rights hereunder, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly. The costs and expenses of enforcing this right of indemnification will also be paid by the Company. The provisions of this Section 17 shall survive the exercise, exchange, redemption or expiration of the Rights, the resignation, replacement or removal of the Rights Agent and the termination of this Agreement.

(b)                         The Rights Agent may conclusively rely on, and will be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with, its acceptance or administration of this Agreement and the exercise and performance of its duties and responsibilities and the exercise of its rights hereunder, in reliance upon any Rights Certificate or certificate evidencing shares of Preferred Stock, Common Stock or other securities of the Company, or any instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of counsel as set forth in Section 19.

(c)                          Notwithstanding anything in this Agreement to the contrary, in no event will the Rights Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 18: Merger, Consolidation or Change of Name of Rights Agent

(a)                          Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent is a party, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 20 hereof. If at the time such successor Rights Agent shall succeed to the agency created by this Agreement any of the Rights Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of a predecessor Rights Agent and deliver such Rights Certificates so countersigned; and if at that time any of the Rights Certificates shall not have been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor or in the name of the successor Rights Agent; and

in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

(b)                         If at any time the name of the Rights Agent changes and at such time any of the Rights Certificates have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and if at that time any of the Rights Certificates have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

Section 19: Duties of Rights Agent

The Rights Agent undertakes to perform the duties and obligations expressly imposed by this Agreement (and no implied duties) upon the following terms and conditions, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

(a)                          The Rights Agent may consult with competent legal counsel (who may be legal counsel for the Company), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it in accordance with the content of such advice or opinion.

(b)                         Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person and the determination of the Current Per Share Market Price) be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any Authorized Officer and delivered to the Rights Agent; and such certificate, pursuant to its terms, shall be full and complete authorization and protection to the Rights Agent for any action taken or suffered by it under the provisions of this Agreement in reliance upon such certificate.

(c)                          The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).

(d)                         The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Rights Certificates (except its countersignature thereof) be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e)                          The Rights Agent will have no liability in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any Rights Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant contained in this Agreement or in any Rights Certificate; nor shall it be responsible for any adjustment required under the provisions of Sections 11, 12, 22 or 23 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Rights Certificates after actual notice of any such adjustment); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock or Preferred Stock to be issued pursuant to this Agreement or any Rights Certificate or as to whether any shares of Common Stock or Preferred Stock shall, when so issued, be validly authorized and issued, fully paid and nonassessable.

(f)                            The Company agrees that it shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(g)                         The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties and the exercise of the rights hereunder from any person reasonably believed by the Rights Agent to be one of the Authorized Officers, and to apply to such Authorized Officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such Authorized Officer or for any delay in acting while waiting for those instructions. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken or omitted by the Rights Agent under this Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Rights Agent shall not be liable for any action taken by, or omission of, the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than five Business Days after the date any Authorized Officer of the Company actually receives such application, unless any such Authorized Officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

(h)                         The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other Person.

(i)                             The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers or employees) or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company or any other Person resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

(j)                             If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise or transfer, the certificate contained in the form of assignment or the form of election to purchase set forth on the reverse thereof, as the case may be, has not been completed to certify the holder is not an Acquiring Person (or an Affiliate or Associate thereof) or a transferee thereof, the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company.

(k)                          No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(l)                             The Rights Agent will not be required to take notice or be deemed to have notice of any fact, event or determination (including, without limitation, any dates or events defined in this Agreement or the designation of any Person as an Acquiring Person, Affiliate or Associate) under this Agreement unless and until the Rights Agent is specifically notified in writing by the Company of such fact, event or determination.

(m)                       The provisions of this Section 19 shall survive the exercise, exchange, redemption or expiration of the Rights, the resignation, replacement or removal of the Rights Agent and the termination of this Agreement.

Section 20: Change of Rights Agent

The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days’ written notice mailed to the Company, and to each transfer agent of the shares of Common Stock and Preferred Stock known to the Rights Agent, respectively, by registered or certified mail, and, if such resignation occurs after the

Distribution Date, to the registered holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon thirty (30) days’ written notice, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the shares of Common Stock and the Preferred Stock, by registered or certified mail, and, if such removal occurs after the Distribution Date, to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall, in its sole discretion, appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his Rights Certificate for inspection by the Company), then any registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a legal business entity organized and doing business under the laws of the United States or of the State of New York or of any other state of the United States, in good standing, which is authorized under such laws to exercise corporate trust, stock transfer or shareholder services powers and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000 or (b) an affiliate of a legal business entity described in clause (a) of this sentence. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the shares of Common Stock and the Preferred Stock, and, if such appointment occurs after the Distribution Date, mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 20, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 21: Issuance of New Rights Certificates

Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by the Board to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Rights Certificates made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale by the Company of shares of Common Stock following the Distribution Date and prior to the Expiration Date, the Company (a) shall, with respect to shares of Common Stock so issued or sold pursuant to the exercise, exchange or conversion of securities (other than Rights) issued prior to the Distribution Date which are exercisable or exchangeable for, or convertible into, shares of Common Stock and (b) may, in any other case, if deemed necessary or appropriate by the Board, issue Rights Certificates representing the appropriate number of Rights as would have been issued in respect of such shares of Common Stock if they had been issued or sold prior to the Distribution Date, as appropriately adjusted as provided herein as if they had been so issued or sold; provided, however, that (i) no such Rights Certificate shall be issued if, and to the extent that, in its good faith judgment the Board determines that the issuance of such Rights Certificate could have a material adverse tax consequence to the Company or to the Person to whom or which such Rights Certificate otherwise would be issued, and (ii) no such Rights Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.

Section 22: Redemption

(a)                          The Board may, at any time prior to such time as any Person first becomes an Acquiring Person and has not been determined to be an Exempt Person by the Board, redeem all but not less than all the then-outstanding Rights at the Redemption Price. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. The Company may, at its option, pay the Redemption Price in cash, securities or any other form of consideration deemed appropriate by the Board.

(b)                         Immediately upon the effectiveness of the redemption of the Rights, and without any further action and without any notice, the right to exercise the Rights shall terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price for each Right so held without interest thereon. Promptly after the effectiveness of the redemption of the Rights, the Company shall give notice of such redemption to the Rights Agent and the holders of the then outstanding Rights by mailing such notice to all such holders at each holder’s last address as it appears upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the shares of Common Stock; provided, however, that the failure to give, or any defect in, any such notice will not affect the validity of the Redemption of the Rights. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption shall state the method by which the payment of the Redemption Price shall be made.

Section 23: Exchange

(a)                          The Board may, at its option, at any time after any Person first becomes an Acquiring Person and has not been determined to be an Exempt Person by the Board, exchange all or part of the then-outstanding and exercisable Rights (which shall not include Rights that have not become effective or that have become void pursuant to the provisions of Section 11(a)(ii) hereof) for shares of Common Stock, as the case may be, at an exchange ratio of one share of Common Stock, as the case may be, (or ten-thousandth of a share of Preferred Stock) per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such amount per Right being hereinafter referred to as the “Exchange Ratio.” The exchange of the Rights by the Board may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish.

(b)                         Immediately upon the effectiveness of the action of the Board ordering the exchange of any Rights pursuant to subsection (a) of this Section 23 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of shares of Common Stock, as the case may be, equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company shall promptly mail a notice of any such exchange to all of the holders of the Rights so exchanged at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the shares of Common Stock, for Rights shall be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 11(a)(ii) hereof) held by each holder of Rights.

(c)                          The Company may at its option substitute and, in the event that there shall not be sufficient shares of Common Stock issued but not outstanding or authorized but unissued (and unreserved) to permit an exchange of Rights as contemplated in accordance with this Section 23, the Company shall substitute to the extent of such insufficiency, for each share of Common Stock that would otherwise be issuable upon exchange of a Right, a number of shares of Preferred Stock or fraction thereof (or equivalent preferred shares as such term is defined in Section 11(b)) such that the Current Per Share Market Price of one share of Preferred Stock (or equivalent preferred share) multiplied by such number or fraction is equal to the Current Per Share Market Price as of the date of such exchange.

Section 24: Notice of Certain Events

(a)                          If the Company proposes to (i) pay any dividend payable in stock of any class to the holders of shares of Preferred Stock or to make any other distribution to the holders of shares of Preferred Stock (other than a regular periodic cash dividend), (ii) offer to the holders of shares of Preferred Stock rights, options, warrants or any similar instrument to subscribe for or to purchase any additional shares of Preferred Stock or shares of stock of any class or any other securities, rights or options, (iii) effect any reclassification of its Preferred Stock (other than a reclassification involving only the subdivision of outstanding shares of Preferred Stock), (iv) effect any consolidation, merger or statutory share exchange into or with any other Person,

(v) to effect the liquidation, dissolution or winding up of the Company or (vi) declare or pay any dividend on the shares of Common Stock payable in shares of Common Stock, respectively, or to effect a subdivision, combination or reclassification of the Common Stock as the case may be, then, in each such case, the Company shall give to the Rights Agent and, to the extent possible, to each holder of a Rights Certificate, in accordance with Section 25 hereof, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, distribution or offering of rights, warrants, options or any similar instrument or the date on which such reclassification, consolidation, merger, share exchange, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the shares of Preferred Stock, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least ten (10) days prior to the record date for determining holders of the shares of Common Stock and/or Preferred Stock for purposes of such action, and in the case of any such other action covered by clause (i) or (ii) above at least ten (10) days prior to the date of such proposed action or the date of participation therein by the holders of the shares of Preferred Stock, whichever is the earlier.

(b)                         If a Stock Acquisition Date occurs, then the Company shall as soon as practicable thereafter give to the Rights Agent and each holder of a Rights Certificate, to the extent feasible and in accordance with Section 25 hereof, a notice of the occurrence of such event, which shall specify the event and the consequences of the event to holders of Rights.

Section 25: Notices

(a)         Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Rights. Certificate to or on the Company shall be sufficiently given or made (a) immediately, if made by personal delivery to the party to be notified, (b) on the fifth (5th) day if sent by first-class mail, postage prepaid, (c) the next Business Day if by nationally recognized overnight courier or (d) upon confirmation, if transmission by facsimile combined with a phone call to the Company notifying it of such transmission, all addressed (until another address is filed in writing by the Company with the Rights) as follows:

The Ryland Group, Inc.

24025 Park Sorrento, Suite 400

Calabasas, California 91302

Attention: General Counsel

Facsimile: 818-223-7665

Phone: 818-223-7500

(b)        Subject to the provisions of Section 20, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made (a) immediately, if made by personal delivery to the party to be notified, (b) on the fifth (5th) day if sent by first-class mail, postage prepaid, (c) the next Business Day if by nationally recognized overnight courier or (d) upon confirmation, if transmission by facsimile combined with a phone call to the Rights Agent notifying it of such transmission, all addressed (until another address is filed in writing by the Rights Agent with the Company) as follows:

American Stock Transfer & Trust Company, LLC

59 Maiden Lane

New York, New York

Attention: Client Administrator

Facsimile: 718-765-8741

Phone: 718-921-8521

(c)                          Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Rights Certificate (or, if prior to the Distribution Date, to the holder of certificates representing shares of Common Stock) shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

Section 26: Supplements and Amendments

Prior to the Distribution Date, the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement in any respect without the approval of any holders of Rights, any such supplement or amendment to be evidenced by writing signed by the Company and the Rights Agent. From and after the time at which the Rights cease to be redeemable pursuant to Section 22, the Company may and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder or (iv) to amend or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable; provided, however, that no such supplement or amendment shall adversely affect the interests of the holders of Rights (other than an Acquiring Person or any Affiliate or Associate of an Acquiring Person), and no such amendment may cause the Rights again to become redeemable or cause this Rights Agreement again to become amendable other than in accordance with this sentence. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 26, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything herein to the contrary, the Rights Agent shall not be obligated to enter into any supplement or amendment that affects the Rights Agent’s own right, duties, obligations or immunities under this Agreement.

Section 27: Successors

All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 28: Determinations and Actions by the Board

(a)                          For all purposes of this Agreement, any calculation of the number of shares of Common Stock or any other class of capital stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act or the provisions of Section 382 of the Code or any successor or replacement provision.

(b)                         The Board shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement, and (ii) make all determinations and calculations deemed necessary or advisable for the administration of this Agreement (including without limitation a determination to redeem or not redeem the Rights or amend this Agreement).

(c)                          All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties, and (y) not subject the Board, or any of the directors on the Board to any liability to any person, including without limitation the Rights Agent and the holders of the Rights. Unless otherwise notified, the Rights Agent shall always be entitled to assume that the Board acted in good faith and the Rights Agent shall be fully protected and shall incur no liability in reliance thereon.

Section 29: Benefits of this Agreement

Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of shares of Common Stock) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of shares of Common Stock).

Section 30: Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that nothing contained in this Section 30 will affect the ability of the Company under the provisions of Section 26 to supplement or amend this Agreement to replace such invalid, void or unenforceable term, provision, covenant or restriction with a legal, valid and enforceable term, provision, covenant or restriction.

Section 31: Governing Law

This Agreement, each Right and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

Section 32: Counterparts

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 33: Descriptive Headings

Descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

THE RYLAND GROUP, INC.

/s/ Timothy J. Geckle
Name:	Timothy J. Geckle
Title:	Senior Vice President, General Counsel and Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

/s/ Paula Caroppoli
Name:	Paula Caroppoli
Title:	Vice President

Signature page to Rights Agreement

EXHIBIT A

FORM OF ARTICLES SUPPLEMENTARY

OF

THE RYLAND GROUP, INC.

The Ryland Group, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation that:

FIRST:   Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 2-208 of the Maryland General Corporation Law and Article SIXTH of the charter of the Corporation, the Board of Directors has duly reclassified 10,000 shares of unissued common stock, par value $1.00 per share (the “Common Stock”), of the Corporation into 10,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”).

SECOND:   The reclassification increases the number of shares classified as Preferred Stock from no shares immediately prior to the reclassification to 10,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Common Stock from 200,000,000 shares immediately prior to the reclassification to 199,990,000 shares immediately after the reclassification.

THIRD:   Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article SIXTH of the Charter of the Corporation, the Board of Directors has duly designated the 10,000 shares of the Preferred Stock as Series A Junior Participating Preferred Stock, par value $1.00 per share, of the Corporation and has provided for the issuance of such series.

FOURTH:   The terms of the Series A Junior Participating Preferred Stock as set by the Board of Directors, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, are as follows:

1.                               The shares of such series will be designated as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock is 10,000. Such number of shares may be increased or decreased by resolution of the Board; provided, however, that no decrease will reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation and convertible into Series A Preferred Stock.

2.                               (a)          Subject to the rights of the holders of any shares of any series of Preferred Stock ranking prior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, and of any other junior stock, will be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, dividends payable in cash (except as otherwise provided below) on such dates as are from time to time established for the payment of dividends on the Common Stock (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock (the “First Dividend Payment Date”), in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, the greater of (i) $1 and (ii) ten thousand (10,000) times the aggregate per share amount of all cash dividends, and ten thousand (10,000) times the aggregate per share amount (payable in kind) of all non-cash dividends, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the First Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event that the Corporation at any time (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common

Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred Stock are then issued or outstanding, the amount to which holders of shares of Series A Preferred Stock would otherwise be entitled immediately prior to such event pursuant to this paragraph 2(a) will be correspondingly adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)         The Corporation will declare a dividend on the Series A Preferred Stock as provided in paragraph 2(a) immediately after it declares a dividend on the Common Stock (other than a dividend payable in shares of Common Stock). Each such dividend on the Series A Preferred Stock will be payable immediately prior to the time at which the related dividend on the Common Stock is payable.

(c)          Dividends will accrue, and be cumulative, on outstanding shares of Series A Preferred Stock from the Dividend Payment Date next preceding the date of issue of such shares, unless (i) the date of issue of such shares is prior to the record date for the First Dividend Payment Date, in which case dividends on such shares will accrue from the date of the first issuance of a share of Series A Preferred Stock or (ii) the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend and before such Dividend Payment Date, in either of which events such dividends will accrue, and be cumulative, from such Dividend Payment Date. Accrued but unpaid dividends will cumulate from the applicable Dividend Payment Date but will not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date will be not more than 60 calendar days prior to the date fixed for the payment thereof.

3.                               The holders of shares of Series A Preferred Stock shall have the following voting rights:

(a)          Subject to the provision for adjustment hereinafter set forth and except as otherwise provided in the Articles of Incorporation, as amended, or required by law, each share of Series A Preferred Stock shall entitle the holder thereof to 10,000 votes, on all matters upon which the holders of the Common Stock of the Corporation are entitled to vote. In the event the Corporation shall at any time after the Record Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)         Except as otherwise provided herein, in the Articles of Incorporation, as amended, or in any other Articles Supplementary creating a series of Preferred Stock or any similar stock, and except as otherwise required by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c)          Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4.                               (a)          Whenever dividends or other dividends or distributions payable on the Series A Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding have been paid in full, the Corporation will not:

(i)             Declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) (“Junior Stock”) to the shares of Series A Preferred Stock;

(ii)          Declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) (“Parity Stock”) with the shares of Series A Preferred Stock, except dividends paid ratably on the shares of Series A Preferred Stock and all such Parity Stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)       Redeem, purchase or otherwise acquire for consideration shares of any Junior Stock; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such Junior Stock in exchange for shares of any other Junior Stock of the Corporation; or

(iv)      Redeem, purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, may determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)         The Corporation will not permit any majority-owned subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph 4(a), purchase or otherwise acquire such shares at such time and in such manner.

5.                               Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever will be retired and canceled promptly after the acquisition thereof. All such shares will upon their cancellation become authorized but unissued shares of Common Stock.

6.                               Upon any liquidation, dissolution or winding up of the Corporation, no distribution will be made (a) to the holders of shares of Junior Stock unless, prior thereto, the holders of shares of Series A Preferred Stock have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided, however, that the holders of shares of Series A Preferred Stock will be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to a minimum per share liquidation payment of $10,000 but will be entitled to an aggregate per share liquidation payment of 10,000 times the payment made per share of Common Stock or (b) to the holders of shares of Parity Stock, except distributions made ratably on the shares of Series A Preferred Stock and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation at any time (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred Stock are then issued or outstanding, the aggregate amount to which each holder of shares of Series A Preferred Stock would otherwise be entitled immediately prior to such event pursuant to this paragraph 6 will be correspondingly adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7.                               In the event that the Corporation enters into any consolidation, merger, statutory share exchange, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, in each such case, each share of Series A Preferred Stock will at the same time be similarly exchanged for or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to ten thousand (10,000) times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation at any time (a) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (b) subdivides the outstanding shares of Common Stock, (c) combines the outstanding shares of Common Stock in a smaller number of shares or (d) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred Stock are then issued or outstanding, the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock will be correspondingly adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

8.                       The shares of Series A Preferred Stock are not redeemable.

9.                               The Series A Preferred Stock rank, with respect to the payment of dividends and the distribution of assets, junior to all other series of the Corporation’s Preferred Stock, unless the terms of such series shall so provide.

10.                         Series A Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

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IN WITNESS WHEREOF, The Ryland Group, Inc., has caused these presents to be signed in its name and on its behalf by its Chief Executive Officer and witnessed by its Secretary on                       .

WITNESS:	THE RYLAND GROUP, INC.

By:
Timothy J. Geckle		R. Chad Dreier
Secretary		Chairman of the Board of Directors and Chief Executive Officer

THE UNDERSIGNED, R. Chad Dreier, the Chairman of the Board of Directors and Chief Executive Officer of The Ryland Group, Inc., who executed on behalf of the Corporation the Articles Supplementary of which this certificate is made apart, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

R. Chad Dreier
Chairman of the Board of Directors and Chief Executive Officer

EXHIBIT B

FORM OF RIGHTS CERTIFICATE

Certificate No. R-____________________ Rights

NOT EXERCISABLE AFTER DECEMBER 18, 2018 OR EARLIER IF REDEEMED, EXCHANGED OR AMENDED. THE RIGHTS ARE SUBJECT TO REDEMPTION, EXCHANGE AND AMENDMENT AT THE OPTION OF THE COMPANY, ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES SPECIFIED IN THE RIGHTS AGREEMENT, RIGHTS THAT ARE OR WERE BENEFICIALLY OWNED BY AN ACQUIRING PERSON OR AN AFFILIATE OR AN ASSOCIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) OR A TRANSFEREE THEREOF SHALL BECOME NULL AND VOID AND NO LONGER TRANSFERABLE.

RIGHTS CERTIFICATE

THE RYLAND GROUP, INC.

This certifies that                                   , or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions, and conditions of the Rights Agreement, (the “Rights Agreement”), by and between The Ryland Group, Inc., a Maryland corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”), dated as of December 18, 2008, to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 p.m. (New York time) on the Expiration Date (as such term is defined in the Rights Agreement) at the office or offices of the Rights Agent designated for such purpose, one ten-thousandth of a fully paid nonassessable share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the “Preferred Shares”), of the Company, at a purchase price of $90 per one ten-thousandth of a Preferred Share (the “Purchase Price”), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate duly executed. If this Rights Certificate is exercised in part, the holder will be entitled to receive upon surrender hereof another Rights Certificate or Rights Certificates for the number of whole Rights not exercised. The number of Rights evidenced by this Rights Certificate (and the number of one ten-thousandths of a Preferred Share which may be purchased upon exercise thereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of the date of the Rights Agreement, based on the Preferred Shares as constituted at such date. Terms used herein with initial capital letters and not defined herein are used herein with the meanings ascribed thereto in the Rights Agreement.

As provided in the Rights Agreement, the Purchase Price and/or the number and/or kind of shares of Preferred Stock (or other securities, as the case may be) which may be purchased upon the exercise of the Rights evidenced by this Rights Certificate are subject to adjustment upon the occurrence of certain events.

This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities of the Rights Agent, the Company and the holders of the Rights Certificates, which limitations of rights include the temporary suspension of the exercisability of the Rights under the circumstances specified in the Rights Agreement. Copies of the Rights Agreement are on file at the principal executive offices of the Company and can be obtained from the Company without charge upon written request therefor.

Pursuant to the Rights Agreement, from and after the occurrence of any Person becoming an Acquiring Person, any Rights that are Beneficially Owned by (i) any Acquiring Person (or any Affiliate or Associate of any Acquiring Person), (ii) a transferee of any Acquiring Person (or any such Affiliate or Associate) who becomes a transferee after the occurrence of any Person becoming an Acquiring Person or (iii) a transferee of any Acquiring Person (or any such Affiliate or Associate) who became a transferee prior to or concurrently with any Person becoming an Acquiring Person pursuant to either (a) a transfer from an Acquiring Person to holders of its equity securities or to any Person with whom it has any continuing agreement, arrangement or understanding regarding the transferred Rights or (b) a transfer which the Board of Directors of the Company has determined is part of a plan, arrangement or understanding which has the purpose or effect of avoiding certain provisions of the Rights Agreement, and subsequent transferees of any of such Persons, will be void without any further action and any holder of such Rights will thereafter have no rights whatsoever with respect to such Rights under any provision of the Rights Agreement. From and after the occurrence of any Person becoming an Acquiring Person, no Rights Certificate will be issued that represents Rights that are or have become void pursuant to the provisions of the Rights Agreement, and any Rights Certificate delivered to the Rights Agent that represents Rights that are or have become void pursuant to the provisions of the Rights Agreement will be canceled.

This Rights Certificate, with or without other Rights Certificates, may be exchanged for another Rights Certificate or Rights Certificates entitling the holder to purchase a like number of one ten-thousandths of a Preferred Share (or other securities, as the case may be) as the Rights Certificate or Rights Certificates surrendered entitled such holder (or former holder in the case of a transfer) to purchase, upon presentation and surrender hereof at the office or offices of the Rights Agent designated for such purpose, with the Form of Assignment (if appropriate) and the related Certificate duly executed.

Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate may be redeemed by the Company at its option at a redemption price of $0.001 per Right or may be exchanged in whole or in part. The Rights Agreement may be supplemented and amended by the Company, as provided therein.

The Company is not required to issue fractions of Preferred Shares (other than fractions which are integral multiples of one ten-thousandth of a Preferred Share, which may, at the option of the Company, be evidenced by depositary receipts) or other securities issuable, as the case may be, upon the exercise of any Right or Rights evidenced hereby. In lieu of issuing such fractional Preferred Shares or other Securities, the Company may make a cash payment, as provided in the Rights Agreement.

No holder of this Rights Certificate, as such, will be entitled to vote or receive dividends or be deemed for any purpose the holder of the Preferred Shares or of any other securities of the Company which may at any time be issuable upon the exercise of the Right or Rights represented hereby, nor will anything contained herein or in the Rights Agreement be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Rights Certificate have been exercised in accordance with the provisions of the Rights Agreement.

This Rights Certificate will not be valid or obligatory for any purpose until it has been countersigned by the Rights Agent.

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WITNESS the facsimile signature of the proper officers of the Company and its corporate seal. Dated as of                           .

THE RYLAND GROUP, INC.

/s/
Name:	Timothy J. Geckle
Title:	Senior Vice President, General Counsel and Secretary

Countersigned

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

/s/
Name:
Title:

Signature page to Rights Certificate

Form of Reverse Side of Rights Certificate

FORM OF ASSIGNMENT

(To be executed by the registered holder if such holder desires to transfer the Rights Certificate)

FOR VALUE RECEIVED,                                                hereby sells, assigns and transfers unto

(Please print name and address of transferee)

this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint Attorney, to transfer the within Rights Certificate on the books of the within-named Company, with full power of substitution.

Dated :                      ,

Signature

Signature(s) Guaranteed:

SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.

The undersigned hereby certifies that the Rights evidenced by this Rights  Certificate are not beneficially owned by an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement).

Signature

CERTIFICATE

The undersigned hereby certifies by checking the appropriate boxes that:

(1)         the Rights evidenced by this Rights Certificate are not being sold, assigned, transferred, split up, combined or exchanged by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of any such Person (as such terms are defined in the Rights Agreement); and

(2)         after due inquiry and to the best knowledge of the undersigned, it did not acquire the Rights evidenced by this Rights Certificate from any Person who is, was or became an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

Dated:                    ,

Signature

Form of Reverse Side of Rights Certificate - continued

FORM OF ELECTION TO PURCHASE

(To be executed if holder desires to exercise the Rights Certificate)

To The Ryland Group, Inc.:

The undersigned hereby irrevocably elects to exercise                                  Rights represented by this Rights Certificate to purchase the one ten-thousandths of a Preferred Share or other securities issuable upon the exercise of such Rights and requests that certificates for such securities be issued in the name of and delivered to:

Please insert social security or other identifying number:

(Please print name and address)

If such number of Rights is not all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance remaining of such Rights will be registered in the name of and delivered to:

Please insert social security or other identifying number:

(Please print name and address)

Dated:                        ,

Signature

Signature(s) Guaranteed:

SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.

The undersigned hereby certifies that the Rights evidenced by this Rights Certificate are not beneficially owned by an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement).

Signature

CERTIFICATE

The undersigned hereby certifies by checking the appropriate boxes that:

(1) the Rights evidenced by this Rights Certificate are not being exercised by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of any such Person (as such terms are defined pursuant to the Rights Agreement); and

(2) after due inquiry and to the best knowledge of the undersigned, it did not acquire the Rights evidenced by this Rights Certificate from any Person who is, was, or became an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

Dated:                              ,

Signature

NOTICE

The signature in the Form of Assignment or Form of Election to Purchase, as the case may be, must conform to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.

In the event the certification set forth above in the Form of Assignment or the Form of Election to Purchase, as the case may be, is not completed, such Assignment or Election to Purchase will not be honored.

EXHIBIT C

UNDER CERTAIN CIRCUMSTANCES, AS SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS OWNED BY OR TRANSFERRED TO ANY PERSON WHO IS OR BECOMES AN ACQUIRING PERSON (AS DEFINED IN THE RIGHTS PLAN) AND CERTAIN TRANSFEREES THEREOF WILL BECOME NULL AND VOID AND WILL NO LONGER BE TRANSFERABLE.

SUMMARY OF RIGHTS

On December 17, 2008, the Board of Directors (the “Board”) of The Ryland Group, Inc., a Maryland corporation (the “Company”), adopted a rights plan and declared a dividend of one preferred share purchase right for each outstanding share of common stock. The dividend is payable to our stockholders of record as of December 29, 2008. The terms of the rights and the rights plan are set forth in a Rights Agreement, by and between us and American Stock Transfer & Trust Company, LLC, as Rights Agent, dated as of December 18, 2008 (the “Rights Plan”).

This summary of rights provides only a general description of the Rights Plan, and thus, should be read together with the entire Rights Plan, which is incorporated into this summary by reference. All capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Rights Plan. Upon written request, the Company will provide a copy of the Rights Plan free of charge to any of its stockholders.

Our Board of Directors adopted the Rights Plan in an effort to protect stockholder value by attempting to diminish the risk that our ability to use our net operating losses and unrealized losses (collectively, the “NOLs”) to reduce potential future federal income tax obligations may become substantially limited. We have experienced and continue to experience substantial operating losses, including realized losses for tax purposes from sales of inventory and land previously written down for financial statement purposes, which would produce NOLs. Under the Internal Revenue Code and regulations promulgated by the U.S. Treasury Department, we may “carry forward” these NOLs in certain circumstances to offset any current and future taxable income and thus reduce our federal income tax liability, subject to certain requirements and restrictions. To the extent that the NOLs do not otherwise become limited, we believe that we will be able to carry forward a significant amount of NOLs, and therefore these NOLs could be a substantial asset to us. However, if we experience an “Ownership Change,” as defined in Section 382 of the Internal Revenue Code, our ability to use the NOLs, including NOLs later arising from sales of land and inventory previously written down, will be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could therefore significantly impair the value of that asset.

The Rights Plan is intended to act as a deterrent to any person or group acquiring 4.9% or more of our outstanding common stock (an “Acquiring Person”) without the approval of our Board of Directors. Stockholders who own 4.9% or more of our outstanding common stock as of the close of business on December 29, 2008 will not trigger the Rights Plan so long as they do not (i) acquire any additional shares of common stock or (ii) fall under 4.9% ownership of common stock and then re-acquire 4.9% or more of the common stock of the Company. The Rights Plan does not exempt any future acquisitions of common stock by such persons. Any rights held by an Acquiring Person are void and may not be exercised. Our Board of Directors may, in its sole discretion, exempt any person or group from being deemed an Acquiring Person for purposes of the Rights Plan.

The Rights. Our Board authorized the issuance of one right per each outstanding share of our common stock payable to our stockholders of record as of December 29, 2008. Subject to the terms, provisions and conditions of the Rights Plan, if the rights become exercisable, each right would initially represent the right to purchase from us one ten-thousandth of a share of our Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) for a purchase price of $90.00 (the “Purchase Price”). If issued, each fractional share of preferred stock would give the stockholder approximately the same dividend, voting and liquidation rights as does one share of our common stock. However, prior to exercise, a right does not give its holder any rights as a stockholder of the Company, including without limitation any dividend, voting or liquidation rights.

Exercisability. The rights will not be exercisable until the earlier of (i) 10 business days after a public announcement by us that a person or group has become an Acquiring Person and (ii) 10 business days after the commencement of a tender or exchange offer by a person or group for 4.9% or more of our common stock.

We refer to the date that the rights become exercisable as the “Distribution Date.” Until the Distribution Date, our common stock certificates will evidence the rights and will contain a notation to that effect. Any transfer of shares of common stock prior to the Distribution Date will constitute a transfer of the associated rights. After the Distribution Date, the rights may be transferred other than in connection with the transfer of the underlying shares of common stock unless and until our Board has determined not to affect an exchange pursuant to the Rights Plan (as described below).

After the Distribution Date, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right and payment of the Purchase Price, that number of shares of common stock having a market value of two times the Purchase Price.

Exchange. After the Distribution Date, the Board may exchange the Rights (other than rights owned by an Acquiring Person which will have become void), in whole or in part, at an exchange ratio of one share of common stock, or a fractional share of Series A Preferred Stock (or of a share of a similar class or series of the Company’s preferred stock having similar rights, preferences and privileges) of equivalent value, per Right (subject to adjustment).

Stockholder Approval. The Company intends to submit the Rights Plan for stockholder approval (“Stockholder Approval”) at a meeting of stockholders of the Company.

Expiration. The rights and the Rights Plan will expire on the earliest of (i) December 18, 2018, (ii) the time at which the Rights are redeemed pursuant to the Rights Agreement, (iii) the time at which the Rights are exchanged pursuant to the Rights Agreement, (iv) the repeal of Section 382 of the Code or any successor statute if the Board determines that the Rights Agreement is no longer necessary for the preservation of Tax Benefits, (v) the beginning of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward and (vi) December 18, 2009 if Stockholder Approval has not been obtained.

Redemption. At any time prior to the time an Acquiring Person becomes such, the Board may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Anti-Dilution Provisions. Our Board may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding rights to prevent dilution that may occur as a result of certain events, including among others, a stock dividend, a stock split or a reclassification of the preferred shares or our common stock. No adjustments to the purchase price of less than 1% will be made.

Amendments. Before the Distribution Date, our Board may amend or supplement the Rights Plan without the consent of the holders of the Rights. After the Distribution Date, our Board may amend or supplement the Rights Plan only to cure an ambiguity, to alter time period provisions, to correct inconsistent provisions, or to make any additional changes to the Rights Plan, but only to the extent that those changes do not impair or adversely affect any rights holder and do not result in the rights again becoming redeemable, and no such amendment may cause the Rights again to become redeemable or cause this Rights Agreement again to become amendable other than in accordance with this sentence.

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THE RYLAND GROUP, INC.

Proxy Solicited on Behalf of the Board of Directors

Annual Meeting of Stockholders – April 29, 2009

The undersigned stockholder of The Ryland Group, Inc. (the “Corporation”) acknowledges receipt  of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated March 12, 2009, and  constitutes and appoints R. CHAD DREIER, Chairman and Chief Executive Officer of the Corporation,  and TIMOTHY J. GECKLE, Secretary of the Corporation, and each of them, as true and lawful  proxies with full power of substitution, to vote all shares which the undersigned is entitled to vote at  the Annual Meeting of Stockholders of the Corporation to be held at The Ritz-Carlton, 4375  Admiralty Way, Marina del Rey, California, on Wednesday, April 29, 2009 at 8:00 a.m., local time, and  at any adjournments thereof.

This proxy covers all shares for which the undersigned has the right to give voting instructions to  Vanguard Fiduciary Trust Company, Trustee of the Corporation’s Retirement Savings Opportunity Plan  (the “Plan”). This proxy, when properly executed, will be voted as directed. If no direction is given to  the Trustee by 5:00 p.m. on April 24, 2009, the Plan’s Trustee will vote your shares held in the Plan,  “FOR” the election of Directors, and “FOR” proposals 2, 3, and 7 and “AGAINST” proposals 4, 5 and  6.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

THE RYLAND GROUP, INC.

April 29, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card
are available at - http://investor.shareholder.com/ryl/sec.cfm

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

 Please detach along perforated line and mail in the envelope provided.

	20833333300000000000 3			042909
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS
AND “FOR” PROPOSALS 2, 3 AND 7 AND “AGAINST” PROPOSALS 4, 5 AND 6.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒
					FOR	AGAINST	ABSTAIN
1. Election of Directors:			2.	Approval of an Amendment to The Ryland Group, Inc. Articles of Incorporation.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: R. Chad Dreier Leslie M. Frécon Roland A. Hernandez William L. Jews Ned Mansour Robert E. Mellor Norman J. Metcalfe Charlotte St. Martin	3	Approval of The Ryland Group, Inc. Shareholder Rights Plan.	☐	☐	☐
			4.	Consideration of a proposal from The Nathan Cummings Foundation (a stockholder).	☐	☐	☐
			5.	Consideration of a proposal from certain retirement systems and pension funds of the employees of the City of New York (stockholders).	☐	☐	☐
			6.	Consideration of a proposal from Amalgamated Bank LongView MidCap 400 Index Fund (a stockholder).	☐	☐	☐
			7.	Ratification of the appointment of Ernst & Young LLP as Ryland’s independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐
			8.	In their discretion upon other business as may properly come before the meeting.

INSTRUCTION:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

This proxy is solicited on behalf of the Board of Directors of The Ryland  Group, Inc. This proxy, when properly executed, will be voted in  accordance with the instructions given above. If no instructions are given,  this proxy will be voted “FOR” the election of Directors, and “FOR”  proposals 2, 3 and 7 and “AGAINST” proposals 4, 5 and 6.

To change the address on your account, please check the box at right and  indicate your new address in the address space above. Please note that  changes to the registered name(s) on the account may not be submitted via  this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.